Exhibit 99.3

[Translation]

Securities Code No. 2306

January 6, 2011

To Our Shareholders:

VIC TOKAI CORPORATION

2-6-8, Tokiwa-cho, Aoi-ku, Shizuoka-shi, Shizuoka, Japan

Hiroshi Hayakawa, Representative Director and President

Convocation Notice of Extraordinary Meeting of Shareholders

VIC TOKAI CORPORATION (the “Company”) cordially invites you to attend the Company’s extraordinary meeting of shareholders to be held as set forth below.

If you are unable to attend the meeting, your voting rights may be exercised in writing. Please review the reference materials for the extraordinary meeting of shareholders set out below, indicate your vote on the Proxy Card enclosed herein, and return it by mail to be delivered to the Company by the end of the Company’s business hour (5:45 PM) on Thursday, January 20, 2011.

1.	Date and Time:	January 21, 2011 (Friday) at 2:00 PM
2.	Place:	GRANDAIR Bouquet TOKAI “Symphony”
Aoi Tower 4th Floor
17-1, Kouyamachi, Aoi-ku, Shizuoka-shi
(Please refer to the “Location Map to the Venue of the Extraordinary Shareholders Meeting” indicated at the end of this notice)
3.	Purpose of the Meeting
Matters to be Resolved:
	Proposal No. 1:	Establishment of a Wholly-Owning Parent Company by way of Share Transfer
	Proposal No. 2:	Partial Amendments to the Articles of Incorporation

4.	Matters Decided with regard to the Convocation

If you plan to exercise your voting rights in inconsistent ways, please inform the Company in writing of your intention and the reason therefor, by no later than three (3) days prior to the meeting of shareholders.

1.	When you attend the meeting, please submit the Proxy Card enclosed herein.
2.	If matters in the reference materials for the extraordinary meeting of the shareholders are to be revised, revised matters will be announced by the Company through the Company’s website (address:http://www.victokai.co.jp/).

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Reference Materials for the Extraordinary Meeting of Shareholders

Proposals and Reference Matters

Proposal No. 1: Establishment of a Wholly-Owning Parent Company by way of Share Transfer

1.	Reasons for the Share Transfer

(1)	Background of the Integration

We, the TOKAI Group, marked our 60th anniversary last December. During these years, setting our focus primarily on the expansion of our customer base, we have steadily diversified our business and provided various services which are closely related to the everyday life of our customers. As a result, we have established a customer base of 2,260,000 customers in Tokyo and eight prefectures in the Kanto and Tokai areas, mainly in the stable energy sector and the information and telecommunications sector which has potential growth opportunities, and the Group has grown in size to consolidated sales of approximately JPY 160 billion and consolidated ordinary income of JPY 10.8 billion.

TOKAI CORPORATION (“TOKAI”) has developed into a general service company in the community which provides a wide range of services closely related to the everyday life of our customers, concentrating mainly on the gas business, the purpose of which is to provide a stable and safe supply of energy. TOKAI also conducts business in information and telecommunications (broadband and mobile), housing and facilities, bridal, insurance, security and recent years, delivery service of mineral water.

The Company, as a general full-scale information and telecommunications service provider, which uses its own optical fiber trunk line network along the Higashi-Meihan Expressway, has been steadily expanding its business by providing CATV broadcast services, broadband services, inter-company telecommunications services and information services.

However, despite the expected expansion of the China market and other emerging markets, the economic environment surrounding Japan still remains unclear due to the economic downturn in the U.S. and the financial problems in Europe. Consumer spending is consistently decreasing due to (a) the lingering economic downturn, as well as (b) the population decrease as a result of the aging population and declining birth rate, (c) severe employment situation and (d) stagnant growth in income, and our domestic economy in Japan, is required to make severe structural changes. Furthermore, in our highly progressed information society, only those companies that adequately meet the consistently changing needs of consumers can survive.

Looking at the business environment surrounding the TOKAI Group, as for the gas business, which is the main business of TOKAI, while a downward trend in demand is expected, the competition in electricity in particular is becoming more fierce, and based on the societal demand for measures to address global environmental problems, such as the reduction of CO2, the introduction of renewable energies has been increasing. On the other hand, as for the information and telecommunications business, which is the main business of the Company, while competition in price and services with major telecommunications carriers with large capital strength is becoming more fierce, establishment of a new business model based on further innovation of ICT (Information and Communication Technology), which has now become part of people’s everyday life, is required.

(2)	Purpose of the Integration

Under the circumstances described above, after conducting substantial discussions between

TOKAI and the Company, we now have the common recognition that we need to achieve sustainable growth by providing our customers, whom we have built up over our 60-year history, with comprehensive products and services that meet all kinds of needs from everyday life, in a further community-based manner and with unified Group effort. In order to achieve this goal, we have reached the conclusion that the integration of TOKAI and the Company, and the implementation of the organizational operation as a Group under a joint holding company, will be the best option for both companies.

Going forward, we will contribute to the realization of a safe, convenient and comfortable community and aim for the further maximization of the Group’s corporate value by pursuing the following Group synergies under the holding company structure:

(i)	Further growth through the implementation of an agile and a flexible organization restructuring:

1)	Establish a system and structure which enable the provision of comprehensive range of wide and diverse life services to customers of TOKAI (1,160,000 customers) and the Company (1,100,000 customers) more promptly and accurately;

2)	Optimum allocation of operating resources by (a) making active investments into growth sectors and (b) making efficient investments into mature sectors, as well as by reviewing any underperforming businesses (“Selection and Concentration”) in accordance with the organizational restructuring of the Group; and

3)	Cancellation of the parent-subsidiary listings and establish a unified organizational operation structure under the holding company structure, in order to try to expedite the decision-making process to respond to the rapidly changing market.

(ii)	Aggregating management resources, and improving efficiency by eliminating overlapping marketing organizations:

1)	Aggregating optical fiber trunk line networks along the Higashi-Meihan Expressway that are separately owned by TOKAI and the Company; and

2)	Eliminating overlapping sales resources of inter-company telecommunications services and broadband ISP business resources that are separately owned by TOKAI and the Company.

(iii)	Cross-Group cost reduction:

1)	Promoting standardization and rationalization of business processing through the aggregation of administrative departments of each Group company; and

2)	Promoting efficiency and rationalization of services by aggregating each Group company’s logistics and marketing resources.

(iv)	Strengthening financial health and raising the capital adequacy ratio by reducing interest-bearing debts:

1)	Shifting from a stage of aggressive investment with a focus on broadening the revenue base to a stage where greater emphasis is placed on investment efficiency; and

2)	Integrating financial functions through the joint holding company, and improving the efficiency of fund management by introducing a cash management system.

(v)	Training personnel by the Group as a whole:

1)	Training a new generation of leaders with abundant cross-Group knowledge and experience who can manage the entire Group; and

2)	Training personnel who can provide products and services in accordance with the customers’ needs in an appropriate manner.

(3)	Group Management Goals

In addition to the improvement of profitability deriving from the Group synergy effect of the management integration, we will strengthen financial health by increasing cash flow through improvement of investment efficiency.

Specific figures of management goals are scheduled to be announced in May 2011.

In this proposal, we request approval of the establishment of “TOKAI Holdings Corporation” as a wholly-owning parent company, by way of a share transfer (the “Share Transfer”) to be conducted pursuant to the Share Transfer Plan prepared jointly by TOKAI and the Company, and TOKAI and the Company becoming wholly-owned subsidiaries of such company, for the purposes stated above (the “Share Transfer Plan”).

If the shareholders approve this proposal, TOKAI and the Company will establish the above-mentioned “TOKAI Holdings Corporation” on the effective date of April 1, 2011, and both companies will thereafter aim to further maximize the Group’s corporate value under “TOKAI Holdings Corporation.”

2.	Outline of the Share Transfer Plan

Outline of the Share Transfer plan is as described in the “Share Transfer Plan (Copy)” set out below.

3.	Appropriateness of the Provisions Concerning the Matters listed in Article 773(1)(v) and (vi) of the Companies Act

(1)	Matters concerning allotment of shares of the Wholly-Owning Parent Company Established Pursuant to the Share Transfer

TOKAI and the Company have determined the ratio of allotment of common shares of the wholly-owning parent company, “TOKAI Holdings Corporation,” to be delivered to the respective shareholders of TOKAI and the Company, which will be its wholly-owned subsidiaries, upon the incorporation of “TOKAI Holdings Corporation” by way of the Share Transfer (“Share Transfer Ratio”) as follows:

(i)	The Share Transfer Ratio is as follows:

1 share of common stock of “TOKAI Holdings Corporation” will be allotted and delivered for each share of common stock of TOKAI, and 2.3 shares of common stock of “TOKAI Holdings Corporation” will be allotted and delivered for each share of common stock of the Company. A share unit for “TOKAI Holdings Corporation” is scheduled to be 100 shares.

In case there is any fraction of less than one share of common stock of “TOKAI Holdings Corporation” that is to be delivered to the shareholders of TOKAI or the Company in the Share Transfer, a cash amount equivalent to that fraction will be paid to the shareholders pursuant to Article 234 of the Companies Act of Japan and other relevant laws and regulations.

Number of new shares to be delivered by “TOKAI Holding Corporation” is scheduled to be 155,222,767 shares of common stock. The number of new shares is calculated based on the total number of issued and outstanding shares of TOKAI and the Company as of September 30, 2010 (i.e., 75,750,394 shares for TOKAI and 39,682,800 shares for the Company). Because both TOKAI and the Company are contemplating to redeem their respective treasury stocks that are practically redeemable no later than the day before the incorporation date of the joint holding company, the number of the new shares to be issued by “TOKAI Holding

Corporation” will fluctuate. If there is any change in the total number of the issued and outstanding shares, the number of new shared to be issued by “TOKAI Holding Corporation” may fluctuate.

(ii)	The calculation basis for the Share Transfer Ratio is as follows.

In order to ensure the fairness of the Share Transfer Ratio applied to the Share Transfer, TOKAI has retained Nikko Cordial Securities Inc. (“Nikko Cordial Securities”) and the Company has retained Mizuho Securities Co., Ltd. (“Mizuho Securities”), and each has requested to their respective advisors to calculate the Share Transfer Ratio whereupon they have received the calculation report of the Share Transfer Ratio.

Upon calculating the Share Transfer Ratio, Nikko Cordial Securities, after analyzing the financial information of TOKAI and the Company and the terms and conditions of the Share Transfer, adopted following calculation methods due to the reasons stated below:

(a) Historical Stock Price Analysis

Since the shares of both TOKAI and the Company are listed on stock exchanges and there are market prices for the shares thereof, Nikko Cordial Securities has adopted the historical stock price analysis; and

(b) Discounted Cash Flow Method (“DCF Method”)

In order to reflect future business activities into the valuation, Nikko Cordial Securities has adopted DCF method.

The results of the calculation using each valuation method are as follows (the Valuation Range of Share Transfer Ratio indicated below stipulates the valuation range of one common stock of TOKAI to a range of the common stock of the Company):

	Valuation Method	Valuation Range of Share Transfer Ratio
(a)	Historical Stock Price Analysis	1:1.93-2.09
(b)	DCF Method	1:1.09-2.38

Upon applying the historical price analysis, November 12, 2010 has been set as the reference date, and the average closing share prices for the one-month period from October 13, 2010 to November 12, 2010 and the three-month period from August 13, 2010 to November 12, 2010 prior to the reference date were used.

In calculating the Share Transfer Ratio, Nikko Cordial Securities has not independently valued or appraised the assets and liabilities of TOKAI and the Company, conducted any due diligence with the involvement of certified public accountants or any other professionals, nor has Nikko Cordial Securities received independent valuations, etc., from any third party. Upon preparing the calculation report of the Share Transfer Ratio, Nikko Cordial Securities has assumed that all information and materials used to prepare the calculation report of the Share Transfer Ratio were accurate and complete, the future business plans and financial forecasts of each of TOKAI and the Company contained in such information and materials were reasonably prepared based on the best forecasts and judgments currently available, and there was no undisclosed information which may have a material effect on the calculation report of the Share Transfer Ratio of TOKAI and the Company.

Upon calculating the Share Transfer Ratio, Mizuho Securities, after analyzing the financial information of TOKAI and the Company and the terms and conditions of the Share Transfer, adopted following calculation methods due to the reasons stated below:

(a)	Historical Stock Price Analysis

Since the shares of both Parties are listed on stock exchanges and there are market prices for the shares thereof, Mizuho Securities has adopted the historical stock price analysis.

(b)	DCF Method

In order to appropriately reflect future business activities into the valuation, Mizuho Securities has adopted DCF method.

The results of the calculation using each valuation method are as follows (the Valuation Range of Share Transfer Ratio indicated below stipulates the valuation range of one common stock of TOKAI to a range of the common stock of the Company):

	Valuation Method	Valuation Range of Share Transfer Ratio
(a)	Historical Stock Price Analysis	1:1.93-2.11
(b)	DCF Method	1:2.01-3.19

In calculating the historical stock price analysis, November 12, 2010 has been set as the reference date, and the one-week period, the one-month period, and the three-month period were adopted.

In calculating the Share Transfer Ratio, Mizuho Securities has used the information received from TOKAI and the Company, the information generally available to public, etc., has assumed that all such materials and information were accurate and complete and that there was no fact that was not disclosed to Mizuho Securities which may have a material effect on the calculation of the Share Transfer Ratio, and has not independently verified the accuracy and completeness thereof. Mizuho Securities has not independently valued or appraised the assets and liabilities (including contingent liabilities) of both companies and their respective subsidiaries and affiliates, conducted any due diligence with the involvement of certified public accountants or other professionals, nor has Mizuho Securities received independent evaluations, etc., from any third party. The calculation of the Share Transfer Ratio prepared by Mizuho Securities reflects the information and economic conditions available as at November 12, 2010, and it was assumed that the financial forecasts (including the profit plans and other information) of both companies were reasonably prepared based on the best forecasts and judgments currently available from the management of both companies.

In addition, we are not expecting any material increase or decrease in profits, as indicated in each of the future profit plans of TOKAI and the Company that were the basis of DCF method adopted by Nikko Cordial Securities and Mizuho Securities, respectively.

As stated above, TOKAI and the Company have (a) respectively requested Nikko Cordial Securities and Mizuho Securities to calculate the Share Transfer Ratio for the Share Transfer, (b) comprehensively considered the capital relationship between TOKAI and the Company, as well as their respective financial conditions, the current status of assets, future prospects, etc., by making references to the calculation results and advice from their outside professionals regarding the Share Transfer Ratio submitted by their respective third party professionals, (c) conducted careful and repeated mutual discussions regarding the Share Transfer Ratio, and as a result thereof, (d) finally determined that the above Share Transfer Ratio is reasonable and contributes to the interests of the shareholders of both companies; thus, both companies determined and agreed upon the Share Transfer Ratio for the Share Transfer at their respective board of directors meetings held on November 18, 2010.

(2)	Matters concerning amounts of capital, reserves, etc. of the Wholly-Owning Parent Company Established Pursuant to the Share Transfer

TOKAI and the Company have determined the respective amounts of the capital, reserves, etc. of “TOKAI Holdings Corporation” to be as follows upon the incorporation of “TOKAI Holdings Corporation” by way of the Share Transfer.

(i)	The respective amounts of the capital, reserves, etc. of “TOKAI Holding Corporation” are as follows:

1)	Capital	JPY	14,000,000,000
2)	Capital Reserve	JPY	3,500,000,000
3)	Retained Earnings Reserve	JPY	0

(ii)	The respective amounts of the capital, reserves, etc. of “TOKAI Holdings Corporation” above have been determined within the scope of the provisions of Article 52 of the Ordinance on Accounting of Companies upon comprehensive consideration and review of the post-incorporation capital strategies and financial conditions, etc. of “TOKAI Holdings Corporation” and consultation between TOKAI and the Company.

4.	Appropriateness of the Provisions Concerning the Matters listed in Article 773(1)(ix) and (x) of the Companies Act (Appropriateness of the Share Options and Allocations thereof by the Wholly-Owning Parent Company Established Pursuant to the Share Transfer upon the Share Transfer

Taking into account the terms and conditions of the share options listed in (1) through (6) below which TOKAI and the Company respectively issued and the Share Transfer Ratio, and from the perspective of equally protecting the rights of the holders of shares of common stock and the holders of the respective share options, TOKAI and the Company have determined to issue the respective share options of “TOKAI Holdings Corporation” to the holders of the relevant respective share options in exchange for the relevant respective share options held thereby, under the terms, conditions and ratio provided in (1) through (6) below:

(1)	To the holders of Series 3 Share Options of TOKAI CORPORATION (as stated in the Share Transfer Plan Exhibit 2 hereof), one (1) unit of Series 1 Share Options of TOKAI Holdings Corporation (as stated in the Share Transfer Plan Exhibit 3 hereof) in exchange for one (1) unit of the relevant share options held thereby.

(2)	To the holders of Series 4 Share Options of TOKAI CORPORATION (as stated in the Share Transfer Plan Exhibit 4 hereof), one (1) unit of Series 2 Share Options of TOKAI Holdings Corporation (as stated in the Share Transfer Plan Exhibit 5 hereof) in exchange for one (1) unit of the relevant share options held thereby.

(3)	To the holders of Series 5 Share Options of TOKAI CORPORATION (as stated in the Share Transfer Plan Exhibit 6 hereof), one (1) unit of Series 3 Share Options of TOKAI Holdings Corporation (as stated in the Share Transfer Plan Exhibit 7 hereof) in exchange for one (1) unit of the relevant share options held thereby.

(4)	To the holders of Series 2 Share Options of VIC TOKAI CORPORATION (as stated in the Share Transfer Plan Exhibit 8 hereof), one (1) unit of Series 4 Share Options of TOKAI Holdings Corporation (as stated in the Share Transfer Plan Exhibit 9) hereof in exchange for one (1) unit of the relevant share options held thereby.

(5)	To the holders of Series 3 Share Options of VIC TOKAI CORPORATION (as stated in the Share Transfer Plan Exhibit 10 hereof), one (1) unit of Series 5 Share Options of TOKAI Holdings Corporation (as stated in the Share Transfer Plan Exhibit 11) hereof in exchange for one (1) unit of the relevant share options held thereby.

(6)	To the holders of Series 4 Share Options of VIC TOKAI CORPORATION (as stated in the Share Transfer Plan Exhibit 12 hereof), one (1) unit of Series 6 Share Options of TOKAI Holdings Corporation (as stated in the Share Transfer Plan Exhibit 13) hereof in exchange for one (1) unit of the relevant share options held thereby.

5.	Matters Concerning TOKAI

(1)	Details of financial statements for the most recent business year (Ending on March 2010) The details of the financial statements of TOKAI for the business year ending on March 2010 are as provided in the Exhibit to Proposal 1 of the Reference Materials for the Extraordinary Meeting of Shareholders.

(2)	Details of subsequent events that materially affect the condition of the corporate assets that have taken place after the last day of the most recent business year

Not applicable.

6.	Subsequent Events of the Company that Materially Affect the Condition of the Corporate Assets that Have Taken Place after the Last Day of the Most Recent Business Year

The Company passed a resolution at the board of directors meetings held on November 1, 5 and 25, 2010 on acquisition of shares of Dream Wave Shizuoka Co., Ltd, and on each date, executed share transfer agreements.

The outline of the share acquisition is as follows:

(i)	Purpose of the share acquisition

To expand the business area by means of capital participation to a cable television operator

(ii)	Names of the companies from which the Company acquired the shares of Dream Wave Shizuoka Co., Ltd.

Suzuyo Holdings & Co., Ltd., Suzuyo Shoji CO., LTD., Suzuyo System Technology Co., Ltd., and 33 other companies.

(iii)	Outline of the subject company of the share acquisition

1)	Company name: Dream Wave Shizuoka Co., Ltd.

2)	Principal business: Cable television broadcasting, telecommunication business

3)	Location of head office: 2-1-5, Nakanogo, Shimizu-ku, Shizuoka-shi, Shizuoka

4)	Names of the representatives: Yohei Suzuki, Representative Director and Chairman; and Mamoru Nakada, Representative Director and President

5)	Amount of capital:	JPY	684,000,000

6)	Net assets:	JPY	704,198,000

7)	Total assets:	JPY	1,898,228,000

(iv)	Timing of the share acquisition

November 29, 2010

(v)	Number and price of the shares acquired, and share holding ratio after the acquisition

8)	Number of shares acquired: 33,932 shares

9)	Acquisition price: JPY 2,501,000,000

10)	Share holding ratio after the acquisition: 58.3%

In addition to the above, the Company is scheduled to acquire 2,721 shares held by Suzuyo Holdings & Co., Ltd. in or after September 2011.

7.	Matters Concerning the Directors of the Wholly-Owning Parent Company Established Pursuant to the Share Transfer

The individuals who will become the directors of “TOKAI Holdings Corporation” are as follows:

Name (Date of Birth)	Profile, Positions, Responsibilities and Material Concurrently Held Positions		(1) Number of Shares of TOKAI Held (2) Number of Shares of the Company Held (3) Number of Shares of “TOKAI Holdings Corporation” to be Allotted
Katsuhiko Tokita (April 6, 1945)	Apr. 1968	Joined the Ministry of International Trade and Industry (Currently Ministry of Economy, Trade and Industry)	(1) 109,000 (2) 79,100 (3) 290,930
	Jun. 1992	Director of General Coordination Division of Agency for Natural Resources and Energy
	Jul. 1996	Director-General of Bureau of Equipment of Defense Agency
	Jun. 1998	Director-General of Small and Medium Enterprise Agency
	Sept. 1999	Vice President and Member of the Board of Japan National Oil Corporation
	Sept. 2002 Jun. 2003	Adviser of TOKAI Representative Director and Vice President of TOKAI
	Jun. 2005	Representative Director and President of TOKAI
	Jun. 2008	Representative Director and Vice Chairman of TOKAI
	Oct. 2009	Representative Director and Chairman of TOKAI (Currently Held)
	Jun. 2010	Director and Chairman of the Company (Currently Held)
Masao Saigo (May 15, 1944)	Oct. 1969	Joined TOKAI	(1) 109,505 (2) 80,000 (3) 293,505
	Jun. 1992	Director of TOKAI
	Apr. 1994	Managing Director of TOKAI
	Jun. 1998	Executive Director of TOKAI
	Apr. 2004	Representative Director and Vice President of TOKAI
	Apr. 2006	Director of TOKAI
	Jun. 2006	Representative Director and President of TOKAI GAS CORPORATION
	Jun. 2010	Representative Director and President of TOKAI (Currently Held)
Takanori Mamuro (September 4, 1952)	Dec. 1994	Executive Secretary of TOKAI	(1) 62,000 (2) 20,000 (3) 108,000
	Jun. 2001	General Manager of Financial Corporation Planning Division of Mizuho Holdings, Inc.
	Apr. 2003	General Manager of Human Resources Division of TOKAI
	Jun. 2004	Director of TOKAI
	May 2005	Managing Director of TOKAI
	Jun. 2008	Director, Senior Operating Officer and General Manager of Administration Headquarters of TOKAI
	Apr. 2010	Director, Executive Operating Officer and General Manager of Administration Headquarters of TOKAI (Currently Held)

Kuniyoshi Muramatsu (September 6, 1958)	Apr. 1981	Joined TOKAI	(1) 26,000 (2) 15,140 (3) 60,822
	Jul. 2000	General Manager of Information and Telecommunications Development Office of TOKAI
	May 2004	Administration Officer and General Manager of ADSL Business Division of TOKAI
	Jun. 2006	Director and General Manager of Security Net Business Division of TOKAI
	Jun. 2008	Senior Operating Officer and General Manager of Information and Telecommunications Headquarters of TOKAI
Dec. 2009 Sept. 2010

Senior Operating Officer and Vice General Manager of Management Administration Headquarters of TOKAI

Senior Operating Officer and in charge of Mission-Critical System General Promotion Office of TOKAI (Currently Held)

Mitsuhaya Suzuki (August 21, 1957)	Apr. 1983	Joined TOKAI	(1) 3,000 (2) 7,640 (3) 20,572
	Jul. 2000	General Manager of Net Services Marketing Division of TOKAI
	Jun. 2006	Administration Officer and General Manager of Net Marketing Division No.1, Special Procurement Marketing Division and Net Marketing Division No.2 of TOKAI
	May 2008	Administration Officer and General Manager of Security Net Business Division of TOKAI
	Jun. 2008	Operating Officer and General Manager of Security Net Business Division of TOKAI
	Sept. 2010	Operating Officer and in charge of New Business Development Division of TOKAI (Currently Held)
Hidetsugu Mizoguchi (November 20, 1961)	Apr. 1985	Joined TOKAI	(1) 1,000 (2) 80 (3) 1,184
	Sept. 2001	General Manager of Information and Telecommunications Headquarters, Marketing Planning Group of TOKAI
	Jun. 2008	Administration Officer of TOKAI
	Oct. 2009	Administration Officer and General Manager of Planning and Research Division of TOKAI
	Dec. 2009	Operating Officer and in charge of Planning and Research Division of TOKAI
	Nov. 2010	Operating Officer and in charge of Group Consolidation General Promotion Office and Planning and Research Division of TOKAI (Currently Held)
Masayoshi Yabuzaki (April 2, 1948)	Mar. 1969	Joined TOKAI	(1) 37,370 (2) 81,570 (3) 224,981
	Sept. 1986	General Manager of Development Division, Kanto Branch Office of TOKAI
	Jun. 1995	Director of TOKAI
	Jul. 1999	Managing Director of TOKAI
	Apr. 2004	Executive Director of TOKAI
	Jun. 2008	Director and Executive Operating Officer of TOKAI
	Apr. 2010	Director, Vice President and Operating Officer of TOKAI
	Jun. 2010	Director, Vice President, Operating Officer and Representative of Tokyo Headquarters of TOKAI (Concurrently Held)

Yasuhiro Fukuda (December 25, 1957)	Apr. 1980	Joined TOKAI	(1) 1,000 (2) 31,640 (3) 73,772
	Jan. 2001	Director of Tokai Broadband Communications Co., Ltd. (Currently the Company)
	Oct. 2005	Managing Director of the Company
	Jun. 2008	Executive Director of the Company
	Jun. 2010	Representative Director and Executive Officer of the Company (Currently Held)
Kenichi Kobayashi (January 10, 1948)	Apr. 1971	Joined the Shizuoka Bank, Ltd. (“Shizuoka Bank”)	(1) 0 (2) 0 (3) 0
	Jun. 1998	Administration Officer and Head of Gohuku-cho Branch of Shizuoka Bank
	Apr. 1999	Operating Officer and General Manager of Marketing Division of Head Office of Shizuoka Bank
	Jun. 2001	Senior Operating Officer of Shizuoka Bank
	Jun. 2003	Director and Senior Operating Officer of Shizuoka Bank
	Jun. 2005	Representative Director and President of SHIZUGIN LEASE Co., Ltd. (Currently Held)
	Jun. 2010	Director of TOKAI (Currently Held)
Kenichiro Suzuki (July 13, 1975)	Sept. 1991	Director of Naka-Nihon Van Lease Co., Ltd. (Currently Held)	(1) 0 (2) 0 (3) 0
	Jun. 1998	Director of Suzuyo Fudosan Co., Ltd. (Currently SUZUYO KOSAN Co., Ltd). (Currently Held)
	Apr. 2000	Joined Nippon Yusen Kabushiki Kaisha
	Jul. 2000	Director of Suzuyo Shoji Co., Ltd. (Currently Held)
	Nov. 2000	Director of Suzuyo Co., Ltd.
	Jan. 2003	Director of Kashiwa Kogyo Co., Ltd. (Currently Held)
	Sept. 2009	Director of SSK Foods Co., Ltd
	Nov. 2009	Director of Suzuyo Holdings Co., Ltd.
	Nov. 2010	Managing Director of Suzuyo Holdings (Currently Held)
	Nov. 2010	Managing Director of Suzuyo Co., Ltd. (Currently Held)
	Dec. 2010	Managing Director of SSK Foods Co., Ltd. (Currently Held)

(Note)

1.	The number of shares of TOKAI or the Company held is indicated based on the shareholding status as of the date on which this Convocation Notice and the Reference Materials for the Extraordinary Meeting of Shareholders were prepared, and the number of shares of “TOKAI Holdings Corporation” to be allotted was prepared based on such shareholding status and taking into consideration the Share Transfer Ratio upon the Share Transfer. Accordingly, the number of shares actually held and the number of new shares actually delivered by “TOKAI Holdings Corporation” may fluctuate until the time immediately before the incorporation day of “TOKAI Holdings Corporation.”
2.	Mr. Kenichi Kobayashi and Mr. Kenichiro Suzuki are candidates for outside directors.
3.

Mr. Kenichi Kobayashi is a Representative Director of SHIZUGIN LEASE Co., Ltd., and there are business relationships such as lease, etc. between the said company and TOKAI and the Company. Also, Mr. Kenichiro Suzuki is a Director of Suzuyo Shoji CO., LTD., and the said company is a major shareholder of TOKAI, holding 4,807,000 shares of its shares. There is no special conflict of interest between the other respective candidates for directors and TOKAI and the Company.

4.	Mr. Kenichi Kobayashi and Mr. Kenichiro Suzuki are candidates for outside directors based on the perspective of having them reflect their abundant experience and deep knowledge as company management on the management of “TOKAI Holdings Corporation.”

5.	Mr. Kenichi Kobayashi is currently TOKAI’s outside director and his term of office as an outside director will be seven months as of the conclusion of TOKAI’s extraordinary meeting of shareholders scheduled to be held on January 21, 2011.

8.	Matters Concerning the Corporate Auditors of the Wholly-Owning Parent Company Established Pursuant to the Share Transfer

The individuals who will become corporate auditors of “TOKAI Holdings Corporation” are as follows:

Name (Date of Birth)	Profile, Positions, Responsibilities and Concurrently Held Positions		(1) Number of Shares of TOKAI Held (2) Number of Shares of the Company Held (3) Number of Shares of “TOKAI Holdings Corporation” to be Allotted
Hiroshi Mochizuki (September 14, 1949)	Apr. 1972	Joined TOKAI	(1) 9,000 (2) 29,000 (3) 75,700
	Apr. 1995	General Manager of Administration Division of TOKAI
	Apr. 1996	Administration Officer and General Manager of Direct Marketing Division of TOKAI
	Apr. 2004	Administration Officer and General Manager of Administration Division of TOKAI
	Aug. 2008	Operating Officer and General Manager of Administration Division of TOKAI
	Apr. 2010	Senior Operating Officer and General Manager of Administration Division of TOKAI (Currently Held)
Akira Seshimo (August 24, 1941)	Apr. 1967	Joined Dai-Tokyo Fire and Marine Insurance Co., Ltd. (Currently Aioi Nissay Dowa Insurance Co., Ltd.)	(1) 0 (2) 0 (3) 0
	Jun. 1994	Director of the company above
	Jun. 1997	Representative Director and Executive Officer of the company above
	Jun. 1998	Representative Director and President of the company above
	Apr. 2004	Representative Director and Chairman of the company above
	Jun. 2007	Special Adviser of the company above (Currently Held)
	Jun. 2007	Corporate Auditor of TOKAI (Currently Held)
Kenji Tateishi (April 12, 1951)	Apr. 1982	Appointed as a judge (Tokyo District Court)	(1) 0 (2) 0 (3) 0
	Mar. 1991	Professor of Training Institute of Supreme Court of Japan for Clerical Officer
	Jul. 1996	Judge of Nagoya High Court
	Mar. 1998	Resigned from judge
	May 1998	Registered as a lawyer

	Jun. 2002	Representative Lawyer at Tateishi Law Office, L.P.C. (Currently Held)
	Jun. 2008	Corporate Auditor of TOKAI (Currently Held)
Jiro Amagai (April 13, 1945)	Apr. 1968	Joined Ministry of International Trade and Industry (Ministry of Economy, Trade and Industry)	(1) 0 (2) 0 (3) 0
	Jun. 1994	General Manager of Coal Division of Agency for Natural Resources and Energy
	Jul. 1999	Director-General, Bureau of Equity, National Personnel Authority
	Jan. 2001	Representative Director and Chairman of Daiei, Inc.
	Jun. 2004	Representative Director and President of Japan Alcohol Trading Co., Ltd.
	Jun. 2004	Representative Director and President of Japan Logistics Co., Ltd.
	Jun. 2004	Representative Director and President of Shinwa Alcohol Industry Co., Ltd.
	Jun. 2004	Representative Director of Alcohol Kaiun Soko Co., Ltd. (Currently Held)
	Mar. 2006	Representative Director and President of BRAZIL-JAPAN ETHANOL Co., Ltd. (Currently Held)
	Jun. 2006	Representative Director, Chairman and President of Japan Alcohol Trading Co., Ltd. (Currently Held)
	Jun. 2008	Director and Chairman of Japan Alcohol Corporation (Currently Held)
	Jun. 2009	Representative Director and Chairman of Shinwa Alcohol Industry Co., Ltd. (Currently Held)

(Note)

1.	The number of shares of TOKAI and the Company held are indicated based on the shareholding status as of the date on which this Convocation Notice and the Reference Materials for the Extraordinary Meeting of Shareholders were prepared, and the number of shares of “TOKAI Holdings Corporation” to be allotted was prepared in view of the share transfer ratio at the time the shares were transferred, based on such shareholding status. Accordingly, the number of shares actually held and the number of new shares actually delivered by “TOKAI Holdings Corporation” may fluctuate until the time immediately before the incorporation day of “TOKAI Holdings Corporation.”
2.	Mr. Akira Seshimo, Mr. Kenji Tateishi and Mr. Jiro Amagai are candidates for outside corporate auditors.
3.	There is no special conflict of interest between each candidate, and TOKAI and the Company.
4.	Mr. Akira Seshimo is a candidate for the outside corporate auditor based on the perspective that he has broad knowledge and deep insight as a company manager, and the perspective of having him monitor as well as give advice and counsel to the directors from a fair and neutral position. During his term of office as the Representative Director of the current Aioi Nissay Dowa Insurance Co., Ltd., Mr. Akira Seshimo was subject to administrative disposition of a regulatory agency for partial failure of payment and non-payment of insurance, etc. In response to this, he is making efforts to prevent similar misdeeds to ensure an appropriate insurance payment system.
5.	Mr. Kenji Tateishi is a candidate for the outside corporate auditor based on the perspective of using his legal knowledge and broad insight, which he accumulated as a judge and a lawyer, for the auditing services of “TOKAI Holdings Corporation.”

Although he has never directly involved in the management of a company, we believe that with his acquaintance with corporate legal work and abundant insight on corporate governance, he will perform the duties appropriately as an outside corporate auditor.

6.	Mr. Jiro Amagai is a candidate for the outside corporate auditor based on the perspective that he has broad knowledge and deep insight as a company manager, and the perspective of having him monitor as well as give advice and counsel to the directors from a fair and neutral position.
7.	Mr. Akira Seshimo is currently TOKAI’s outside corporate auditor, and his term of office as an outside corporate auditor will be three years and seven months as of the conclusion of TOKAI’s extraordinary meeting of shareholders scheduled to be held on January 21, 2011.

Mr. Kenji Tateishi is currently TOKAI’s outside corporate auditor and his term of office as an outside corporate auditor will be two years and seven months as of the conclusion of TOKAI’s extraordinary meeting of shareholders scheduled to be held on January 21, 2011.

9.	Matters Concerning the Substitute Corporate Auditor of the Wholly-Owning Parent Company Established Pursuant to the Share Transfer

The individual who will become the substitute corporate auditor of “TOKAI Holdings Corporation” is as follows:

Name (Date of Birth)	Profile and Material Concurrently Held Positions		(1) Number of Shares of TOKAI Held (2) Number of Shares of the Company Held (3) Number of Shares of “TOKAI Holdings Corporation” to be Allotted
	Jun. 1991	Director of the Shizuoka Bank, Ltd.
Nobuo Ikeda	Apr. 1993	Managing Director of the Shizuoka Bank, Ltd.	(1) 0
(September 27,	Jun. 1999	Executive Director of the Shizuoka Bank, Ltd.	(2) 2,000
1939)	Jun. 2003	Corporate Auditor of TOKAI	(3) 4,600
	Jun. 2006	Corporate Auditor of the Company (Currently Held)

(Note)

1.	The number of shares of TOKAI or the Company held is indicated based on the shareholding status as of the date on which this Convocation Notice and the Reference Materials for the Extraordinary Meeting of Shareholders were prepared, and the number of shares of “TOKAI Holdings Corporation” to be allotted was prepared in view of the share transfer ratio when the shares were transferred, based on such shareholding status. Accordingly, the number of shares actually held and the number of new shares actually issued by “TOKAI Holdings Corporation” may fluctuate until the time immediately before the incorporation day of “TOKAI Holdings Corporation.”
2.	There is no special conflict of interest between the candidate, and TOKAI and the Company.
3.	Mr. Nobuo Ikeda is a candidate for a substitute for an outside corporate auditor.
4.	Mr. Nobuo Ikeda is a candidate for a substitute outside corporate auditor based on the perspective that he has broad knowledge and deep insight from his many years of experience at a financial institution, and the perspective of having him monitor as well as give advice and counsel to the directors from a fair and neutral position.
5.	Mr. Nobuo Ikeda is currently the Company’s outside corporate auditor, and his term of office as an outside corporate auditor will be four years and seven months as of the conclusion of this Extraordinary Meeting of Shareholders.

10.	Matters Concerning the Accounting Auditor of the Wholly-Owning Parent Company Established pursuant to the Share Transfer

The entity which will become the accounting auditor of “TOKAI Holdings Corporation” is as follows:

Name	Deloitte Touche Tohmatsu LLC

Location of the Principal Office	MS Shibaura Building, 13-23, Shibaura 4-chome, Minato-ku, Tokyo
Summary	Personnel (As of June 30, 2010)
	Number of Partners	637
	Number of Certified Public Accountants	1,858
	Number of Individuals Who Passed the Certified Public Accountants Exam, etc. (Including the Number of Assistant Certified Public Accountants)	2,269
	Number of Other Professional Staff	759
	Number of Clerical Staff	497
	Total	6,020
	Number of Companies Involved in the Audit	3,809 (As of September 30, 2009)
	Investment	JPY 651 million (As of June 30, 2010)
	Number of Offices, etc.	29 Offices in Japan (Tokyo, etc.)
	Overseas Offices	Approx. 40 Offices
History	May 1968	Formed Auditing Company Tohmatsu Awoki & Co.
	May 1975	Became a member of Touche Ross International (“TRI”) alliance
	Feb. 1990	Changed its name to Tohmatsu & Co.
	Jul. 2009	Converted to a limited company and changed company name to Deloitte Touche Tohmatsu LLC.

(Note)

The matters provided in Article 77(vii) of the Ordinance for Enforcement of the Companies Act are as follows:

TOKAI retains Deloitte Touche Tohmatsu LLC for advisory and supervisory services regarding the establishment of employees’ education system, and the establishment of environment management system, etc. and the Company retains Deloitte Touche Tohmatsu LLC for due diligence services, etc. Accordingly, the companies pay Deloitte Touche Tohmatsu LLC JPY 19 million in total.

11.	Matters Concerning the Resolution of this Proposal

This proposal becomes effective by both TOKAI and the Company approving at the shareholders meetings as set forth in Article 9 of the Share Transfer Plan (Meeting of Shareholders for Approval of the Plan).

In addition, if the Share Transfer Plan loses its effect or if the Share Transfer is cancelled due to the matters set forth in Article 14 (Effectiveness of the Plan) or Article 13 (Changes to the Terms of the Share Transfer and Cancellation of the Share Transfer) of the Share Transfer Plan, then the resolution of this proposal will lose its effect.

Proposal No. 2: Partial Amendments to the Articles of Incorporation

1.	Reasons for the Proposal

In order to smoothly carry out the administrative procedure for the convocation of the ordinary meeting of shareholders, etc. the Company had set a record date of the ordinary meeting of shareholders in Article 14 of the current Articles of Incorporation, pursuant to Article 124 (3) of the Companies Act. If “Proposal No. 1: Establishment of a Wholly-Owning Parent Company by way of Share Transfer” is approved, the Company’s shareholder will only be “TOKAI Holdings Corporation,” which is a Wholly-Owning Parent Company Established pursuant to the Share Transfer, on the incorporation day the Wholly-Owning Parent Company pursuant to the Share Transfer, and therefore the provision for the record date of the ordinary meeting of shareholders will no longer be necessary. Thus, the Articles of Incorporation will be amended by abolishing the record date system of the shareholders meeting, deleting the Article 14 of the current Articles of Incorporation (Record Date of Ordinary Meetings of Shareholders), and moving up the Article numbers from Article 15 of the current Articles of Incorporation onward.

The amendments to the Articles of Incorporation become effective under the conditions that Proposal No. 1 is approved, that the Share Transfer Plan approved by Proposal No.1 has not lost its effect by the day before March 31, 2011, and that the Share Transfer has not been cancelled.

In addition, the effective date of the amendment to the Articles of Incorporation for this proposal is March 31, 2011.

2.	Details of the Amendments

The details of the amendments are as follow:

(The amended parts are underlined.)

Current Articles of Incorporation		Proposed Amendments
(Record Date of Ordinary Meetings of Shareholders)
Article 14.		<Deleted>
The record date of voting rights for ordinary meeting of shareholders of the Company is March 31 of each year.
Article 15.		Article 14.
| |	(Provisions omitted)	| (Same as the current Articles of Incorporation)

Article 49.		Article 48.

(Reference)

The Company is planning to pay dividends (year-end dividends) from retained earnings for the business year ending on March 2011 (from April 1, 2010 to March 31, 2011) to the shareholders or registered pledgees of shares who are entered or recorded in the final shareholder register as of March 31, 2011.

-End-

Share Transfer Plan (Copy)

WHEREAS, TOKAI CORPORATION (“TOKAI”) and VIC TOKAI CORPORATION (“VIC TOKAI”) jointly prepare this Share Transfer Plan (the “Plan”) regarding the execution of a share transfer by way of a joint share transfer as follows:

Article 1.	Share Transfer

In accordance with the provisions of this Plan, TOKAI and VIC TOKAI will, on the Incorporation Date (as defined in Article 8; hereinafter the same will apply) of TOKAI Holdings Corporation (“TOKAI Holdings”) newly established by way of a joint share transfer, conduct a share transfer that enables TOKAI Holdings to acquire all of the issued shares of TOKAI and VIC TOKAI (the “Share Transfer”).

Article 2.	Purpose, Trade Name, Head Office Address, Total Number of Shares Authorized to be Issued by TOKAI Holdings and Other Matters to be set forth in the Articles of Incorporation

2.1	The purpose, trade name, head office address, and total number of shares authorized to be issued by TOKAI Holdings are as follows:

(1)	Purpose:	As indicated in Article 2 of the Articles of Incorporation attached hereto as Exhibit 1 “Articles of Incorporation of TOKAI Holdings Corporation.”

(2)	Trade Name:	The trade name is “ TOKAI ,” and is
expressed in English as “TOKAI Holdings Corporation.”

(3)	Head Office Address: Aoi-ku, Shizuoka-shi, Shizuoka

(4)	Total Number of Authorized Shares: 300,000,000 shares

2.2	In addition to those provided for in the preceding paragraph, matters to be set forth in the Articles of Incorporation of TOKAI Holdings are as indicated in the Articles of Incorporation attached hereto as Exhibit 1 “Articles of Incorporation of TOKAI Holdings Corporation.”

Article 3.	Names of Directors, Corporate Auditors and the Accounting Auditor upon Establishment of TOKAI Holdings

The names of directors, corporate auditors and the accounting auditor upon the establishment of TOKAI Holdings are as follows:

Directors upon the establishment of TOKAI Holdings:

Katsuhiko Tokita

Masao Saigo

Takanori Mamuro

Kuniyoshi Muramatsu

Mitsuhaya Suzuki

Hidetsugu Mizoguchi

Masayoshi Yabuzaki

Yasuhiro Fukuda

Kenichi Kobayashi (Outside)

Kenichiro Suzuki (Outside)

Corporate auditors upon the establishment of TOKAI Holdings:

Hiroshi Mochizuki

Akira Seshimo (Outside)

Kenji Tateishi (Outside)

Jiro Amagai (Outside)

Nobuo Ikeda (Substitute)

Accounting auditor upon the establishment of TOKAI Holdings:

Deloitte Touche Tohmatsu LLC

Article 4.	Shares to be Delivered upon Execution of the Share Transfer and Allocation Thereof

4.1	In exchange for the shares of common stock of TOKAI and VIC TOKAI owned by each shareholders, TOKAI Holdings will, upon execution of the Share Transfer, deliver to shareholders of TOKAI and VIC TOKAI as at immediately before TOKAI Holdings’ acquisition of all the issued shares of TOKAI and VIC TOKAI by way of the Share Transfer (“Reference Time”), a total number of shares of common stock of TOKAI Holdings that are equal to: (1) the number equals to the total number of shares of common stock issued by TOKAI as of the Reference Time; and (2) the total number of shares of common stock issued by VIC TOKAI as of the Reference Time multiplied by 2.3 (any fraction less than one share as a result of the calculation shall be disregarded).

4.2	The common stock of TOKAI Holdings to be delivered in accordance with the preceding paragraph will be allocated to the shareholders of TOKAI and VIC TOKAI as of the Reference Time as follows. Any fraction less than one share as a result of the calculation of either (1) or (2) below will be handled in accordance with Article 234 of the Companies Act and other related laws and regulations.

(1)

For the shareholders of TOKAI, 1 share of common stock of TOKAI Holdings to 1 share of common stock of TOKAI owned by its shareholders (excluding the shares subject to the appraisal rights in accordance with Article 806 of the Companies Act);

and

(2)	For the shareholders of VIC TOKAI, 2.3 shares of common stock of TOKAI Holdings to 1 share of common stock of VIC TOKAI owned by its shareholders (excluding the shares subject to the appraisal rights in accordance with Article 806 of the Companies Act).

Article 5.	Matters regarding Capital and Reserves of TOKAI Holdings

The amounts of stated capital and reserves as of the establishment of TOKAI Holdings are as follows:

(1)	Stated Capital: JPY 14,000,000,000

(2)	Capital Reserves: JPY 3,500,000,000

(3)	Earned Reserves: JPY 0

Article 6.	Share Options to be Issued upon Execution of the Share Transfer and Allocation Thereof

6.1	In exchange for the Series 3 Share Options under the TOKAI Share Transfer Plan, upon execution of the Share Transfer, TOKAI Holdings will deliver to the holders of the Series 3 Share Options issued by TOKAI (the details of which are as indicated in Exhibit 2 “Outline of Series 3 Share Options under the TOKAI Share Transfer Plan”; hereinafter “Series 3 Share Options under the TOKAI Share Transfer Plan”), the number of Series 1 Share Options of TOKAI Holdings that is equal to the total number of the Series 3 Share Options under the TOKAI Share Transfer Plan issued by TOKAI as of the Reference Time (the details of which are as indicated in Exhibit 3 “Outline of Series 1 Share Options of TOKAI Holdings Corporation”; hereinafter “Series 1 Share Options of TOKAI Holdings”).

6.2	The Series 1 Share Options of TOKAI Holdings to be delivered in accordance with the preceding paragraph will be allocated to the holders of the Series 3 Share Options under the TOKAI Share Transfer Plan indicated or recorded in the share options register of TOKAI as of the Reference Time, at the ratio of one Series 1 Share Option of TOKAI Holdings to one Series 3 Share Option under the TOKAI Share Transfer Plan of the relevant holders.

6.3

In exchange for the Series 4 Share Options under the TOKAI Share Transfer Plan, upon execution of the Share Transfer, TOKAI Holdings will deliver to the holders of the Series 4 Share Options issued by TOKAI (the details of which are as indicated in Exhibit 4 “Outline of Series 4 Share Options under the TOKAI Share Transfer Plan”; hereinafter “Series 4 Share Options under the TOKAI Share Transfer Plan”), the number of Series 2 Share Options of TOKAI Holdings that is equal to the total number of the Series 4 Share Options under the TOKAI Share Transfer Plan issued by TOKAI as of the Reference Time (the details of which are as indicated in Exhibit 5 “Outline of Series 2 Share Options of TOKAI Holdings Corporation”; hereinafter “Series 2 Share Options of TOKAI Holdings”).

6.4	The Series 2 Share Options of TOKAI Holdings to be delivered in accordance with the preceding paragraph will be allocated to the holders of the Series 4 Share Options under the TOKAI Share Transfer Plan indicated or recorded in the share options register of TOKAI as of the Reference Time, at the ratio of one Series 2 Share Option of TOKAI Holdings to one Series 4 Share Option under the TOKAI Share Transfer Plan of the relevant holders.

6.5	In exchange for the Series 5 Share Options under the TOKAI Share Transfer Plan, upon execution of the Share Transfer, TOKAI Holdings will deliver to the holders of the Series 5 Share Options issued by TOKAI (the details of which are as indicated in Exhibit 6 “Outline of Series 5 Share Options under the TOKAI Share Transfer Plan”; hereinafter “Series 5 Share Options under the TOKAI Share Transfer Plan”), the number of Series 3 Share Options of TOKAI Holdings that is equal to the total number of the Series 5 Share Options under the TOKAI Share Transfer Plan issued by TOKAI as of the Reference Time (the details of which are as indicated in Exhibit 7 “Outline of Series 3 Share Options of TOKAI Holdings Corporation”; hereinafter “Series 3 Share Options of TOKAI Holdings”).

6.6	The Series 3 Share Options of TOKAI Holdings to be delivered in accordance with the preceding paragraph will be allocated to the holders of the Series 5 Share Options under the TOKAI Share Transfer Plan indicated or recorded in the share options register of TOKAI as of the Reference Time, at the ratio of one Series 3 Share Option of TOKAI Holdings to one Series 5 Share Option under the TOKAI Share Transfer Plan of the relevant holders.

6.7	In exchange for the Series 2 Share Options under the VIC TOKAI Share Transfer Plan, upon execution of the Share Transfer, TOKAI Holdings will deliver to the holders of the Series 2 Share Options issued by VIC TOKAI (the details of which are as indicated in Exhibit 8 “Outline of Series 2 Share Options under the VIC TOKAI Share Transfer Plan”; hereinafter “Series 2 Share Options under the VIC TOKAI Share Transfer Plan”), the number of Series 4 Share Options of TOKAI Holdings that is equal to the total number of the Series 2 Share Options under the VIC TOKAI Share Transfer Plan issued by VIC TOKAI as of the Reference Time (the details of which are as indicated in Exhibit 9 “Outline of Series 4 Share Options of TOKAI Holdings Corporation”; hereinafter “Series 4 Share Options of TOKAI Holdings”).

6.8	The Series 4 Share Options of TOKAI Holdings to be delivered in accordance with the preceding paragraph will be allocated to the holders of the Series 2 Share Options under the VIC TOKAI Share Transfer Plan indicated or recorded in the share options register of VIC TOKAI as of the Reference Time, at the ratio of one Series 4 Share Option of TOKAI Holdings to one Series 2 Share Option under the VIC TOKAI Share Transfer Plan of the relevant holders.

6.9	In exchange for the Series 3 Share Options under the VIC TOKAI Share Transfer Plan, upon execution of the Share Transfer, TOKAI Holdings will deliver to the holders of the Series 3 Share Options issued by VIC TOKAI (the details of which are as indicated in Exhibit 10 “Outline of Series 3 Share Options under the VIC TOKAI Share Transfer Plan”; hereinafter “Series 3 Share Options under the VIC TOKAI Share Transfer Plan”), the number of Series 5 Share Options of TOKAI Holdings that is equal to the total number of the Series 3 Share Options under the VIC TOKAI Share Transfer Plan issued by VIC TOKAI as of the Reference Time (the details of which are as indicated in Exhibit 11 “Outline of Series 5 Share Options of TOKAI Holdings Corporation”; hereinafter “Series 5 Share Options of the TOKAI Holdings”).

6.10	The Series 5 Share Options of TOKAI Holdings to be delivered in accordance with the preceding paragraph will be allocated to the holders of the Series 3 Share Options under the VIC TOKAI Share Transfer Plan indicated or recorded in the share options register of VIC TOKAI as of the Reference Time, at the ratio of one Series 5 Share Option of TOKAI Holdings to one Series 3 Share Option under the VIC TOKAI Share Transfer Plan of the relevant holders.

6.11	In exchange for the Series 4 Share Options under the VIC TOKAI Share Transfer Plan, upon execution of the Share Transfer, TOKAI Holdings will deliver to the holders of the Series 4 Share Options issued by VIC TOKAI (the details of which are as indicated in Exhibit 12 “Outline of Series 4 Share Options under the VIC TOKAI Share Transfer Plan”; hereinafter “Series 4 Share Options under the VIC TOKAI Share Transfer Plan”), the number of Series 6 Share Options of TOKAI Holdings that is equal to the total number of the Series 4 Share Options under the VIC TOKAI Share Transfer Plan issued by VIC TOKAI as of the Reference Time (the details of which are as indicated in Exhibit 13 “Outline of Series 6 Share Options of TOKAI Holdings Corporation”; hereinafter “Series 6 Share Options of TOKAI Holdings”).

6.12	The Series 6 Share Options of TOKAI Holdings to be delivered in accordance with the preceding paragraph will be allocated to the holders of the Series 4 Share Options under the

VIC TOKAI Share Transfer Plan indicated or recorded in the share options register of VIC TOKAI as of the Reference Time, at the ratio of one Series 6 Share Option of TOKAI Holdings to one Series 4 Share Option under the VIC TOKAI Share Transfer Plan of the relevant holders.

Article 7.	Handling of Treasury Stock

If the meetings of shareholders of TOKAI and VIC TOKAI set forth in Article 9 approve the Plan, TOKAI and VIC TOKAI will cancel all the treasury stock as respectively held by TOKAI and VIC TOKAI (including the treasury stock obtained as a result of the exercise of shareholders’ appraisal rights as set forth in Article 806(1) of the Companies Act) to the extent practically possible, by adopting the resolutions of the respective board of directors meetings held before the day immediately preceding the Incorporation Date.

Article 8.	Incorporation Date of TOKAI Holdings

The date on which the incorporation of TOKAI Holdings shall be registered (“Incorporation Date of TOKAI Holdings”) is April 1, 2011. Such date may, however, be changed through agreement between TOKAI and VIC TOKAI if necessary due to procedural reason of the Share Transfer or otherwise.

Article 9.	Meeting of Shareholders for Approval of the Plan

9.1	TOKAI and VIC TOKAI will each convene a meeting of shareholders on January 21, 2011 and seek a resolution for approval of this Plan and matters necessary for the Share Transfer.

9.2	TOKAI and VIC TOKAI may, however, change the dates of the meetings of shareholders set forth in the preceding paragraph through agreement between TOKAI and VIC TOKAI if necessary due to procedural reason of the Share Transfer or otherwise.

Article 10.	Maximum Amount for Distribution of Surplus

10.1	TOKAI and VIC TOKAI may distribute surplus up to the following amounts to the shareholders or registered pledgees of shares as indicated or recorded in their respective final shareholders’ register as of March 31, 2011:

(1)	TOKAI:	4 yen per share of common stock;

(2)	VIC TOKAI:	15 yen per share of common stock.

10.2	After the Plan is prepared, unless provided for in the preceding paragraph, TOKAI and VIC TOKAI shall not adopt a resolution to distribute any surplus with the record date being on or prior to the Incorporation Date of TOKAI Holdings.

Article 11.	Listing of Shares

TOKAI Holdings will, on the Incorporation Date of TOKAI Holdings, list its issued shares of common stock on the Tokyo Stock Exchange, Inc.

Article 12.	Management of Company Assets and Other Matters

During the period after the preparation of this Plan and until the Incorporation Date of TOKAI Holdings, TOKAI and VIC TOKAI will perform their respective business, and manage and operate assets thereof with the due care of a prudent manager, and will consult and reach agreement on matters having a material effect on assets and rights and obligations of each party unless specifically set forth in this Plan.

Article 13.	Change of Terms of the Share Transfer and Cancellation of the Share Transfer

During the period after the preparation of this Plan and until the Incorporation Date of TOKAI Holdings, if there is any circumstance causing a material obstacle to the execution of the Share Transfer, including the occurrence of any material change to the financial conditions or the results of operation of TOKAI or VIC TOKAI due to natural disasters or other events, TOKAI and VIC TOKAI may, through mutual consultation between TOKAI and VIC TOKAI, change the terms of the Share Transfer, or cancel the Share Transfer.

Article 14.	Effectiveness of the Plan

This Plan shall become null and void if any one of the following occurs:

(1)	If meeting of shareholders of either of TOKAI or VIC TOKAI provided for in Article 9.1 does not approve the Plan before the day immediately preceding the Incorporation Date of TOKAI Holdings;

(2)	If approval, etc., of the relevant government ministries and agencies, etc., required under domestic or foreign laws and regulations is not obtained, or if conditions or restrictions as causing a material obstacle to the execution of the Share Transfer are imposed on such approval, etc., before the Incorporation Date of TOKAI Holdings.

Article 15.	Consultation

In addition to the matters set forth in this Plan, matters not provided for in this Plan and other matters necessary for the Share Transfer will be separately determined through mutual consultation between TOKAI and VIC TOKAI in accordance with the intent of this Plan.

IN WITNESS WHEREOF, this Plan is prepared in duplicate, with TOKAI and VIC TOKAI each signing and sealing and retaining one executed copy.

November 18, 2010

TOKAI:	TOKAI CORPORATION

6-8, Tokiwa-cho 2-chome, Aoi-ku, Shizuoka-shi, Shizuoka

	Masao Saigo	[seal]

President

VIC TOKAI:	VIC TOKAI CORPORATION

6-8, Tokiwa-cho 2-chome, Aoi-ku, Shizuoka-shi, Shizuoka

	Hiroshi Hayakawa	[seal]

President

Exhibit 1 “Articles of Incorporation of TOKAI Holdings Corporation”

ARTICLES OF INCORPORATION

CHAPTER I. GENERAL PROVISIONS

(Corporate Name)

Article 1.

The name of the Company shall be Kabushiki Kaisha TOKAI Holdings, and shall be expressed in English as “TOKAI Holdings Corporation.”

(Purpose)

Article 2.

1	The purpose of the Company shall be to control and manage the business activities of the companies that operate the following business, or foreign companies that operate business similar thereto, by holding their shares or equity interests:

(1)	Services concerning manufacturing, supply and sales of liquefied petroleum gas, liquefied natural gas, high-pressure gas, and gas equipment, and work and lease of facilities relating to gas;

(2)	Services concerning general gas utility business, community gas utility business, gas pipeline service business, large-volume gas business, and supply of electrical power and steam;

(3)	Sales and lease business of household electric appliances, household groceries, petroleum, etc., automobile supplies, and petroleum equipment;

(4)	Services concerning sales of renewable energy equipment, etc.;

(5)	Services concerning gathering and sales of natural gas and minerals;

(6)	Services concerning manufacturing and sales of poisonous and deleterious substances;

(7)	Services concerning designing, development, manufacturing, processing, sales and inspection of valves, valve components, and various high pressure gas containers;

(8)	Manufacturing, sales, transport, and delivery of potable water utilizing natural water, etc.;

(9)	Services concerning designing, construction, management, and consignment of construction work, civil engineering work, general electrical work, telecommunications work, and other work;

(10)	Services concerning sales, purchase, lease, brokerage, and management of real estate, general construction, and facilities, and sales of household equipment;

(11)	Services concerning creation of land and planning and consulting services thereof;

(12)	Services concerning sales and lease of machinery, appliances and materials for construction work;

(13)	Information system business, software business, information processing/supply service business, dispatch of information processing engineers, and other information service business;

(14)	Telecommunications business under the Telecommunications Business Act, cable television broadcast business under the Cable Television Broadcast Act, and services concerning production, construction, maintenance, manufacturing, sales, lease, and repair, etc., of programs, facilities, equipment, and products, etc., relating to the foregoing business, and introduction of agents and subscribers;

(15)	Cable radio broadcasting business under the Act on Regulation on Cable Radio Broadcasting Services;

(16)	Agency business for satellite color reception contracts for the Japan Broadcasting Corporation;

(17)	Services concerning planning, development, manufacturing, sales, and lease of broadcast equipment, telecommunications equipment, and peripheral equipment thereof;

(18)	Data and voice transmission service business using the Internet, services concerning commercial transactions and settlement processing, and other various information supply service business;

(19)	Services concerning opening of web stores on the Internet and Internet mail order;

(20)	Services concerning security services, agency services thereof, and development, lease, and sales of facilities, equipment, and systems relating to the security services;

(21)	Consulting services for investigation and advice, etc., on crime and disaster prevention;

(22)	Services concerning agency business for non-life insurance and solicitation of life insurance;

(23)	Services concerning arrangement of and assistance for entrustment of specified financial instruments business to insurance companies;

(24)	Services concerning management of wedding facilities for ceremonies and receptions;

(25)	Services concerning management and lease of entertainment facilities such as golf courses, sports facilities, and amusement parks, accommodation facilities such as Japanese-style inns and hotels, and convention facilities such as training institutes;

(26)	Services concerning sales, direct management, and lease of vending machines and entertainment equipment, manufacturing and sale of foods and beverages, and management of restaurants and stores;

(27)	Sales of jewelry and clothing accessories;

(28)	Travel agency business;

(29)	Services concerning manufacturing, repair, sales, and lease of vessels;

(30)	Deep-ocean and coastal fishing;

(31)	Warehousing business;

(32)	Services concerning nursing-case services;

(33)	Credit card business;

(34)	Advertisement promotion business and advertisement agency business;

(35)	Publishing business, production and sales business for sound and video recording, and mail order business;

(36)	Services concerning development, manufacturing, and sale of toys;

(37)	Services concerning manufacturing and sale of cosmetic products, health foods, pharmaceutical products, and quasi pharmaceutical products;

(38)	Services concerning processing and sales of fishery products, agriculture products, and livestock products;

(39)	Geographical survey business;

(40)	Services concerning sales and purchase of securities and foreign exchange;

(41)	Money lending business;

(42)	Export and import businesses of and investigation, research, training, and consulting services for the products and technology relating to each of the foregoing Items; and

(43)	Investment in the business that is necessary for achievement of the purposes of each of the foregoing Items and any services incidental or relating to the same; and

2	The Company may engage in the business listed in each Item of the preceding Paragraph, as well as the business listed below and any services incidental or relating to such business:

(1)	Management, planning, general affairs, personnel affairs, financial related affairs of the group companies, etc., and other services that are deemed necessary; and

(2)	Concentration and distribution of funds, loan services, and management services for surplus funds for the group companies, etc.

(Location of Head Office)

Article 3.

The Company shall have its head office in Shizuoka-shi, Shizuoka.

(Organization)

Article 4.

The Company shall have the following bodies, in addition to the meeting of shareholders and the Directors:

(1)	Board of Directors;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors; and

(4)	Accounting Auditor.

(Method of Public Notice)

Article 5.

Public notices of the Company shall be in the form of electronic notices; provided, however, that in cases where the Company’s public notices cannot be given by electronic means due to accidents or other unavoidable causes, the public notices shall be published in the Nihon Keizai Shimbun.

CHAPTER II. SHARES

(Total Number of Shares Authorized to be Issued)

Article 6.

The total number of shares authorized to be issued by the Company shall be three hundred million (300,000,000) shares.

(Acquisition of its Own Shares)

Article 7.

The Company may acquire its own shares by market transactions, etc., pursuant to a resolution of the Board of Directors in accordance with Article 165(2) of the Companies Act.

(Number of Shares Constituting One (1) Unit)

Article 8.

The number of shares constituting one (1) unit of shares of the Company shall be one hundred (100) shares.

(Rights to Shares Constituting Less than One (1) Unit)

Article 9.

The shareholders of the Company shall not be entitled to exercise any rights other than those listed below in relation to the shares constituting less than one (1) unit.

(1)	The rights provided for in each Item of Article 189(2) of the Companies Act;

(2)	The right to make a request in accordance with Article 166(1) of the Companies Act;

(3)	The right to receive allotments of shares for subscription and share options for subscription in accordance with the number of shares held by the shareholders; and

(4)	The right to make a request that is provided for in Article 10 herein.

(Request to Sell Shares Constituting Less than One (1) Unit)

Article 10.

The shareholders of the Company with shares constituting less than one (1) unit may request the Company, in accordance with the provisions of the Share Handling Regulations, to sell certain numbers of shares so that, together with their shares constituting less than one (1) unit, amount to constitute one (1) unit.

(Shareholder Register Manager)

Article 11.

1.	The Company shall have a shareholder register manager.

2.	The appointment of the shareholder register manager and its place of business shall be determined by a resolution of the Board of Directors.

3.	The preparation and storage of the shareholder register and the register of share options, as well as other administrative matters relating to such registers shall be commissioned to the shareholder register manager, and the Company shall not handle such matters.

(Share Handling Regulations)

Article 12.

The procedures for exercising the shareholders’ rights in the Company, as well as other handling of shares and share options of the Company and the fees thereof shall be governed by laws and regulations and these Articles of Incorporation and the Share Handling Regulations which will be determined by the Board of Directors.

CHAPTER III. MEETING OF SHAREHOLDERS

(Convocation of a Meeting of Shareholders)

Article 13.

An ordinary meeting of shareholders of the Company shall be convened within three (3) months from the day following the end of each business year, and an extraordinary meeting of shareholders shall be convened whenever necessary.

(Record Date of Ordinary Meeting of Shareholders)

Article 14.

The Company shall have the shareholders with voting rights, who have been entered or recorded in the final shareholder register as of March 31 of each year, to be the shareholders who are entitled to exercise their rights at the ordinary meeting of shareholders held for such business year.

(Convener of a Meeting of Shareholders)

Article 15.

Unless otherwise provided for by laws and regulations, the Director-President shall convene the meeting of shareholders by a resolution of the Board of Directors. If the Director-President is unable to convene the meeting of shareholders, one of the other Directors shall convene the meeting of shareholders in accordance with an order determined by the Board of Directors in advance.

(Internet Disclosure and Deemed Provision of Reference Documents of a Meeting of Shareholders)

Article 16.

Upon convocation of a meeting of shareholders, by disclosure through a method using the internet in accordance with the applicable ordinance of the Ministry of Justice, the Company may be deemed to have provided its shareholders with the information relating to the matters to be described or indicated in the reference documents of the meeting of shareholders, business reports, non-consolidated financial statements and consolidated financial statements.

(Chairman)

Article 17.

The Director-President shall act as chairman of a meeting of shareholders. If the Director-President is unable to act as chairman, one of the other Directors shall act in his or her place in accordance with an order determined by the Board of Directors in advance.

(Authority of the Chairman)

Article 18.

1.	The Chairman of a meeting of shareholders shall maintain the order of such meeting and regulate the proceedings.

2.	The Chairman of a meeting of shareholders may issue necessary orders to maintain the order of such meeting and require any person who does not comply with such orders to leave the meeting venue.

(Resolution Method)

Article 19.

1.	Unless otherwise provided for by laws and regulations or these Articles of Incorporation, a resolution of a meeting of shareholders shall be adopted by the majority of the votes of shareholders present at such meeting who are entitled to exercise voting rights at such meeting.

2.	The resolution provided for in Article 309(2) of the Companies Act shall be adopted when shareholders holding at least one-third (1/3) of the voting rights are present and by at least two-thirds (2/3) of the votes of such shareholders present.

(Exercise of Voting Rights by Proxy)

Article 20.

A shareholder may designate another shareholder of the Company with voting rights as a proxy to exercise the designating shareholder’s voting rights; provided, however, that such shareholder or proxy must submit a document evidencing the proxy power to the Company for each meeting of shareholders.

(Minutes)

Article 21.

The substance of the proceedings at a meeting of shareholders and the results thereof, as well as other matters provided for in laws and regulations, shall be entered or recorded in the minutes.

CHAPTER IV. DIRECTORS

AND BOARD OF DIRECTORS

(Number of Directors)

Article 22.

The Company shall have ten (10) or less Directors.

(Election Method of Directors)

Article 23.

1.	The Directors shall be elected at the meeting of shareholders.

2.	A resolution for the election of Directors shall be adopted when shareholders holding at least one-third (1/3) of the voting rights are present at a meeting of shareholders, and by a majority of the votes of such shareholders present.

3.	No cumulative voting shall be adopted for the resolution for election of Directors.

(Term of Office)

Article 24.

1.	The term of office of a Director shall expire at the conclusion of the ordinary meeting of shareholders that relates to the latest business year ending within two (2) years after his or her election to office.

2.	The term of office of a Director elected to fill a vacancy or to increase the number of Directors shall be the same as the remaining term of office of the other Directors then in office.

(Election of the Representative Director and Directors with Specific Titles)

Article 25.

1.	The Board of Directors may elect one (1) Director-Chairman out of the Directors by its resolution. In addition, the Board of Directors may elect one (1) Director-Chairman and several Director-Vice-President(s) out of the Directors.

2.	A Representative Director shall be elected by a resolution of the Board of Directors.

(Election of Advisers and Counselors)

Article 26.

The Board of Directors may, by its resolution, elect several advisers and counselors for the Company.

(Remuneration, etc.)

Article 27.

The remuneration or bonuses, retirement benefits or any other property benefits to be received from the Company in consideration for execution of duties (“Remuneration, etc.”) by the Directors shall be determined by a resolution of a meeting of shareholders.

(Convener and Chairman of a Meeting of the Board of Directors)

Article 28.

Unless otherwise provided for by laws and regulations, the Director-Chairman shall convene the meeting of the Board of Directors and act as chairman at the meeting. If there is no Director-Chairman or the Director-Chairman is unable to convene the meeting of the Board of Directors, the Director-President shall convene the Board of Directors and act as chairman, and if the Director-President is unable to convene the meeting of the Board of Directors, one of the other Directors designated in accordance with an order determined by the Board of Directors in advance shall convene the meeting of the Board of Directors and act as chairman.

(Convocation Notice for a Meeting of the Board of Directors)

Article 29.

The convocation notice for a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days prior to the schedule date of such meeting; provided, however, in the case of an emergency, this period may be shortened.

(Method of Resolution of the Board of Directors)

Article 30.

1.	A resolution of the Board of Directors shall be adopted when a majority of the Directors who are entitled to participate in the voting are present, and by a majority of votes of such Directors present.
2.	The Company shall deem that a resolution of the Board of Directors has been adopted in the case where the criteria set forth in Article 370 of the Companies Act have been satisfied.

(Preparation of Minutes of a Meeting of the Board of Directors)

Article 31.

The substance of the proceedings at a meeting of the Board of Directors and the results thereof, as well as other matters provided for in laws and regulations, shall be entered or recorded in the minutes, and the Directors and Corporate Auditors present shall sign or affix their names and seals or electronic signatures thereto.

(Regulations of the Board of Directors)

Article 32.

Matters regarding the Board of Directors shall be prescribed by the Regulations of the Board of Directors determined by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

CHAPTER V. CORPORATE AUDITORS AND

BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors)

Article 33.

The Company shall have four (4) or less Corporate Auditors.

(Election Method of Corporate Auditors)

Article 34.

1.	The Corporate Auditors shall be elected at the meeting of shareholders.

2.	A resolution for election of Corporate Auditors shall be adopted when shareholders holding at least one-third (1/3) of the voting rights of the shareholders entitled to exercise voting rights are present, and by a majority of votes of such shareholders present.

(Term of Office of Corporate Auditors)

Article 35.

1.	The term of office of a Corporate Auditor shall expire at the end of the ordinary meeting of shareholders that relates to the latest business year ending within four (4) years after his or her election to office.

2.	The term of office of a Corporate Auditor elected to fill a vacancy of a Corporate Auditor who resigned before the expiration of the term of office shall expire when the remaining term of his or her predecessor expires.

(Effect of Election of Substitute Corporate Auditors)

Article 36.

The effective period of a resolution pertaining to the election of a substitute Corporate Auditor shall expire on the commencement of the ordinary meeting of shareholders that relates to the latest business year ending within four (4) years after his or her election to office.

(Full-time Corporate Auditor)

Article 37.

A Full-time Corporate Auditor shall be elected by a resolution of the Board of Corporate Auditors.

(Remuneration, etc.)

Article 38.

The Remuneration, etc., of a Corporate Auditor shall be determined by a resolution of a meeting of shareholders.

(Convocation Notice for a Meeting of the Board of Corporate Auditors)

Article 39.

The convocation notice for a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days prior to the scheduled date of such meeting; provided, however, in the case of an emergency, this period may be shortened.

(Method of Resolution of the Board of Corporate Auditors)

Article 40.

Unless otherwise provided for by laws and regulations, a resolution of the Board of Corporate Auditors shall be adopted by a majority of the Corporate Auditors.

(Preparation of Minutes of a Meeting of the Board of Corporate Auditors)

Article 41.

The substance of the proceedings at a meeting of the Board of Corporate Auditors and the results thereof, as well as other matters provided for in laws and regulations, shall be entered or recorded in the minutes, and the Corporate Auditors present shall sign or affix their names and seals or electronic signatures thereto.

(Regulations of the Board of Corporate Auditors)

Article 42.

Matters regarding the Board of Corporate Auditors shall be prescribed by the Regulations of the Board of Corporate Auditors determined by the Board of Corporate Auditors, in addition to laws and regulations and these Articles of Incorporation.

CHAPTER VI. ACCOUNTING AUDITORS

(Election Method)

Article 43.

The Accounting Auditors shall be elected at a meeting of shareholders.

(Term of Office)

Article 44.

1.	The term of office of an Accounting Auditor shall expire at the conclusion of the ordinary meeting of shareholders that relates to the latest business year ending within one (1) year after his or her election to office.

2.	Unless otherwise resolved at the ordinary meeting of shareholders referred to in the preceding Paragraph, Accounting Auditors shall be deemed to have been re-elected at such ordinary meeting of shareholders.

(Remuneration, etc.)

Article 45.

The Remuneration, etc., of Accounting Auditors shall be determined by the Representative Director upon obtaining consent of the Board of Corporate Auditors.

CHAPTER VII. ACCOUNTING

(Business Year)

Article 46.

The business year of the Company shall be one (1) year beginning on April 1 of each year and ending on March 31 of the following year.

(Record Date for Dividends of Surplus)

Article 47.

The Company shall pay a year-end dividend to shareholders or registered pledgees of shares whose names have been entered or recorded in the final shareholder register as of March 31 of each year.

(Record Date for Interim Dividends)

Article 48.

The Company may, by resolution of the Board of Directors, pay an interim dividend to shareholders or registered pledgees of shares whose names have been entered or recorded in the final shareholder register as of September 30 of each year.

(Exclusion Period for Dividends)

Article 49.

If the dividends are to be paid in cash, the Company shall be released from its obligation to pay such dividends which remain unclaimed for more than three (3) years after the date on which such dividends first became payable.

CHAPTER VIII. SUPPLEMENTARY PROVISIONS

(Method of Establishment)

Article 1.

The establishment of the Company shall be by way of a share transfer set forth in Article 772 of the

Companies Act.

(Initial Business Year)

Article 2.

Notwithstanding the provision of Article 46, the initial business year of the Company shall be from the incorporation date of the Company until March 31, 2012.

(Officers’ Remuneration, etc.)

Article 3.

Notwithstanding the provision of Articles 27 and 38, for the Directors and Corporate Auditors of the Company, the total amount of the Remuneration, etc., for the term starting from the date of the incorporation of the Company and until the conclusion of the first ordinary meeting of shareholders, shall be as follows:

(1)	Directors

The annual amount of Directors’ Remuneration, etc., shall be JPY 350,000,000 or less.

(2)	Corporate Auditors

The annual amount of Corporate Auditors’ Remuneration, etc., shall be JPY 60,000,000 or less.

(Deletion of Supplementary Provisions)

Article 4.

These supplementary provisions shall be deleted at the conclusion of the initial ordinary meeting of shareholders.

End

Exhibit 2

Outline of Series 3 Share Options under the TOKAI Share Transfer Plan

1.	Name of the share options

Series 3 Share Options of TOKAI CORPORATION

2.	Class and number of shares subject to the share options

Class of shares subject to the share options shall be shares of common stock of TOKAI CORPORATION (the “Company”), and the number of shares subject to each share option shall be 1000 shares; provided, however, that in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company, the number of shares which are subject to each share option shall be adjusted in accordance with following formula; provided, further, that this adjustment shall apply only to the number of shares that are subject to each share option which has not been exercised as at the time of adjustment, and any fractions less than one share shall be disregarded. Subparagraph 5(2)(a) below shall be applied mutatis mutandis to the date for application of the number of shares after adjustment.

Number of shares to be granted after adjustment	=	Number of shares to be granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in the event the Company conducts an absorption-type merger or consolidation-type merger with another company or conducts an incorporation-type company split or absorption-type split, the Company shall adjust the number of shares to the extent necessary.

In the event the Company makes any adjustment to the number of shares subject to each share option, the Company shall publish public notice or provide notice to holders of share options as recorded on register of the share options (the “Share Option Holders”) by no later than one day prior to the application date of the number of shares after adjustment; provided, however, that if the Company is unable to publish public notice or provide notification by no later than one day prior to such application date, the Company shall publish public notice or provide notification to the Share Option Holders promptly thereafter.

3.	Issue price and issue date of each share option

Each share option shall be issued without any consideration, and the issue date shall be August 17, 2004.

4.	Consideration amount to be paid-in upon exercise of the share options

The consideration amount to be paid-in upon exercise of each share option shall be equal to “A” multiplied by “B”; where “A” means JPY 467, which is the per share paid-in amount for each share to be issued or transferred upon exercise of a share option (the “Exercise Price”), and “B” means the number of shares that are the subject of a share option.

5.	Adjustment of the Exercise Price

(1)	If any of the following events occur after the issue date for the share options, the Exercise Price shall be adjusted in accordance with following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen shall be rounded up.

In the event the Company conducts a stock split or issuance of new shares or a disposal of treasury stocks at the price below market value, each in relation to the shares of common stock of the Company (excluding those as a result of (i) exercise of the share options; (ii) transfer of treasury stocks under Supplementary Provision 5(2) of Act on the Partial Revision of the Commercial Code, etc. (Act No.79 of 2001); (iii) conversion of convertible bonds under the Commercial Code before the enforcement of the Act on the Partial Revision of the Commercial Code, etc. (Act No.128 of 2001); and (iv) exercise of a share warrant or a share subscription right under Article 280-19 of the Commercial Code):

Exercise Price after adjustment	=	Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before stock split or issuance of new shares
				Shares outstanding	+	Number of stock split or newly issued shares

(a)

The term “market value” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of the Company on the Tokyo Stock Exchange during the 30 day period (excluding the days that no transaction has been contracted), starting from the 45th transaction days prior to the “date for application of Exercise Price after adjustment” as stipulated in Subparagraph (2) below (the “Application Date for Exercise Price After Adjustment”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(b)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the total number of treasury stocks of common stock of the Company held by the Company on (i) the allotment day to the shareholders, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date for Exercise Price After Adjustment, “Y” means the total number of issued shares of common stock of the Company on that day.

(c)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	Date for application of Exercise Price after adjustment shall be calculated as follows:

(a)

If stock split occurs to the shares of common stock of the Company, Exercise Price after adjustment, which is adjusted pursuant to Subparagraph (1) above, shall be applied from the following day of the allotment day to the shareholders; provided, however, that if occurrence of a stock split is subject to the proposal concerning capitalization of distributable profit being approved at the ordinary meeting of shareholders of the Company and the allotment day of the shares to the shareholders for the purpose of such stock split will be set to a day prior to the closing of such ordinary meeting of shareholders of the Company, Exercise Price after adjustment, immediately after the approval of such meeting of shareholders, shall be applied retrospectively to the point in time immediately after the said allotment day of the shares to the shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the following day of the allotment day of the shares to the shareholders and ending on the closing day of the said meeting of shareholders (number of shares issued or transferred as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Approval”), the number of shares of common stock of the Company calculated by the following formula shall be newly issued, and any fractions less than one share generated as a result of such calculation shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	x	Number of shares exercised before stock split
Exercise Price after adjustment

(b)	If issuance of new shares or disposal of treasury stocks of the common stock of the Company at prices below market value occurs, Exercise Price after adjustment, which is adjusted pursuant to Subparagraph (1) above, shall be applied from the following day of the payment day (if there is an allotment day to the shareholders, then it shall be applied from the following day of such allotment day).

(3)	In the event the Company makes an adjustment to the Exercise Price, the Company shall publish public notice or notify the Share Option Holders by no later than one day prior to the Application Date for Exercise Price After Adjustment, provided, however, that if the Company is unable to publish public notice or make notification by no later than one day prior to such Application Date for Exercise Price After Adjustment, the Company shall publish public notice or provide notification to the Share Option Holders promptly thereafter.

6.	Exercise period of the share options

From July 1, 2006 to June 30, 2011

7.	Other conditions for the exercise of the share options

(1)	Within persons allotted with a share option (the “Share Option Holders”), directors, corporate auditors and employees of the Company or its subsidiary shall be required to hold such position thereto at the time of the exercise of the share option, unless such person has resigned from such position upon expiration of an appointed term of office, faced mandatory retirement or has any other legitimate reason.

(2)	The share options may not be transferred to a third party, be the subject of any pledge, be inherited or be disposed in any other way.

(3)	The share options may not be exercised partially.

(4)	Any other conditions shall be stipulated in the “Agreement on Allocation of Share Options” entered into by and between the Company and the Share Option Holders.

8.	Retirement events and conditions of the share options

(1)	If meeting of shareholders of the Company approves a proposal of a merger agreement under which the Company will be a dissolving company, or meeting of shareholders of the Company approves a proposal of a share-for-share exchange agreement or a proposal of a share transfer under which the Company becomes a wholly-owned subsidiary, the Company may cancel the share options without consideration.

(2)	The Company may cancel unexercised share options that are acquired and held by the Company at anytime without consideration.

9.	Restriction on transfer of the share options

Transfer of the share options shall be subject to the approval of the board of directors of the Company.

10.	Issuance of the share option certificates

The share option certificates shall be issued if and only if a Share Option Holder makes a request thereof.

11.	The amount of the issue price of the shares that will not be capitalized in the event of issuance of new shares upon exercise of the share options

The amount shall be calculated by subtracting the amount of the stated capital to be increased from the Exercise Price. The amount of the stated capital to be increased shall be equal to 50% of the amount of Exercise Price, and any fraction less than one yen shall be rounded up to the nearest one yen.

12.	Calculation of dividend of profit in the event of issuance of new shares upon exercise of the share options

The first dividends of profit or interim dividends for the shares of common stock of the Company to be issued upon the exercise of the share options shall be paid as follows; (i) if the share options have been exercised between April 1 through September 30 in each year, April 1 of such year shall be deemed as the date of the issuance of relevant shares and dividends shall be paid accordingly; and (ii) if the share options have been exercised between October 1 through March 31 of the following year in each year, October 1 of such year shall be deemed as the date of the issuance of relevant shares and dividends shall be paid accordingly.

13.	Succession of the share options by wholly-owning parent company through share-for-share exchange or share transfer, under which the Company becomes a wholly-owned subsidiary, and determination policies concerning details of the share options after the succession

In the event the Company conducts a share-for-share exchange or share transfer under which the Company becomes a wholly-owned subsidiary, obligations in relation to the share options that are not exercised or cancelled at that time may be succeeded to the company becoming the wholly-owning parent company (the “Wholly-Owning Parent Company”) through share-for-share exchange or share transfer pursuant to the following determination policies.

Provided, however, that foregoing shall only apply if (a) proposal of a share-for-share exchange agreement to be entered into by and between the Company and the Wholly-Owning Parent Company or a share transfer, as applicable, is approved at the meeting of shareholders of the Company, and (b) such proposal stipulates that the Wholly-Owning Parent Company will succeed obligations of the share options pursuant to the following determination policies upon the share-for-share exchange or share transfer, as applicable.

(1)	Class of shares of the Wholly-Owning Parent Company subject to the share options

Shares of common stock of the Wholly-Owning Parent Company

(2)	Number of shares of the Wholly-Owning Parent Company subject to the share options

The number after reasonable adjustment has been made to the number of shares subject to each share option, taking into consideration the conditions, etc. of the share-for-share exchange or share transfer (the “Number of Shares After Succession”).

(3)	Amount to be paid-in upon exercise of each share option

The amount after reasonable adjustment has been made to the Exercise Price, taking into consideration the conditions, etc. of the share-for-share exchange or share transfer, multiplied by the Number of Shares After Succession.

(4)	Exercise period of the share options

Starting from the first day of the exercise period of the share options as stipulated in Paragraph 6 above or the day of the share-for-share exchange or share transfer, whichever comes later, and ending on the day of last day of the exercise period of the share options as stipulated in Paragraph 6 above.

(5)	Other conditions for the exercise of the share options and retirement events and conditions of the share options

It shall be determined in accordance with Paragraphs 7 and 8 as stipulated above.

(6)	Restriction on transfer of the share options

Transfer of the share options shall be subject to the approval of the board of directors of the Wholly-Owning Company.

Exhibit 3

Outline of Series 1 Share Options of TOKAI Holdings Corporation

1.	Name of the share options

Series 1 Share Options of TOKAI Holdings Corporation

2.	Class and number of shares subject to the share options

The class of shares subject to the share options shall be shares of common stock of TOKAI Holdings Corporation (the “Company”), and the number of shares subject to each share option (the “Number of Shares to be Granted”) shall be 1,000 shares; provided, however, that in the event TOKAI CORPORATION conducts a stock split (including the allotment of the shares of common stock without consideration, and the same applies hereinafter in this Exhibit) or stock consolidation in relation to the shares of common stock of TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the issuance of the share options, the number of shares which are subject to each share option shall be adjusted in accordance with following formula; provided, further, that this adjustment applies only to the number of shares that are subject to each share option which has not been exercised as at the time of adjustment, and any fractions less than one share shall be disregarded. Subparagraph 5(2)(a) below shall be applied mutatis mutandis to the date for application of the number of shares after adjustment.

Number of Shares to be Granted after adjustment	=	Number of shares before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, the Company shall adjust the number of shares to the extent necessary if TOKAI CORPORATION conducts an absorption-type merger or incorporation-type merger with other companies or conducts incorporation-type company split or absorption-type company split during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts an absorption-type merger or incorporation-type merger with other companies or conducts an incorporation-type company split or absorption-type company split after the issuance of share options.

In the event the Company makes an adjustment to the number of shares that are subject to each share option, the Company shall publish a public notice or provide notice to holders of share options as recorded on a register of the share options (the “Share Option Holders”) by no later than one day prior to the application date of the number of shares after adjustment. If the Company is unable to publish a public notice or provide notification by no later than one day prior to such application date, the Company shall publish a public notice or shall provide notification to the Share Option Holders promptly thereafter.

3.	Paid-in amount of the share options

Payment of consideration is not required for the share options.

4.	Value of assets to be contributed upon exercise of the share options

The amount to be paid in upon exercise of the share options will equal “A” multiplied by “B”; where “A” means JPY 467, which is the per share amount to be paid in for the shares that are issued or transferred through exercise of the share options (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

5.	Adjustment of the Exercise Price

(1)	In the event either of the following (a) or (b) occurs, the Exercise Price shall be adjusted in accordance with the following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen generated as a result of the adjustment shall be rounded up.

In the event TOKAI CORPORATION conducts a stock split, or issues new shares or dispose the treasury stocks at a price below market value in relation to the shares of common stock of TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company (excluding those as a result of (i) exercise of the share options; (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No.79 of 2001); (iii) conversion of convertible bonds under Article 280-19 of the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001)); or (iv) exercise of a share warrant or a share subscription right under Article 280-19 of the Commercial Code), or in the event the Company conducts a stock split or issues new shares at a price below market value in relation to the shares of common stock of the Company after the issuance of the share options (excluding those as a result of (i) exercise of the share options; (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 79 of 2001); (iii) conversion of convertible bonds under the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001); or (iv) exercise of a share warrant or a share subscription right under Article 280-19 of the Commercial Code).

Exercise Price after adjustment		Exercise Price before adjustment		Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before stock split or issuance of new shares
	=		X
				Shares outstanding	+	Number of stock split or newly issued shares

(a)

The term “market value” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of TOKAI CORPORATION or the Company on the Tokyo Stock Exchange during the 30 day period (excluding the days that no transaction has been contracted), starting from the 45th transaction day prior to the “date for application of Exercise Price after adjustment” as stipulated in Subparagraph (2) below (the “Application Date for Exercise Price After Adjustment”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(b)

The term “Shares outstanding” used in the above Adjustment Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of TOKAI CORPORATION or the Company held by TOKAI CORPORATION or the Company on (i) the allotment day of the shares to the shareholders, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date for Exercise Price After Adjustment, and “Y” means the total number of issued shares of common stock of TOKAI CORPORATION or the Company on that day.

(c)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	Date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	If a stock split occurs to the shares of common stock of TOKAI CORPORATION or the Company, Exercise Price after adjustment, which is adjusted pursuant to Subparagraph (1) above, shall be applied from the following day of the allotment day of the shares to the shareholders; provided, however, that if occurrence of a stock split is subject to the proposal concerning reduction of the amount of surplus and increase of the amount of stated capital being approved at the ordinary meeting of shareholders of TOKAI CORPORATION or the Company and the allotment day of the shares to the shareholders for the purpose of such stock split will be set to a day prior to the closing of such ordinary meeting of shareholders of TOKAI CORPORATION or the Company, then the Exercise Price after adjustment shall be applied retrospectively to the point of time immediately following the said allotment day of the shares to the shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the day immediately following the day of the allotment day of the shares to the shareholders and ending on the closing day of the said meeting of shareholders (number of shares issued or transferred as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Approval”), the number of shares of common stock of the Company calculated by the following formula shall be newly issued, and any fractions less than one share generated as a result of such calculation shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Stock Split
Exercise Price after adjustment

(b)	If issuance of new shares or disposal of treasury stocks of the common stock of TOKAI CORPORATION or the Company at a price below market value occurs, Exercise Price after adjustment, which is adjusted pursuant to Subparagraph (1) above, shall be applied from the following day of the payment day (if there is an allotment day of the shares to the shareholders, then it shall be applied from the following day of such allotment day).

(3)	In the event the Company makes an adjustment to the Exercise Price, the Company shall publish public notice or notify the Share Option Holders by no later than one day prior to the Application Date for Exercise Price After Adjustment. If the Company is unable to publish public notice or provide notification by no later than one day prior to such Application Date for Exercise Price After Adjustment, the Company shall publish public notice or provide notification to the Share Option Holders promptly thereafter.

6.	Exercise period of the share options

From April 1, 2011 to June 30, 2011

7.	Other conditions for the exercise of the share options

(1)	Within persons allotted with a share option (the “Share Option Holders”), directors, corporate auditors and employees of the Company or its subsidiary shall be required to hold such position thereto at the time of the exercise of the share option, unless such person has resigned from such position upon expiration of an appointed term of office, faced mandatory retirement or has any other legitimate reason.

(2)	The share options may not be transferred to a third party, be the subject of any pledge, be inherited, or be disposed in any other way.

(3)	The share options may not be exercised partially.

(4)	Any other conditions are to be stipulated in the “Agreement on Allocation of Share Options” entered into by and between the Company and the Share Option Holders.

8.	Call option event of the share options by the Company

(1)	If meeting of shareholders of the Company approves a proposal of a merger agreement under which the Company will be a dissolving company, or meeting of shareholders of the Company approves a proposal of a share-for-share exchange agreement or a proposal of a share transfer under which the Company becomes a wholly-owned subsidiary, the Company may acquire the share options without consideration.

(2)	The Company may acquire unexercised share options that are acquired and held by the Company, at any time without consideration.

9.	Restriction on acquisition of the share options by transfer

Acquisitions of the share options by transfer are subject to the approval of the board of directors of the Company.

10.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options will be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

11.	Calculation of dividend of surplus in the event of issuance of new shares upon exercise of the share options

The first dividends of surplus (including interim dividends) for the shares of common stock of the Company to be issued upon the exercise of the share options shall be paid as follows; (i) if the share options have been exercised between April 1 through September 30 in each year, April 1 of such year shall be deemed as the date of the issuance of relevant shares and dividends shall be paid accordingly; and (ii) if the share options have been exercised between October 1 through March 31 of the following year in each year, October 1 of such year shall be deemed as the date of the issuance of relevant shares and dividends shall be paid accordingly.

12.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) will be delivered to the Share Option Holders who hold the remaining share options (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies will be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options will be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered will be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the exercise period of the share option, as set forth in Paragraph 6 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the exercise period of the share option, as set forth in Paragraph 6 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 10 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 7 above

13.	Day of allotment of the share options

Date of incorporation of the Company

14.	Method to exercise the share options and method of the payment with respect thereto

(1)	In the event of exercise of the share options, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designated by the representative director of the Company.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location designated by the representative director of the Company, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options, and “B” means the number of the share options subject to the exercise.

15.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options become the shareholders of the shares of common stock of the Company that are subject to the share options.

(2)	Immediately after the completion of the exercise procedures, the Company will take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

16.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options, and any such change is deemed to be an integral part of this outline.

17.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options at its head office, and make it available to the Share Option Holders during its business hours.

18.	The Company delegates any other matter necessary with respect to the share option to the discretion of the representative directors.

End

Exhibit 4

Outline of Series 4 Share Options under the TOKAI Share Transfer Plan

1.	Name of the share options for offering

Series 4 Share Options of TOKAI CORPORATION

2.	Class and number of shares subject to the share options for offering

The class of shares subject to the share options for offering shall be shares of common stock of TOKAI CORPORATION (the “Company”), and the number of shares subject to each share option for offering (the “Number of Shares to be Granted”) shall be 500 shares. In the event the Company conducts a stock split (including the allotment of the shares of common stock of the Company without consideration, and the same applies hereinafter with respect to the stock split referred in this Exhibit) or stock consolidation in relation to the shares of common stock of the Company, the number of shares which are subject to each share option shall be adjusted in accordance with following formula. Subparagraph 4(2)(a) below shall be applied mutatis mutandis to the date for application of the Number of Shares to be Granted after adjustment.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the foregoing, in the event where it is appropriate to adjust the Number of Shares to be Granted, the Company may adjust the same to a reasonable extent.

Any fractions less than one share generated as a result of the above adjustment will be disregarded. In the event the Company makes an adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options for offering as recorded on a register of the share options (the “Share Option Holders”), or publish a public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment. If the Company is unable to provide notification or publish the public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or shall publish a public notice promptly thereafter.

3.	Value of assets to be contributed upon exercise of the share options for offering

The value of assets to be contributed upon exercise of the share options for offering will equal “A” multiplied by “B”; where “A” means JPY 465, which is the per share amount to be paid in upon exercise of the share options for offering (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	After the allotment day, if the Company conducts either of the following (a) or (b), the Exercise Price will respectively be adjusted in accordance with the following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen generated as a result of the adjustment shall be rounded up.

(a)	In the event the Company conducts a stock split or stock consolidation.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event the Company issues new shares at a price below market value (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sale to holder of shares less than one unit); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No.79 of 2001); (iii) exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001)); (iv) conversion of securities that will or may be converted to the shares of common stock of the Company; or (v) exercise of the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of the Company).

Exercise Price after adjustment		Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
=
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter) of regular transactions of the shares of common stock of the Company on the Tokyo Stock Exchange during the 30 day period (excluding any day on which no closing price is available), starting from the 45th transaction day prior to the date for application of Exercise Price after adjustment as stipulated in Subparagraph (2) below (the “Application Date”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of the Company held by the Company on (i) the record date, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, and “Y” means the total number of issued shares of common stock of the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	The date for application of Exercise Price after adjustment shall be calculated as follows:

(a)

In the event adjustment is made pursuant to Subparagraph (1)(a) above, Exercise Price after adjustment shall be applied from: for a stock split, the day immediately following the record date of the stock split (or, if the Company does not set the record date, the effective date of the stock split); or, for stock consolidation, the day immediately following the effective date of the stock consolidation; provided, however, that if the occurrence of a stock split is subject to the proposal concerning reduction of the amount of surplus and increase of stated capital or capital reserves being approved at the ordinary meeting of shareholders of the Company, then the Exercise Price after adjustment shall be applied retrospectively to the day immediately following the said record date, after the day immediately following the closing day of such meeting of shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options for offering during the period between the day immediately following the record date and the closing day of the said meeting of shareholders (number of shares to be granted as a result of such exercise of the share options for offering shall be the “Number of Exercised Shares Before Stock Split”), number of shares of common stock of the Company to be granted will be adjusted in accordance with the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Stock Split
Exercise Price after adjustment

(b)	In the event the adjustment is made pursuant to Subparagraph (1)(b) above, Exercise Price after adjustment shall be applied from the day following the day on which the payment for issuance of new shares or disposal of treasury stocks is made (or, if the Company sets a payment period, the last day of such payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In addition to the events under Subparagraph (1)(a) and (b) above, in the event the Company allots other class shares to the shareholders of the shares of common stock of the Company without consideration, or distributes the shares of other companies to the shareholders of the shares of common stock of the Company, or otherwise where it is appropriate to adjust the Exercise Price, the Company may adjust the Exercise Price to an extent that is reasonable, taking into consideration matters such as the terms of such allotment or distribution.

(4)	In the event the Company makes an adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish a public notice by no later than one day prior to the Application Date. If the Company is unable to provide notification or publish a public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish a public notice promptly thereafter.

5.	The period of time during which the share options for offering may be exercised

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options for offering

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options for offering shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options for offering will be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options for offering by transfer

Acquisitions of the share options for offering by transfer will be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of execution of a share-for-share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary;

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(5)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options for offering, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) will be delivered to the Share Option Holders who hold the remaining share options for offering (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies will be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options will be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered will be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement on fractions less than one share generated upon exercise of the share options for offering

If there is any fraction less than one share in the number of shares to be delivered to the Share Option Holders who exercised the share options for offering, such fraction will be disregarded.

11.	Other condition of exercise of the share options for offering

In the event the Share Option Holders waives the share options for offering, such share options for offering may not be exercised.

12.	Paid-in amount of the share options for offering

Payment of consideration is not required for the share options.

End

Exhibit 5

Outline of Series 2 Share Options of TOKAI Holdings Corporation

1.	Name of the share options

Series 2 Share Options of TOKAI Holdings Corporation

2.	Class and number of shares subject to the share options

The class of shares subject to the Series 2 Share Options of TOKAI Holdings Corporation shall be shares of common stock of TOKAI Holdings Corporation (the “Company”), and the number of shares subject to each share option (the “Number of Shares to be Granted”) shall be 500 shares. In the event TOKAI CORPORATION conducts a stock split (including the allotment of the shares of common stock without consideration, and the same applies hereinafter in this Exhibit) or stock consolidation in relation to the shares of common stock of TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the issuance of the share options, the Number of Shares to be Granted shall be adjusted in accordance with following formula.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the foregoing, in the event where it is appropriate to adjust the Number of Shares to be Granted, the Company may adjust the same to a reasonable extent.

Any fractions less than one share generated as a result of the above adjustment will be disregarded. In the event the Company makes an adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options as recorded on a register of the share options (the “Share Option Holders”), or publish a public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment. If the Company is unable to provide notification or publish the public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or shall publish a public notice promptly thereafter.

3.	Value of assets to be contributed upon exercise of the share options

The value of assets to be contributed upon exercise of the share options will equal “A” multiplied by “B”; where “A” means JPY 465, which is the per share amount to be paid in upon exercise of the share options (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	In the event either of the following (a) or (b) is conducted, the Exercise Price will respectively be adjusted in accordance with the following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen generated as a result of the adjustment shall be rounded up.

(a)	In the event TOKAI CORPORATION conducts a stock split or stock consolidation in relation to the shares of common stock of TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the issuance of the share options.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event TOKAI CORPORATION issues the new shares in relation to the shares of common stock of TOKAI CORPORATION at a price below market value during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sales to holder of shares less than one unit); or (ii) conversion or exercise of the securities that will or may be converted to the shares of common stock of TOKAI CORPORATION or the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of TOKAI CORPORATION), or in the event the Company issues new shares at a price below market value after the issuance of the share options (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sale to holder of shares less than one unit); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No.79 of 2001); (iii) exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001)); (iv) conversion of securities that will or may be converted to the shares of common stock of the Company; or (v) exercise of the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of the Company).

Exercise Price after adjustment	=	Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of TOKAI CORPORATION or the Company on the Tokyo Stock Exchange during the 30 day period (excluding any day on which no closing price is available), starting from the 45th transaction day prior to the date for application of Exercise Price after adjustment as stipulated in Subparagraph (2) below (the “Application Date”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise

Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of TOKAI CORPORATION or the Company held by TOKAI CORPORATION or the Company on (i) the record date, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, and “Y” means the total number of issued shares of common stock of TOKAI CORPORATION or the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	The date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	In the event adjustment is made pursuant to Subparagraph (1)(a) above, Exercise Price after adjustment shall be applied from: for a stock split, the day immediately following the record date of the stock split (or, if the Company does not set the record date, the effective date of the stock split); or, for stock consolidation, the day immediately following the effective date of the stock consolidation; provided, however, that if the occurrence of a stock split is subject to the proposal concerning reduction of the amount of surplus and increase of stated capital or capital reserves being approved at the ordinary meeting of shareholders of TOKAI CORPORATION or the Company, then the Exercise Price after adjustment shall be applied retrospectively to the day immediately following the said record date, after the day immediately following the closing day of such meeting of shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the day immediately following the record date and the closing day of the said meeting of shareholders (number of shares to be granted as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Stock Split”), number of shares of common stock of the Company to be granted will be adjusted in accordance with the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Stock Split
Exercise Price after adjustment

(b)	In the event the adjustment is made pursuant to Subparagraph (1)(b) above, Exercise Price after adjustment shall be applied from the day following the day on which the payment for issuance of new shares or disposal of treasury stocks is made (or, if the Company sets a payment period, the last day of such payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In addition to the events under Subparagraph (1)(a) and (b) above, in the event the Company allots other class shares to the shareholders of the shares of common stock of the Company without consideration, or distributes the shares of other companies to the shareholders of the shares of common stock of the Company, or otherwise where it is appropriate to adjust the Exercise Price, the Company may adjust the Exercise Price to an extent that is reasonable, taking into consideration matters such as the terms of such allotment or distribution.

(4)

In the event the Company makes an adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish a public notice by no later than one day prior to the Application Date. If the Company is unable to provide notification or publish a public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish a public notice promptly thereafter.

5.	The exercise period of the share option

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options will be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options by transfer

Acquisitions of the share options by transfer will be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of execution of a share-for-share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary;

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(5)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) will be delivered to the Share Option Holders who hold the remaining share options (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies will be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options will be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered will be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the exercise period of the share option, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the exercise period of the share option, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement on fractions less than one share generated upon exercise of the share options

If there is any fraction less than one share in the number of shares to be delivered to the Share Option Holders who exercised the share options, such fraction will be disregarded.

11.	Other condition of exercise of the share options

In the event the Share Option Holders waives the share options, such share options may not be exercised.

12.	Paid-in amount of the share options

Payment of consideration is not required for the share options.

13.	Day of allotment of the share options

Date of incorporation of the Company

14.	Method to exercise the share options and method of the payment with respect thereto

(1)	In the event of exercise of the share options, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designated by the representative director of the Company.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location designated by the representative director of the Company, no later than the time and date designated by the Company. In this Subparagraph (2), “A” means the value of assets to be contributed upon exercise of each of the share options, and “B” means the number of the share options subject to the exercise.

15.	Effective timing of the exercise of share options, etc.

(1) The Share Option Holders who have exercised the share options become the shareholders of the shares of common stock of the Company that are subject to the share options.

(2) Immediately after the completion of the exercise procedures, the Company will take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

16.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options, and any such change is deemed to be an integral part of this outline.

17.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options at its head office, and make it available to the Share Option Holders during its business hours.

18.	The Company delegates any other matter necessary with respect to the share option to the discretion of the representative directors.

End

Exhibit 6

Outline of Series 5 Share Options under the TOKAI Share Transfer Plan

1.	Name of the share options for offering

Series 5 Share Options of TOKAI CORPORATION

2.	Class and number of shares subject to the share options for offering

The class of shares subject to the share options for offering shall be shares of common stock of TOKAI CORPORATION (the “Company”), and the number of shares subject to each share option for offering (the “Number of Shares to be Granted”) shall be 500 shares. In the event the Company conducts a stock split (including the allotment of the shares of common stock of the Company without consideration, and the same applies hereinafter with respect to the stock split referred in this Exhibit) or stock consolidation in relation to the shares of common stock of the Company, the number of shares which are subject to each share option shall be adjusted in accordance with following formula. Subparagraph 4(2)(a) below shall be applied mutatis mutandis to the date for application of the Number of Shares to be Granted after adjustment.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the foregoing, in the event where it is appropriate to adjust the Number of Shares to be Granted, the Company may adjust the same to a reasonable extent.

Any fractions less than one share generated as a result of the above adjustment will be disregarded. In the event the Company makes an adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options for offering as recorded on a register of the share options (the “Share Option Holders”), or publish a public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment. If the Company is unable to provide notification or publish the public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or shall publish a public notice promptly thereafter.

3.	Value of assets to be contributed upon exercise of the share options for offering

The value of assets to be contributed upon exercise of the share options for offering will equal “A” multiplied by “B”; where “A” means JPY 465, which is the per share amount to be paid in upon exercise of the share options for offering (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	After the allotment day, if the Company conducts either of the following (a) or (b), the Exercise Price will respectively be adjusted in accordance with the following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen generated as a result of the adjustment shall be rounded up.

(a)	In the event the Company conducts a stock split or stock consolidation.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event the Company issues new shares at a price below market value (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sale to holder of shares less than one unit); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No.79 of 2001); (iii) exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001)); (iv) conversion of securities that will or may be converted to the shares of common stock of the Company; or (v) exercise of the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of the Company).

Exercise Price after adjustment		Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
=
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of the Company on the Tokyo Stock Exchange during the 30 day period (excluding any day on which no closing price is available), starting from the 45th transaction day prior to the date for application of Exercise Price after adjustment as stipulated in Subparagraph (2) below (the “Application Date”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of the Company held by the Company on (i) the record date, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, and “Y” means the total number of issued shares of common stock of the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	The date for application of Exercise Price after adjustment shall be calculated as follows:

(a)

In the event adjustment is made pursuant to Subparagraph (1)(a) above, Exercise Price after adjustment shall be applied from: for a stock split, the day immediately following the record date of the stock split (or, if the Company does not set the record date, the effective date of the stock split); or, for stock consolidation, the day immediately following the effective date of the stock consolidation; provided, however, that if the occurrence of a stock split is subject to the proposal concerning reduction of the amount of surplus and increase of stated capital or capital reserves being approved at the ordinary meeting of shareholders of the Company, then the Exercise Price after adjustment shall be applied retrospectively to the day immediately following the said record date, after the day immediately following the closing day of such meeting of shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options for offering during the period between the day immediately following the record date and the closing day of the said meeting of shareholders (number of shares to be granted as a result of such exercise of the share options for offering shall be the “Number of Exercised Shares Before Stock Split”), number of shares of common stock of the Company to be granted will be adjusted in accordance with the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Stock Split
Exercise Price after adjustment

(b)	In the event the adjustment is made pursuant to Subparagraph (1)(b) above, Exercise Price after adjustment shall be applied from the day following the day on which the payment for issuance of new shares or disposal of treasury stocks is made (or, if the Company sets a payment period, the last day of such payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In addition to the events under Subparagraph (1)(a) and (b) above, in the event the Company allots other class shares to the shareholders of the shares of common stock of the Company without consideration, or distributes the shares of other companies to the shareholders of the shares of common stock of the Company, or otherwise where it is appropriate to adjust the Exercise Price, the Company may adjust the Exercise Price to an extent that is reasonable, taking into consideration matters such as the terms of such allotment or distribution.

(4)	In the event the Company makes an adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish a public notice by no later than one day prior to the Application Date. If the Company is unable to provide notification or publish a public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish a public notice promptly thereafter.

5.	The period of time during which the share options for offering may be exercised

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options for offering

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options for offering shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options for offering will be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options for offering by transfer

Acquisitions of the share options for offering by transfer will be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of execution of a share-for-share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary;

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(5)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options for offering, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) will be delivered to the Share Option Holders who hold the remaining share options for offering (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies will be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options will be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered will be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement on fractions less than one share generated upon exercise of the share options for offering

If there is any fraction less than one share in the number of shares to be delivered to the Share Option Holders who exercised the share options for offering, such fraction will be disregarded.

11.	Other condition of exercise of the share options for offering

In the event the Share Option Holders waives the share options for offering, such share options for offering may not be exercised.

12.	Paid-in amount of the share options for offering

Payment of consideration is not required for the share options

13.	Method to exercise the share options and the method of payment in connection thereto

(1)	In the event of exercise of the share options for offering, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designated by the representative director of the Company.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location designated by the representative director of the Company, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options for offering, and “B” means the number of the share options for offering subject to the exercise.

14.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options for offering become the shareholders of the shares of common stock of the Company that are subject to the share options for offering.

(2)	Immediately after the completion of the exercise procedures, the Company will take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options for offering, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

15.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options for offering, and any such change is deemed to be an integral part of this outline.

16.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options for offering at its head office, and make it available to the Share Option Holders during its business hours.

17.	The Company delegates any other matter necessary with respect to the share option for offering to the discretion of the representative directors.

End

Exhibit 7

Outline of Series 3 Share Options of TOKAI Holdings Corporation

1.	Name of the share options

Series 3 Share Options of TOKAI Holdings Corporation

2.	Class and number of shares subject to the share options

The class of shares subject to the Series 3 Share Options of TOKAI Holdings Corporation shall be shares of common stock of TOKAI Holdings Corporation (the “Company”), and the number of shares subject to each share option (the “Number of Shares to be Granted”) shall be 500 shares. In the event TOKAI CORPORATION conducts a stock split (including the allotment of the shares of common stock without consideration, and the same applies hereinafter in this Exhibit) or stock consolidation in relation to the shares of common stock of TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the issuance of the share options, the Number of Shares to be Granted shall be adjusted in accordance with following formula.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the foregoing, in the event where it is appropriate to adjust the Number of Shares to be Granted, the Company may adjust the same to a reasonable extent.

Any fractions less than one share generated as a result of the above adjustment shall be disregarded. In the event the Company makes an adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options as recorded on a register of the share options (the “Share Option Holders”), or publish a public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment. If the Company is unable to provide notification or publish the public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or shall publish a public notice promptly thereafter.

3.	Value of assets to be contributed upon exercise of the share options

The value of assets to be contributed upon exercise of the share options shall be equal to “A” multiplied by “B”; where “A” means JPY 465, which is the per share amount to be paid in upon exercise of the share options (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	In the event either of the following (a) or (b) is conducted, the Exercise Price shall respectively be adjusted in accordance with the following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen generated as a result of the adjustment shall be rounded up.

(a)	In the event TOKAI CORPORATION conducts a stock split or stock consolidation in relation to the shares of common stock of TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the issuance of the share options.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event TOKAI CORPORATION issues new shares in relation to the shares of common stock of TOKAI CORPORATION at a price below market value during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sales to holder of shares less than one unit); or (ii) conversion or exercise of the securities that will or may be converted to the shares of common stock of TOKAI CORPORATION or the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of TOKAI CORPORATION), or in the event the Company issues new shares at a price below market value after the issuance of the share options (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sales to holder of shares less than one unit); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No.79 of 2001); (iii) exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001)); (iv) conversion of securities that will or may be converted to the shares of common stock of the Company; or (v) exercise of the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of the Company).

Exercise Price after adjustment	=	Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of TOKAI CORPORATION or the Company on the Tokyo Stock Exchange during the 30 day period (excluding any day on which no closing price is available), starting from the 45th transaction day prior to the date for application of Exercise Price after adjustment as stipulated in Subparagraph (2) below (the “Application Date”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise

Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of TOKAI CORPORATION or the Company held by TOKAI CORPORATION or the Company on (i) the record date, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, and “Y” means the total number of issued shares of common stock of TOKAI CORPORATION or the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	The date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	In the event adjustment is made pursuant to Subparagraph (1)(a) above, Exercise Price after adjustment shall be applied from: for a stock split, the day immediately following the record date of the stock split (or, if the Company does not set the record date, the effective date of the stock split); or, for stock consolidation, the day immediately following the effective date of the stock consolidation; provided, however, that if the occurrence of a stock split is subject to the proposal concerning reduction of the amount of surplus and increase of stated capital or capital reserves being approved at the ordinary meeting of shareholders of TOKAI CORPORATION or the Company, then the Exercise Price after adjustment shall be applied retrospectively to the day immediately following the said record date, after the day immediately following the closing day of such meeting of shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the day immediately following the record date and the closing day of the said meeting of shareholders (number of shares to be granted as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Stock Split”), number of shares of common stock of the Company to be granted shall be adjusted in accordance with the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Stock Split
Exercise Price after adjustment

(b)	In the event the adjustment is made pursuant to Subparagraph (1)(b) above, Exercise Price after adjustment shall be applied from the day following the day on which the payment for issuance of new shares or disposal of treasury stocks is made (or, if the Company sets a payment period, the last day of such payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In addition to the events under Subparagraph (1)(a) and (b) above, in the event the Company allots other class shares to the shareholders of the shares of common stock of the Company without consideration, or distributes the shares of other companies to the shareholders of the shares of common stock of the Company, or otherwise where it is appropriate to adjust the Exercise Price, the Company may adjust the Exercise Price to an extent that is reasonable, taking into consideration matters such as the terms of such allotment or distribution.

(4)

In the event the Company makes an adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish a public notice by no later than one day prior to the Application Date. If the Company is unable to provide notification or publish a public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish a public notice promptly thereafter.

5.	The exercise period of the share option

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation shall be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options shall be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options by transfer

Acquisitions of the share options by transfer shall be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of execution of a share-for-share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary;

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(5)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) shall be delivered to the Share Option Holders who hold the remaining share options (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the incorporation date of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the incorporation date of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the incorporation date of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies shall be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options shall be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered shall be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the exercise period of the share option, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the exercise period of the share option, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement on fractions less than one share generated upon exercise of the share options

If there is any fraction less than one share in the number of shares to be delivered to the Share Option Holders who exercised the share options, such fraction shall be disregarded.

11.	Other condition of exercise of the share options

In the event the Share Option Holders waives the share options, such share options may not be exercised.

12.	Paid-in amount of the share options

Payment of consideration is not required for the share options.

13.	Day of allotment of the share options

Date of incorporation of the Company

14.	Method to exercise the share options and method of the payment with respect thereto

(1)	In the event of exercise of the share options, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designated by the representative director of the Company.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location designated by the representative director of the Company, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options, and “B” means the number of the share options subject to the exercise.

15.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options become the shareholders of the shares of common stock of the Company that are subject to the share options.

(2)	Immediately after the completion of the exercise procedures, the Company shall take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

16.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options, and any such change is deemed to be an integral part of this outline.

17.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options at its head office, and make it available to the Share Option Holders during its business hours.

18.	The Company delegates any other matter necessary with respect to the share option to the discretion of the representative directors.

End

Exhibit 8

Outline of Series 2 Share Options under the VIC TOKAI Share Transfer Plan

1.	Name of the share options

Series 2 Share Options of VIC TOKAI CORPORATION

2.	Class and number of shares subject to the share options

Class of shares subject to the share options shall be shares of common stock of VIC TOKAI CORPORATION (the “Company”), and the number of shares subject to each share option (the “Number of Shares to be Granted”) shall be 1000 shares; provided, however, that in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company, the Number of Shares to be Granted shall be proportionally adjusted as follows in based on the ratio of the stock split or the stock consolidation and any fractions less than one share shall be disregarded. Subparagraph 5(2)(a) below shall be applied mutatis mutandis to the date for application of the number of shares after adjustment.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, if an inevitable event occurs where it is necessary to adjust the Number of Shares to be Granted, such as the Company conducts a reduction of stated capital, merger or company split, , the Company shall adjust the Number of Shares to be Granted within the reasonable extent, taking into consideration of the conditions, etc. of reduction of the stated capital, merger or company split.

In the event the Company makes any adjustment to the Number of Shares to be Granted, the Company shall publish public notice or provide notice to holders of share options as recorded on register of the share options (the “Share Option Holders”) by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment; provided, however, that if the Company is unable to publish public notice or provide notification by no later than one day prior to such application date, the Company shall publish public notice or provide notification to the Share Option Holders promptly thereafter.

3.	Issue price and issue date of each share option

Each share option shall be issued without any consideration, and the issue date shall be August 2, 2004.

4.	Consideration amount to be paid-in upon exercise of the share options

The consideration amount to be paid-in upon exercise of each share option shall be equal to “A” multiplied by “B”; where “A” means JPY 1019, which is the per share paid-in amount for each share to be issued or transferred upon exercise of a share option (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

5.	Adjustment of the Exercise Price

(1)	If any of the following events occur , the Exercise Price shall be adjusted in accordance with following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen shall be rounded up.

(a)	In the event the Company conducts a stock split or stock consolidation in relation to the share of common stock of the Company:

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event the Company conducts issuance of new shares or a disposal of treasury stocks at the price below market value, in relation to the shares of common stock of the Company (excluding those as a result of (i) exercise of the share options; and (ii) exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the Act on the Partial Revision of the Commercial Code, etc. (Act No.128 of 2001)):

Exercise Price after adjustment		Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	X	Paid-in amount per share
Market value
=
				Shares outstanding	+	Number of newly issued shares

(i)

The term “market value” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) during the 30 day period (excluding the days that no transaction has been contracted, the “Market Value Calculation Period”), starting from the 45th transaction days prior to the “date for application of Exercise Price after adjustment” as stipulated in Subparagraph (2) below (the “Application Date for Exercise Price After Adjustment”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	In the event the shares of common stock of the Company are listed on a stock exchange, the term “market value” used in the Adjustment Formula for the Exercise Price shall mean the average value of daily closing prices (including nominal price) of regular transactions of the shares of common stock of the Company on such stock exchange (if the shares are listed on several stock exchanges at the same time, that of the main stock exchange shall apply) during the Market Value Calculation Period (excluding the days that no transaction has been contracted). The main stock exchange means the stock exchange which the Company regards as the most appropriate, taking into consideration the trading volume, pricing ratio, etc. of the share of common stock of the Company during the Market Value Calculation Period; provided however, if the date of listing is included in the Market Value Calculation Period, the term “market value” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price) during the period until the date of listing (excluding the days that no transaction has been contracted) and the closing prices (including nominal price) during the period on or after the date of listing (excluding the days that no transaction has been contracted). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(iii)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the total number of treasury stocks of common stock of the Company held by the Company on (i) the allotment day to the shareholders, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date for Exercise Price After Adjustment, “Y” means the total number of issued shares of common stock of the Company on that day.

(iv)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	Date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	If stock split occurs, Exercise Price after adjustment, which is adjusted pursuant to Subparagraph (1)(a) above, shall be applied from the following day of the allotment day to the shareholders; if stock consolidation occurs, Exercise Price after adjustment shall be applied from the following day of the expiration date of a certain period of time under Article 215(1) of the Commercial Code; provided, however, that if occurrence of a stock split is subject to the proposal concerning capitalization of distributable profit being approved at the ordinary meeting of shareholders of the Company and the allotment day of the shares to the shareholders for the purpose of such stock split shall be set to a day prior to the closing of such ordinary meeting of shareholders of the Company, Exercise Price after adjustment, immediately after the approval of such meeting of shareholders, shall be applied retrospectively to the point in time immediately after the said allotment day of the shares to the shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the following day of the allotment day of the shares to the shareholders and ending on the closing day of the said meeting of shareholders (number of shares issued or transferred as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Approval”), number of shares of common stock of the Company calculated by the following formula shall be newly issued, and any fractions less than one share generated as a result of such calculation shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	x	Number of Exercised Shares Before Approval
Exercise Price after adjustment

(b)	Exercise Price after adjustment, which is adjusted pursuant to Subparagraph (1)(b) above, shall be applied from the following day of the payment day (if there is an allotment day to the shareholders, then it shall be applied from the following day of such allotment day).

(3)	In addition to the events under Subparagraph (1)(a) and (b) above, if an inevitable event occurs where it is necessary to adjust the Exercise Price, such as the Company conducts a reduction of stated capital, merger or company split, the Company shall adjust the Exercise Price within the reasonable extent, taking into consideration of the conditions, etc. of reduction of the stated capital, merger or company split.

(4)

In the event the Company makes adjustment to the Exercise Price, the Company shall publish public notice or notify the Share Option Holders by no later than one day prior to the Application Date for Exercise Price After Adjustment, provided, however, that if the Company is unable to publish public notice or make notification by no later than one day prior to such Application Date for Exercise Price After Adjustment, the Company shall publish public notice or provide notification to the Share Option Holders promptly thereafter.

6.	Exercise period of the share options

From July 1, 2006 to June 30, 2011

7.	Other conditions for the exercise of the share options

The share options may not be exercised partially.

8.	Retirement events and conditions of the share options

(1)	If meeting of shareholders of the Company approves a proposal of a merger agreement under which the Company will be a dissolving company, or meeting of shareholders of the Company approves a proposal of a share-for-share exchange agreement or a proposal of a share transfer under which the Company becomes a wholly-owned subsidiary, the Company may cancel the share options without consideration.

(2)	The Company may cancel unexercised share options that are acquired and held by the Company at anytime without consideration.

9.	Restriction on transfer of the share options

Transfer of the share options shall be subject to the approval of the board of directors of the Company.

10.	Issuance of the share option certificates

The share option certificates shall be issued if and only if a Share Option Holder makes a request thereof.

11.	The amount of the issue price of the shares that will not be capitalized in the event of issuance of new shares upon exercise of the share options

The amount shall be calculated by subtracting the amount of the stated capital to be increased from the Exercise Price. The amount of the stated capital to be increased shall be equal to 50% of the amount of Exercise Price, and any fraction less than one yen shall be rounded up to the nearest one yen.

12.	Calculation of dividend of profit in the event of issuance of new shares upon exercise of the share options

The first dividends of profit or interim dividends for the shares of common stock of the Company to be issued upon the exercise of the share options shall be paid as follows; (i) if the share options have been exercised between April 1 through September 30 in each year, April 1 of such year shall be deemed as the date of the issuance of relevant shares and dividends shall be paid accordingly; and (ii) if the share options have been exercised between October 1 through March 31 of the following year in each year, October 1 of such year shall be deemed as the date of the issuance of relevant shares and dividends shall be paid accordingly.

13.	Succession of the share options by wholly-owning parent company through share-for-share exchange or share transfer, under which the Company becomes a wholly-owned subsidiary, and determination policies concerning details of the share options after the succession

In the event the Company conducts a share-for-share exchange or share transfer under which the Company becomes a wholly-owned subsidiary, obligations in relation to the share options that are not exercised or cancelled at that time may be succeeded to the company becoming the wholly-owning parent company (the “Wholly-Owning Parent Company”) through share-for-share exchange or share transfer pursuant to the following determination policies.

Provided, however, that foregoing shall only apply if (a) proposal of a share-for-share exchange agreement to be entered into by and between the Company and the Wholly-Owning Parent Company or a share transfer, as applicable, is approved at the meeting of shareholders of the Company, and (b) such proposal stipulates that the Wholly-Owning Parent Company shall succeed obligations of the share options pursuant to the following determination policies upon the share-for-share exchange or share transfer, as applicable.

(1)	Class of shares of the Wholly-Owning Parent Company subject to the share options

Shares of common stock of the Wholly-Owning Parent Company

(2)	Number of shares of the Wholly-Owning Parent Company subject to each share options

The number after reasonable adjustment has been made to the Number of Shares to be Granted, taking into consideration the conditions, etc. of the share-for-share exchange or share transfer (the “Number of Shares to be Granted After Succession”).

(3)	Amount to be paid-in upon exercise of each share option

The amount after reasonable adjustment has been made to Exercise Price, taking into consideration the conditions, etc. of the share-for-share exchange or share transfer, multiplied by the Number of Shares to be Granted After Succession.

(4)	Exercise period of the share options

Starting from the first day of the exercise period of the share options as stipulated in Paragraph 6 above or the day of the share-for-share exchange or share transfer, whichever comes later, and ending on the day of last day of the exercise period of the share options as stipulated in Paragraph 6 above.

(5)	Other conditions for the exercise of the share options and retirement events and conditions of the share options

It shall be determined in accordance with Paragraphs 7 and 8 as stipulated above.

(6)	Restriction on transfer of the share options

Transfer of the share options shall be subject to the approval of the board of directors of the Wholly-Owning Company.

14.	Method to exercise the share options and method of the payment with respect thereto

(1)

In the event of exercise of the share options, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designed in Paragraph 15 below. If share option certificates of the share options relating to such exercise are issued, such certificate must be attached to the “Request for Exercise of Share Options.”

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, the Exercise Price of the shares of the common stock of the Company which will be issued or transferred upon exercise of the share options (the “Amount to be Paid-in”) must be paid in full in cash by way of transfer to the account designated by the Company in the payment handling location as stipulated in Paragraph 16 (the “Designated Account”), no later than the time and date designated by the Company.

15.	Handling location of Request for Exercise of Share Options

General Affairs Division of the Company (in case where the division responsible for handling the share options changes, the division after such change)

16.	Payment handling location upon exercise of the share options

Shizuoka Branch of the Chuo Mitsui Trust and Banking Company, Limited (or its successor bank or branch from time to time)

17.	Effective timing of the exercise of share options, etc.

(1)	The exercise of the share options shall come into effect when the payment handling location receives the “Request for Exercise of Share Options”, which was received at the handling location of Request for Exercise of Share Options, and when the Amount to be Paid-in as stipulated in Subparagraph 14(2) above has been paid by way of transfer to the Designated Account.

(2)	Promptly after the completion of the exercise procedures, the Company shall deliver the share certificates; provided, however, the Company shall not deliver the share certificates to the share holders who hold the share less than one unit.

18.	Replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, the Company may take necessary measures such as changing of this outline or other measures in the way the Company regard as appropriate in accordance with the provisions of the Commercial Code and the purpose of the share options

19.	Public notification of the issuance outline

The Company shall keep the original copy of this issuance outline for the share options at its head office, and make it available to the Share Option Holders during its business hours.

20.	The Company delegates any other matter necessary with respect to the allocation and the procedures of the share options to the discretion of the Director and President of the Company.

End

Exhibit 9

Outline of Series 4 Share Options of TOKAI Holdings Corporation

1.	Name of the share options

Series 4 Share Options of TOKAI Holdings Corporation

2.	Class and number of shares subject to the share options

Class of shares subject to the share options shall be shares of common stock of TOKAI Holdings Corporation (the “Company”), and the number of shares subject to each share option (the “Number of Shares to be Granted”) shall be 230 shares; provided, however, that in the event VIC TOKAI CORPORATION conducts a stock split (including the allotment of the shares of common stock without consideration; the same shall apply hereinafter with respect to the stock split referred in this Exhibit) or stock consolidation in relation to the shares of common stock of VIC TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the date on which the share options provided in Paragraph 3 below are allotted (the “Allotment Day”), the Number of Shares to be Granted shall be proportionately adjusted as follows based on the ratio of the stock split or stock consolidation, and in the event there is any fraction less than one share, such fraction shall be disregarded. Subparagraph 5(2)(a) below shall be applied mutatis mutandis to the date for application of the Number of Shares to be Granted after adjustment.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the above, when it is appropriate to adjust the Number of Shares to be Granted, the Company may adjust the Number of Shares to be Granted within the reasonable extent.

In the event the Company makes any adjustment to the Number of Shares to be Granted, the Company shall publish public notice or provide notice to holders of share options as recorded on register of the share options (the “Share Option Holders”) by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment; provided, however, that if the Company is unable to publish public notice or provide notification by no later than one day prior to such application date, the Company shall publish public notice or provide notification to the Share Option Holders promptly thereafter.

3.	Paid in amount and the date of allotment of the share options

Payment of consideration is not required for the share options, and the Allotment Day shall be the incorporation date of the Company.

4.	Value of the assets to be contributed upon exercise of the share options

The amount to be paid-in upon exercise of each share option shall be equal to “A” multiplied by “B”; where “A” means JPY 444, which is the per share amount to be paid in for each share to be issued or transferred upon exercise of a share option (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

5.	Adjustment of the Exercise Price

(1)	If any of the following events occurs, the Exercise Price shall be adjusted in accordance with the respective following formulas (the “Adjustment Formulas for the Exercise Price”), and any fractional amount less than one yen shall be rounded up.

(a)	in the event VIC TOKAI CORPORATION conducts a stock split or stock consolidation in relation to the shares of common stock of VIC TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the Allotment Day:

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event VIC TOKAI CORPORATION issues the new shares or disposes treasury stocks in relation to the shares of common stock of VIC TOKAI CORPORATION at a price below market value during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company (excluding those as a result of exercise of the share options, as well as exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the Act on the Partial Revision of the Commercial Code, etc. (Act No.128 of 2001)) or in the event the Company issues the new shares or disposes treasury stocks in relation to the shares of common stock of the Company at a price below market value after the Allotment Day (excluding exercise of the share options)

Exercise Price after adjustment	=	Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value
				Shares outstanding	+	Number of newly issued shares

(i)

The term “market value” used in the Adjustment Formulas for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of VIC TOKAI CORPORATION on the Osaka Stock Exchange JASDAQ Market during the 30 day period (excluding the days that no transaction has been contracted), starting from the 45th transaction days prior to the “date for application of Exercise Price after adjustment” as stipulated in Subparagraph (2) below (the “Application Date for Exercise Price After Adjustment”) or the average value of the closing prices of regular transactions of the shares of common stock of the Company on the Tokyo Stock Exchange during the 30 day period (excluding the days that no transaction has been contracted), starting from the 45th transaction days prior to the Application Date for Exercise Price After Adjustment. The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustments Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the total number of treasury stocks of common stock of VIC TOKAI CORPORATION or the Company held by VIC TOKAI CORPORATION or the Company on (i) the record date to the shareholders, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date for Exercise Price After Adjustment, “Y” means the total number of issued shares of common stock of VIC TOKAI CORPORATION or the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	Date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	Exercise Price after adjustment in the event an adjustment is made pursuant to Subparagraph(1)(a) above shall be applied from, if it is a stock split, the following day of the record date for the stock split (if no record date is provided, the effective date thereof) or, if it is a stock consolidation, the effective date thereof; provided, however, that if occurrence of a stock split is subject to the proposal concerning increase of capital or reserve by reducing the amount of surplus being approved at the ordinary meeting of shareholders of VIC TOKAI CORPORATION or the Company and the record date for the purpose of such stock split will be set to a day prior to the closing of such ordinary meeting of shareholders of VIC TOKAI CORPORATION or the Company, Exercise Price after adjustment, immediately after the approval of such meeting of shareholders, shall be applied retrospectively to the point in time immediately after the said record date. In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the following day of the record date and ending on the closing day of the said meeting of shareholders (number of shares issued or transferred as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Approval”), number of shares of common stock of the Company calculated by the following formula shall be newly issued, and any fractions less than one share generated as a result of such calculation shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Approval
Exercise Price after adjustment

(b)	Exercise Price after adjustment in the event an adjustment is made pursuant to Subparagraph (1)(b) above shall be applied from the following day of the payment date (if there is a record date, then it shall be applied from the record date).

(3)	In the event that falls under Subparagraph (1)(a) and (b) above or in the event there is an incident which requires an adjustment of Exercise Price, such as VIC TOKAI CORPORATION conducting a merger or company split during the period between November 18, 2010 and the incorporation date of the Company and the Company conducting a merger or company split after the Allotment Day, the Company shall adjust Excise Price within the reasonable extent upon taking into account the terms and conditions of the merger or company split and the like.

(4)	In the event the Company makes adjustment to the Exercise Price, the Company shall publish public notice or notify the Share Option Holders by no later than one day prior to the Application

Date for Exercise Price After Adjustment, provided, however, that if the Company is unable to publish public notice or make notification by no later than one day prior to such Application Date for Exercise Price After Adjustment, the Company shall publish public notice or provide notification to the Share Option Holders promptly thereafter.

6.	Exercise period of the share options

From April 1, 2011 to June 30, 2011

7.	Other conditions for the exercise of the share options

The share options shall not be exercised partially.

8.	Call option event of the share options by the Company

If meeting of shareholders of the Company approves a proposal of a merger agreement under which the Company will be a dissolving company, or meeting of shareholders of the Company approves a proposal of a share-for-share exchange agreement or a proposal of a share transfer under which the Company becomes a wholly-owned subsidiary, the Company may acquire all of the share options without consideration.

9.	Restriction on acquisition of the share options by transfer

Acquisitions of the share options by transfer shall be subject to the approval of the board of directors of the Company in the form of a resolution.

10.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options will be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

11.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) will be delivered to the Share Option Holders who hold the remaining share options (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies will be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options will be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered will be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 4 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the exercise period of the share option, as set forth in Paragraph 6 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the exercise period of the share option, as set forth in Paragraph 6 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 10 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 7 above

12.	Arrangement for fractions of a share generated as a result of exercise of the share options

When the number of shares to be delivered to a Share Option Holder who has exercised the share options contains fractions of a share, such fractions shall be disregarded.

13.	Method to exercise the share options and method of the payment with respect thereto

(1)	In the event of exercise of the share options, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designated by the representative director of the Company.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location designated by the representative director of the Company, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options, and “B” means the number of the share options subject to the exercise.

14.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options become the shareholders of the shares of common stock of the Company that are subject to the share options.

(2)	Immediately after the completion of the exercise procedures, the Company will take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

15.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options, and any such change is deemed to be an integral part of this outline.

16.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options at its head office, and make it available to the Share Option Holders during its business hours.

17.	The Company delegates any other matter necessary with respect to the share option to the discretion of the representative directors.

End

Exhibit 10

Outline of Series 3 Share Options under the VIC TOKAI Share Transfer Plan

1.	Name of the share options for offering

Series 3 Share Options of VIC TOKAI CORPORATION

2.	Class and number of shares subject to the share options for offering

The class of shares subject to the share options for offering shall be shares of common stock of TOKAI CORPORATION (the “Company”), and the number of shares subject to each share option for offering (the “Number of Shares to be Granted”) shall be 100 shares; provided, however, in the event the Company conducts a stock split (including the allotment of the shares of common stock of the Company without consideration, and the same applies hereinafter with respect to the stock split referred in this Exhibit) or stock consolidation in relation to the shares of common stock of the Company after the allotment day of the share options for offering (“Allotment Day”) as stipulated in Paragraph 13 below, the Number of Shares to be Granted shall be adjusted in accordance with following formula. Subparagraph 4(2)(a) below shall be applied mutatis mutandis to the date for application of the Number of Shares to be Granted after adjustment.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the foregoing, in the event where it is appropriate to adjust the Number of Shares to be Granted after the Allotment Day, the Company may adjust the same to a reasonable extent.

Any fractions less than one share generated as a result of the above adjustment shall be disregarded. In the event the Company makes an adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options for offering as recorded on a register of the share options (the “Share Option Holders”), or publish a public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment. If the Company is unable to provide notification or publish the public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or shall publish a public notice promptly thereafter.

3.	Value of assets to be contributed upon exercise of the share options for offering

The value of assets to be contributed upon exercise of each share option for offering shall be equal to “A” multiplied by “B”; where “A” means JPY 1,242, which is the per share paid-in amount of the shares that can be allotted upon exercise of the share options for offering (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	After the Allotment Day, if the Company conducts either of the following (a) or (b), the Exercise Price shall respectively be adjusted in accordance with the following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen generated as a result of the adjustment shall be rounded up.

(a)	In the event the Company conducts a stock split or stock consolidation.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event the Company issues new shares or disposes its treasury stocks at a price below market value (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sale to holder of shares less than one unit); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No.79 of 2001); (iii) exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001)); (iv) conversion of securities that will or may be converted to the shares of common stock of the Company; or (v) exercise of the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of the Company).

Exercise Price after adjustment	=	Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of the Company on the Osaka Stock Exchange JASDAQ Market during the 30 day period (excluding any day on which no closing price is available), starting from the 45th transaction day prior to the date for application of Exercise Price after adjustment as stipulated in Subparagraph (2) below (the “Application Date”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of the Company held by the Company on (i) the record date, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, and “Y” means the total number of issued shares of common stock of the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	The date for application of Exercise Price after adjustment shall be calculated as follows:

(a)

In the event adjustment is made pursuant to Subparagraph (1)(a) above, Exercise Price after adjustment shall be applied from: for a stock split, the day immediately following the record date of the stock split (or, if the Company does not set the record date, the effective date of the stock split); or, for stock consolidation, the day immediately following the effective date of the stock consolidation; provided, however, that if the occurrence of a stock split is subject to the proposal concerning reduction of the amount of surplus and increase of stated capital or capital reserves being approved at the ordinary meeting of shareholders of the Company, and the record date of the stock split is set on or before the conclusion of such meeting of the shareholders of the Company, then the Exercise Price after adjustment shall be applied retrospectively to the day immediately following the said record date, after the day immediately following the closing day of such meeting of shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options for offering during the period between the day immediately following the record date and the closing day of the said meeting of shareholders (number of shares to be granted as a result of such exercise of the share options for offering shall be the “Number of Exercised Shares Before Stock Split”), number of shares of common stock of the Company to be granted shall be adjusted in accordance with the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Stock Split
Exercise Price after adjustment

(b)	In the event the adjustment is made pursuant to Subparagraph (1)(b) above, Exercise Price after adjustment shall be applied from the day following the day on which the payment for issuance of new shares or disposal of treasury stocks is made (or, if the Company sets a payment period, the last day of such payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In addition to the events under Subparagraph (1)(a) and (b) above, in the event the Company allots other class shares to the shareholders of the shares of common stock of the Company without consideration, or distributes the shares of other companies to the shareholders of the shares of common stock of the Company, or otherwise where it is appropriate to adjust the Exercise Price after the Allotment Day, the Company may adjust the Exercise Price to an extent that is reasonable, taking into consideration matters such as the terms of such allotment or distribution.

(4)	In the event the Company makes an adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish a public notice by no later than one day prior to the Application Date. If the Company is unable to provide notification or publish a public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish a public notice promptly thereafter.

5.	The period of time during which the share options for offering may be exercised

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options for offering

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options for offering shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation shall be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options for offering shall be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options for offering by transfer

Acquisitions of the share options for offering by transfer shall be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options for offering by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options for offering without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of execution of a share-for-share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary;

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(5)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options for offering, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) shall be delivered to the Share Option Holders who hold the remaining share options for offering (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the incorporation date of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies shall be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options shall be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered shall be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement on fractions less than one share generated upon exercise of the share options for offering

If there is any fraction less than one share in the number of shares to be delivered to the Share Option Holders who exercised the share options for offering, such fraction shall be disregarded.

11.	Other condition of exercise of the share options for offering

In the event the Share Option Holders waives the share options for offering, such share options for offering may not be exercised.

12.	Paid-in amount of the share options for offering

Payment of consideration is not required for the share options.

13.	Day of allotment of the share options for offering

August 17, 2009

14.	Method to exercise the share options and the method of payment in connection thereto

(1)	In the event of exercise of the share options for offering, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as stipulated in Paragraph 15 below.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location stipulated in Paragraph 16 below, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options for offering, and “B” means the number of the share options for offering subject to the exercise.

15.	Place where request for exercise of share options for offering is accepted

General Affairs Division or other division of the Company then in charge of this matter

16.	Payment handling location upon exercise of the share options for offering

Shizuoka Branch of the Chuo Mitsui Trust and Banking Company, Limited (or its successor bank or branch from time to time)

17.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options for offering become the shareholders of the shares of common stock of the Company that are subject to the share options for offering.

(2)	Immediately after the completion of the exercise procedures, the Company shall take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options for offering, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

18.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options for offering, and any such change is deemed to be an integral part of this outline.

19.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options for offering at its head office, and make it available to the Share Option Holders during its business hours.

20.	The Company delegates any other matter necessary with respect to the share option for offering to the discretion of the representative directors.

End

Exhibit 11

Outline of Series 5 Share Options of TOKAI Holdings Corporation

1.	Name of the share options

Series 5 Share Options of TOKAI Holdings Corporation

2.	Class and number of shares subject to the share options

Class of shares subject to the Series 5 Share Options of TOKAI Holdings Corporation shall be shares of common stock of TOKAI Holdings Corporation (the “Company”), and the number of shares subject to each share option (the “Number of Shares to be Granted”) shall be 230 shares; provided, however, that in the event VIC TOKAI CORPORATION conducts a stock split (including the allotment of the shares of common stock without consideration; the same shall apply hereinafter with respect to the stock split referred in this Exhibit) or stock consolidation in relation to the shares of common stock of VIC TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the date on which the share options provided in Paragraph 13 below are allotted (the “Allotment Day”), the Number of Shares to be Granted shall be adjusted by the following formula. Subparagraph 4(2)(a) below shall be applied mutatis mutandis to the date for application of the Number of Shares to be Granted after adjustment.

Number of shares to be granted after adjustment	=	Number of shares to be granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the above, when it is appropriate to adjust the Number of Shares to be Granted, the Company may adjust the Number of Shares to be Granted within the reasonable extent.

Any fractions less than one share generated as a result of the abovementioned adjustment shall be disregarded.

In the event the Company makes any adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options as recorded on register of the share options (the “Share Option Holders”) or publish public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment; provided, however, that if the Company is unable to provide notification or publish public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or publish public notice promptly thereafter.

3.	Value of the assets to be contributed upon exercise of the share options

The value of assets to be contributed upon exercise of the share options shall be equal to “A” multiplied by “B”; where “A” means JPY 540, which is the per share paid-in amount for each share to be delivered upon exercise of a share option (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	If any of the events provided in Subparagraphs (a) and (b) below occurs, the Exercise Price shall be adjusted in accordance with the respective following formulas (the “Adjustment Formulas for the Exercise Price”), and any fractional amount less than one yen shall be rounded up.

(a)	in the event VIC TOKAI CORPORATION conducts a stock split or stock consolidation in relation to the shares of common stock of VIC TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the Allotment Day:

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event VIC TOKAI CORPORATION issues the new shares or disposes treasury stocks in relation to the shares of common stock of VIC TOKAI CORPORATION at a price below market value during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company (excluding those as a result of (i) sale of treasury stocks under the provisions of Article 194 of the Companies Act (demand for a sale of a fraction of shares by a holder of the fraction of shares); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of Act on the Partial Revision of the Commercial Code, etc. (Act No.79 of 2001); (iii) exercise of share subscription right under Article 280-19 of the Commercial Code before the enforcement of the Act on the Partial Revision of the Commercial Code, etc. (Act No.128 of 2001); (iv) conversion of securities which will or may be converted to shares of common stock of VIC TOKAI CORPORATION; and (v) exercise of share options with which delivery of shares of common stock of VIC TOKAI CORPORATION may be demanded (including those provided with corporate bonds with share options)) and in the event the Company issues new shares, or disposes the treasury stocks, at a price below market value after the Allotment Day (excluding those as a result of (i) sale of treasury stocks under the provisions of Article 194 of the Companies Act (demand for a sale of a fraction of shares by a holder of the fraction of shares); (ii) conversion of securities which will or may be converted to shares of common stock of the Company; and (iii) exercise of share options with which delivery of shares of common stock of the Company may be demanded (including those provided with corporate bonds with share options)):

Exercise Price after adjustment	=	Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formulas for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of VIC TOKAI CORPORATION on the Osaka Stock Exchange JASDAQ Market during the 30 day period (excluding the days that there is no closing price), starting from the 45th transaction days prior to the “date for application of Exercise Price after adjustment” as stipulated in Subparagraph (2) below (the “Application Date”) or the average value of the closing prices of regular transactions of the shares of common stock of the Company on the Tokyo Stock Exchange during the 30 day period (excluding the days that there is no closing price), starting from the 45th transaction days prior to the Application Date. The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustments Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of VIC TOKAI CORPORATION or the Company held by VIC TOKAI CORPORATION or the Company on (i) the record date to the shareholders, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, “Y” means the total number of issued shares of common stock of VIC TOKAI CORPORATION or the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	Date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	Exercise Price after adjustment in the event an adjustment is made pursuant to Subparagraph(1)(a) above shall be applied from, if it is a stock split, the following day of the record date for the stock split (if no record date is provided, the effective date thereof) or, if it is a stock consolidation, the effective date thereof; provided, however, that if occurrence of a stock split is subject to the proposal concerning increase of capital or reserve by reducing the amount of surplus being approved at the meeting of shareholders of VIC TOKAI CORPORATION or the Company and the record date for the purpose of such stock split will be set to a day prior to the closing of such meeting of shareholders of the Company, Exercise Price after adjustment, from the day immediately following the date of the completion of the meeting of shareholders, shall be applied retrospectively to the day immediately following the said record date.

In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the following day of the record date and ending on the closing day of the said meeting of shareholders (number of shares delivered as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Split”), number of shares of common stock of the Company to be delivered shall be adjusted by the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Split
Exercise Price after adjustment

(b)	Exercise Price after adjustment in the event an adjustment is made pursuant to Subparagraph (1)(b) above shall be applied from the following day of the payment date for the issuance and disposition (if a payment period is set, the last day of the payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In the event that falls under Subparagraphs (1)(a) and (b) above or in the event it is appropriate to adjust Exercise Price, such as allotment of other classes of shares to holders of common stock without consideration and distribution to holders of common stock of another company, the Company may adjust Excise Price within the reasonable extent upon taking into account the terms and conditions of the allotment or distribution and the like.

(4)	In the event the Company makes adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish public notice by no later than one day prior to the Application Date, provided, however, that if the Company is unable to make notification or publish public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish public notice promptly thereafter.

5.	Exercise period of the share options

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options will be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options by transfer

Acquisitions of the share options by transfer shall be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of execution of a share-for-share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary;

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(5)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) will be delivered to the Share Option Holders who hold the remaining share options (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies will be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options will be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered will be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the exercise period of the share option, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the exercise period of the share option, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement for fractions of a share generated as a result of exercise of the share options

When the number of shares to be delivered to a Share Option Holder who has exercised the share options contains fractions of a share, such fractions shall be disregarded.

11.	Other conditions for exercise of the share options

When the Share Option Holders surrender the share options, they may not exercise the share options.

12.	Paid-in amount of the share options

Payment of consideration is not required for the share options.

13.	Day of allotment of the share options

Date of incorporation of the Company

14.	Method to exercise the share options and method of the payment with respect thereto

(1)	In the event of exercise of the share options, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designated by the representative director of the Company.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location designated by the representative director of the Company, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options, and “B” means the number of the share options subject to the exercise.

15.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options become the shareholders of the shares of common stock of the Company that are subject to the share options.

(2)	Immediately after the completion of the exercise procedures, the Company will take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

16.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options, and any such change is deemed to be an integral part of this outline.

17.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options at its head office, and make it available to the Share Option Holders during its business hours.

18.	The Company delegates any other matter necessary with respect to the share option to the discretion of the representative directors.

End

Exhibit 12

Outline of Series 4 Share Options under the VIC TOKAI Share Transfer Plan

1.	Name of the share options for offering

Series 4 Share Options of VIC TOKAI CORPORATION

2.	Class and number of shares subject to the share options for offering

The class of shares subject to the share options for offering shall be shares of common stock of TOKAI CORPORATION (the “Company”), and the number of shares subject to each share option for offering (the “Number of Shares to be Granted”) shall be 100 shares; provided, however, in the event the Company conducts a stock split (including the allotment of the shares of common stock of the Company without consideration, and the same applies hereinafter with respect to the stock split referred in this Exhibit) or stock consolidation in relation to the shares of common stock of the Company after the allotment day of the share options for offering (“Allotment Day”) as stipulated in Paragraph 13 below, the Number of Shares to be Granted shall be adjusted in accordance with following formula. Subparagraph 4(2)(a) below shall be applied mutatis mutandis to the date for application of the Number of Shares to be Granted after adjustment.

Number of Shares to be Granted after adjustment	=	Number of Shares to be Granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the foregoing, in the event where it is appropriate to adjust the Number of Shares to be Granted after the Allotment Day, the Company may adjust the same to a reasonable extent.

Any fractions less than one share generated as a result of the above adjustment shall be disregarded. In the event the Company makes an adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options for offering as recorded on a register of the share options (the “Share Option Holders”), or publish a public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment. If the Company is unable to provide notification or publish the public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or shall publish a public notice promptly thereafter.

3.	Value of assets to be contributed upon exercise of the share options for offering

The value of assets to be contributed upon exercise of each share option for offering shall be equal to “A” multiplied by “B”; where “A” means JPY 1,242, which is the per share paid-in amount of the shares that can be allotted upon exercise of the share options for offering (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	After the Allotment Day, if the Company conducts either of the following (a) or (b), the Exercise Price shall respectively be adjusted in accordance with the following formula (the “Adjustment Formula for the Exercise Price”), and any fractional amount less than one yen generated as a result of the adjustment shall be rounded up.

(a)	In the event the Company conducts a stock split or stock consolidation.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event the Company issues new shares or disposes its treasury stocks at a price below market value (excluding those as a result of (i) sales of treasury stocks under Article 194 of the Companies Act (demand for sale to holder of shares less than one nit); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No.79 of 2001); (iii) exercise of a share subscription right under Article 280-19 of the Commercial Code before the enforcement of the “Act on the Partial Revision of the Commercial Code, etc.” (Act No. 128 of 2001)); (iv) conversion of securities that will or may be converted to the shares of common stock of the Company; or (v) exercise of the share options (including those attached to the bonds with share options) that may require the delivery of the shares of common stock of the Company).

Exercise Price after adjustment		Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
=
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formula for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of the Company on the Osaka Stock Exchange JASDAQ Market during the 30 day period (excluding any day on which no closing price is available), starting from the 45th transaction day prior to the date for application of Exercise Price after adjustment as stipulated in Subparagraph (2) below (the “Application Date”). The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustment Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of the Company held by the Company on (i) the record date, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, and “Y” means the total number of issued shares of common stock of the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	The date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	In the event adjustment is made pursuant to Subparagraph (1)(a) above, Exercise Price after adjustment shall be applied from: for a stock split, the day immediately following the record date of the stock split (or, if the Company does not set the record date, the effective date of the stock split); or, for stock consolidation, the day immediately following the effective date of the stock consolidation; provided, however, that if the occurrence of a stock split is subject to the proposal concerning reduction of the amount of surplus and increase of stated capital or capital reserves being approved at the ordinary meeting of shareholders of the Company, and the record date of the stock split is set on or before the conclusion of such meeting of the shareholders of the Company, then the Exercise Price after adjustment shall be applied retrospectively to the day immediately following the said record date, after the day immediately following the closing day of such meeting of shareholders. In the foregoing case, for the Share Option Holders who have exercised their share options for offering during the period between the day immediately following the record date and the closing day of the said meeting of shareholders (number of shares to be granted as a result of such exercise of the share options for offering shall be the “Number of Exercised Shares Before Stock Split”), number of shares of common stock of the Company to be granted shall be adjusted in accordance with the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Stock Split
Exercise Price after adjustment

(b)	In the event the adjustment is made pursuant to Subparagraph (1)(b) above, Exercise Price after adjustment shall be applied from the day following the day on which the payment for issuance of new shares or disposal of treasury stocks is made (or, if the Company sets a payment period, the last day of such payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In addition to the events under Subparagraphs (1)(a) and (b) above, in the event the Company allots other class shares to the shareholders of the shares of common stock of the Company without consideration, or distributes the shares of other companies to the shareholders of the shares of common stock of the Company, or otherwise where it is appropriate to adjust the Exercise Price after the Allotment Day, the Company may adjust the Exercise Price to an extent that is reasonable, taking into consideration matters such as the terms of such allotment or distribution.

(4)	In the event the Company makes an adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish a public notice by no later than one day prior to the Application Date. If the Company is unable to provide notification or publish a public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish a public notice promptly thereafter.

5.	The period of time during which the share options for offering may be exercised

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options for offering

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options for offering shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation shall be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options for offering shall be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options for offering by transfer

Acquisitions of the share options for offering by transfer shall be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options for offering without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options for offering, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) shall be delivered to the Share Option Holders who hold the remaining share options for offering (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies shall be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options shall be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered shall be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the period of time during which the share options for offering may be exercised, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement on fractions less than one share generated upon exercise of the share options for offering

If there is any fraction less than one share in the number of shares to be delivered to the Share Option Holders who exercised the share options for offering, such fraction shall be disregarded.

11.	Other condition of exercise of the share options for offering

In the event the Share Option Holders waives the share options for offering, such share options for offering may not be exercised.

12.	Paid-in amount of the share options for offering

Payment of consideration is not required for the share options.

13.	Day of allotment of the share options for offering

August 17, 2009

14.	Method to exercise the share options and the method of payment in connection thereto

(1)	In the event of exercise of the share options for offering, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as stipulated in Paragraph 15 below.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location as stipulated in Paragraph 16 below, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options for offering, and “B” means the number of the share options for offering subject to the exercise.

15.	Place where request for exercise of share options for offering is accepted

General Affairs Division or other division of the Company then in charge of this matter

16.	Payment handling location for exercise of the share options for offering

Shizuoka Branch of the Chuo Mitsui Trust and Banking Company, Limited (or its successor bank or branch from time to time)

17.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options for offering become the shareholders of the shares of common stock of the Company that are subject to the share options for offering.

(2)	Immediately after the completion of the exercise procedures, the Company shall take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options for offering, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

18.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options for offering, and any such change is deemed to be an integral part of this outline.

19.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options for offering at its head office, and make it available to the Share Option Holders during its business hours.

20.	The Company delegates any other matter necessary with respect to the share option for offering to the discretion of the representative directors.

End

Exhibit 13

Outline of Series 6 Share Options of TOKAI Holdings Corporation

1.	Name of the share options

Series 6 Share Options of TOKAI Holdings Corporation

2.	Class and number of shares subject to the share options

Class of shares subject to the Series 6 Share Options of TOKAI Holdings Corporation shall be shares of common stock of TOKAI Holdings Corporation (the “Company”), and the number of shares subject to each share option (the “Number of Shares to be Granted”) shall be 230 shares; provided, however, that in the event VIC TOKAI CORPORATION conducts a stock split (including the allotment of the shares of common stock without consideration; the same shall apply hereinafter with respect to the stock split referred in this Exhibit) or stock consolidation in relation to the shares of common stock of VIC TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the date on which the share options provided in Paragraph 13 below are allotted (the “Allotment Day”), the Number of Shares to be Granted shall be adjusted by the following formula. Subparagraph 4(2)(a) below shall be applied mutatis mutandis to the date for application of the Number of Shares to be Granted after adjustment.

Number of shares to be granted after adjustment	=	Number of shares to be granted before adjustment	x	Ratio of stock split or stock consolidation

Furthermore, in addition to the above, when it is appropriate to adjust the Number of Shares to be Granted, the Company may adjust the Number of Shares to be Granted within the reasonable extent.

Any fractions less than one share generated as a result of the abovementioned adjustment shall be disregarded.

In the event the Company makes any adjustment to the Number of Shares to be Granted, the Company shall provide notice to holders of share options as recorded on register of the share options (the “Share Option Holders”) or publish public notice by no later than one day prior to the application date of the Number of Shares to be Granted after adjustment; provided, however, that if the Company is unable to provide notification or publish public notice by no later than one day prior to such application date, the Company shall provide notification to the Share Option Holders or publish public notice promptly thereafter.

3.	Value of the assets to be contributed upon exercise of the share options

The value of assets to be contributed upon exercise of the share options shall be equal to “A” multiplied by “B”; where “A” means JPY 540, which is the per share paid-in amount for each share to be delivered upon exercise of a share option (the “Exercise Price”), and “B” means the Number of Shares to be Granted.

4.	Adjustment of the Exercise Price

(1)	If any of the events provided in Subparagraphs (a) and (b) below occurs, the Exercise Price shall be adjusted in accordance with the respective following formulas (the “Adjustment Formulas for the Exercise Price”), and any fractional amount less than one yen shall be rounded up.

(a)	in the event VIC TOKAI CORPORATION conducts a stock split or stock consolidation in relation to the shares of common stock of VIC TOKAI CORPORATION during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company, or in the event the Company conducts a stock split or stock consolidation in relation to the shares of common stock of the Company after the Allotment Day:

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of stock split or stock consolidation

(b)	In the event VIC TOKAI CORPORATION issues the new shares or disposes treasury stocks in relation to the shares of common stock of VIC TOKAI CORPORATION at a price below market value during the period between November 18, 2010 and the day immediately preceding the incorporation date of the Company (excluding those as a result of (i) sale of treasury stocks under the provisions of Article 194 of the Companies Act (demand for a sale of a fraction of shares by a holder of the fraction of shares); (ii) transfer of treasury stocks under Supplementary Provision 5(2) of Act on the Partial Revision of the Commercial Code, etc. (Act No.79 of 2001); (iii) exercise of share subscription right under Article 280-19 of the Commercial Code before the enforcement of the Act on the Partial Revision of the Commercial Code, etc. (Act No.128 of 2001); (iv) conversion of securities which will or may be converted to shares of common stock of VIC TOKAI CORPORATION; and (v) exercise of share options with which delivery of shares of common stock of VIC TOKAI CORPORATION may be demanded (including those provided with corporate bonds with share options)) and in the event the Company issues new shares, or disposes the treasury stocks, at a price below market value after the Allotment Day (excluding those as a result of (i) sale of treasury stocks under the provisions of Article 194 of the Companies Act (demand for a sale of a fraction of shares by a holder of the fraction of shares); (ii) conversion of securities which will or may be converted to shares of common stock of the Company; and (iii) exercise of share options with which delivery of shares of common stock of the Company may be demanded (including those provided with corporate bonds with share options)):

Exercise Price after adjustment	=	Exercise Price before adjustment	x	Shares outstanding	+	Number of newly issued shares	x	Paid-in amount per share
Market value before issuance of new shares
				Shares outstanding	+	Number of newly issued shares

(i)

The term “Market value before issuance of new shares” used in the Adjustment Formulas for the Exercise Price shall mean the average value of the closing prices (including nominal price; the same shall apply hereafter in this Exhibit) of regular transactions of the shares of common stock of VIC TOKAI CORPORATION on the Osaka Stock Exchange JASDAQ Market during the 30 day period (excluding the days that there is no closing price), starting from the 45th transaction days prior to the “date for application of Exercise Price after adjustment” as stipulated in Subparagraph (2) below (the “Application Date”) or the average value of the closing prices of regular transactions of the shares of common stock of the Company on the Tokyo Stock Exchange during the 30 day period (excluding the days that there is no closing price), starting from the 45th transaction days prior to the Application Date. The “average value” shall be calculated to two places of decimals and rounded off to one decimal place.

(ii)	The term “Shares outstanding” used in the above Adjustments Formula for the Exercise Price shall be calculated by subtracting “X” from “Y”; where “X” means the number of treasury stocks of common stock of VIC TOKAI CORPORATION or the Company held by VIC TOKAI CORPORATION or the Company on (i) the record date to the shareholders, if the Company has set such date with respect to the relevant event, and (ii) for other cases, the day one month prior to the Application Date, “Y” means the total number of issued shares of common stock of VIC TOKAI CORPORATION or the Company on that day.

(iii)	In the event the treasury stocks will be disposed of, the term “Number of newly issued shares” shall be replaced with the term “Number of treasury stocks to be disposed of.”

(2)	Date for application of Exercise Price after adjustment shall be calculated as follows:

(a)	Exercise Price after adjustment in the event an adjustment is made pursuant to Subparagraph(1)(a) above shall be applied from, if it is a stock split, the following day of the record date for the stock split (if no record date is provided, the effective date thereof) or, if it is a stock consolidation, the effective date thereof; provided, however, that if occurrence of a stock split is subject to the proposal concerning increase of capital or reserve by reducing the amount of surplus being approved at the meeting of shareholders of VIC TOKAI CORPORATION or the Company and the record date for the purpose of such stock split will be set to a day prior to the closing of such meeting of shareholders of the Company, Exercise Price after adjustment, from the day immediately following the date of the completion of the meeting of shareholders, shall be applied retrospectively to the day immediately following the said record date.

In the foregoing case, for the Share Option Holders who have exercised their share options during the period between the following day of the record date and ending on the closing day of the said meeting of shareholders (number of shares delivered as a result of such exercise of the share options shall be the “Number of Exercised Shares Before Split”), number of shares of common stock of the Company to be delivered shall be adjusted by the following formula, and any fractions less than one share generated as a result of such adjustment shall be disregarded.

Number of newly issued shares	=	(Exercise Price before adjustment	-	Exercise Price after adjustment)	X	Number of Exercised Shares Before Split
Exercise Price after adjustment

(b)	Exercise Price after adjustment in the event an adjustment is made pursuant to Subparagraph (1)(b) above shall be applied from the following day of the payment date for the issuance and disposition (if a payment period is set, the last day of the payment period) (if there is a record date, then it shall be applied from the following day of such record date).

(3)	In the event that falls under Subparagraph (1)(a) and (b) above or in the event it is appropriate to adjust Exercise Price, such as allotment of other classes of shares to holders of common stock without consideration and distribution to holders of common stock of another company, the Company may adjust Excise Price within the reasonable extent upon taking into account the terms and conditions of the allotment or distribution and the like.

(4)	In the event the Company makes adjustment to the Exercise Price, the Company shall notify the Share Option Holders or publish public notice by no later than one day prior to the Application Date, provided, however, that if the Company is unable to make notification or publish public notice by no later than one day prior to such Application Date, the Company shall provide notification to the Share Option Holders or publish public notice promptly thereafter.

5.	Exercise period of the share options

From August 1, 2011 to July 31, 2016

6.	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options

(1)	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

(2)	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options will be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph (1) above, and “Y” means the maximum amount of capital increase under that Subparagraph.

7.	Restriction on acquisition of the share options by transfer

Acquisitions of the share options by transfer shall be subject to the approval of the board of directors of the Company.

8.	Call option event of the share options by the Company

If the approval of the meeting of shareholders of the Company (or, if the meeting of shareholders of the Company is not required, the resolution by the board of directors or the representative executive officer of the Company) is made for the following Subparagraph (1), (2), (3), (4), or (5), the Company may acquire the share options without consideration on the day as separately designated by the board of director of the Company:

(1)	proposal of execution of a merger agreement under which the Company will be a dissolving company;

(2)	proposal of execution of a company split agreement or company split plan under which the Company will be a splitting company;

(3)	proposal of execution of a share-for-share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary;

(4)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of all of the issued shares of the Company, to the effect that the approval of the Company is required for the acquisition of such shares by transfer; or

(5)	proposal of amendment to the Article of Incorporation of the Company to create a provision, as a feature of the class shares that are subject to the share options, to the effect that the approval of the Company is required for the acquisition of such class shares by transfer, or that the Company will acquire all of such class shares upon resolution of the meeting of shareholders of the Company.

9.	Determination policy in Reorganization regarding the details of grant of share options of the Reorganized Companies

In the event the Company conducts a merger (limited to cases where the Company dissolves as a result of the merger), absorption-type company split or incorporation-type company split (in each event, limited to cases where the Company becomes a splitting company), or share-for-share exchange or share transfer (in each event, limited to cases where the Company becomes a wholly-owned subsidiary) (collectively, the “Reorganization”), the share options of the stock companies listed in Article 236(1)(viii)(a) through (e) of the Companies Act (such companies, the “Reorganized Companies”) will be delivered to the Share Option Holders who hold the remaining share options (the “Remaining Share Options”) as of the point in time immediately preceding the effective date of the Reorganization (the effective date means: with respect to absorption-type merger, the day on which the absorption-type merger comes into effect; with respect to incorporation-type merger, the date of incorporation of the stock company to be incorporated through the incorporation-type merger; with respect to absorption-type company split, the day on which the absorption-type company split comes into effect; with respect to incorporation-type company split, the date of incorporation of the stock company to be incorporated through the incorporation-type company split; with respect to share-for-share exchange, the day on which the share-for-share exchange comes into effect; and with respect to share transfer, the date of incorporation of the wholly-owning parent company to be incorporated through the share transfer), respectively. The relevant absorption-type merger agreements, incorporation-type merger agreements, absorption-type company split agreements, incorporation-type company split plans, share-for-share exchange agreements, or share transfer plans must have a provision to the effect that the share options of the Reorganized Companies will be delivered in accordance with each of the following items:

(1)	The number of the share options of the Reorganized Companies to be delivered:

In each case, the share options will be delivered in the number equal to the number of the Remaining Share Options that are held by the Share Option Holders.

(2)	Class of the shares of the Reorganized Companies subject to the share options:

Shares of common stock of the Reorganized Companies

(3)	The number of shares of the Reorganized Companies subject to the share options:

To be determined in accordance with Paragraph 2 above, taking into consideration the terms, etc., of the Reorganization

(4)	Value of assets to be contributed upon exercise of the share options:

The value of assets to be contributed upon exercise of each share option to be delivered will be equal to “A” multiplied by “B”; where “A” means the amount to be paid in after reorganization, which is calculated by adjusting the Exercise Price under Paragraph 3 above in consideration of the terms, etc., of the Reorganization, and “B” means the number of shares of the Reorganized Companies subject to the share options, which is determined in accordance with Paragraph 2 above

(5)	Exercise period of the share option:

The period starting from the later of (a) the starting day of the exercise period of the share option, as set forth in Paragraph 5 above, or (b) the day on which the Reorganization comes into effect, and ending on the expiration day of the exercise period of the share option, as set forth in Paragraph 5 above

(6)	Matters regarding increased stated capital and capital reserves in the event of issuance of shares upon exercise of the share options:

To be determined in accordance with Paragraph 6 above

(7)	Restriction on acquisition of the share options by transfer:

Any acquisition of the share options by transfer is subject to the approval of the board of directors of the Reorganized Companies

(8)	Call option event of the share options by the Company:

To be determined in accordance with Paragraph 8 above

(9)	Other conditions for the exercise of the share options

To be determined in accordance with Paragraph 11 below

10.	Arrangement for fractions of a share generated as a result of exercise of the share options

When the number of shares to be delivered to a Share Option Holder who has exercised the share options contains fractions of a share, such fractions shall be disregarded.

11.	Other conditions for exercise of the share options

When the Share Option Holders surrender the share options, they may not exercise the share options.

12.	Paid-in amount of the share options

Payment of consideration is not required for the share options.

13.	Day of allotment of the share options

Date of incorporation of the Company

14.	Method to exercise the share options and method of the payment with respect thereto

(1)	In the event of exercise of the share options, “Request for Exercise of Share Options” in the form designated by the Company, must be submitted, with necessary information being filled in and names and seals being affixed, to the handling location of Request for Exercise of Share Options as designated by the representative director of the Company.

(2)	Along with submission of the “Request for Exercise of Share Options” under Subparagraph (1) above, an amount equal to “A” multiplied by “B” must be paid in full in cash by way of transfer to the bank account designated by the Company in the payment handling location designated by the representative director of the Company, no later than the time and date designated by the Company. In this Subparagraph, “A” means the value of assets to be contributed upon exercise of each of the share options, and “B” means the number of the share options subject to the exercise.

15.	Effective timing of the exercise of share options, etc.

(1)	The Share Option Holders who have exercised the share options become the shareholders of the shares of common stock of the Company that are subject to the share options.

(2)	Immediately after the completion of the exercise procedures, the Company will take procedures necessary for entering or recording the shares acquired by the Share Option Holders through the exercise of the share options, on the Share Option Holders’ account that has been opened by the Share Option Holders in advance at the financial instruments business operators, etc. designated by the Company.

16.	Handling of replacement of terms or other measures regarding the provisions of this outline

If replacement of terms or other measures are required with respect to any provision of this outline, this outline may be changed with respect to the handling of matters relating thereto, in accordance with the provisions of the Companies Act and the purpose of the share options, and any such change is deemed to be an integral part of this outline.

17.	Public notification of this outline

The Company shall keep the original copy of the issuance outline for the share options at its head office, and make it available to the Share Option Holders during its business hours.

18.	The Company delegates any other matter necessary with respect to the share option to the discretion of the representative directors.

End

Location Map to the Venue of

the Extraordinary Shareholders Meeting

GRANDAIR Bouquet TOKAI, “Symphony”

Aoi Tower 4th Floor

17-1, Kouyamachi, Aoi-Ku, Shizuoka-Shi

TEL: +81-54-273-5225

Reference Materials for the Extraordinary Meeting of Shareholders

Exhibits for Proposal 1

Business Report

Consolidated Balance Sheet

Consolidated Statement of Income

Consolidated Statement of Changes in Shareholders’ Equity

Non-Consolidated Balance Sheet

Non-Consolidated Statement of Income

Non-Consolidated Statement of Changes in Shareholders’ Equity

Audit Report Pertaining to the Consolidated Financial Statements by Accounting Auditor (COPY)

Audit Report by Accounting Auditor (COPY)

Audit Report by the Board of Corporate Auditors (COPY)

TOKAI CORPORATION

Business Report

(From April 1, 2009 to March 31, 2010)

1.	Current state of the Company Group

(1)	Progress and results of business

Japan’s economy showed partial signs of recovery during this consolidated fiscal year, such as consecutive rise in the real GDP (Gross Domestic Product) growth rate in three consecutive quarters, recorded in the October - December term, following the April - June and July - September terms, primarily as a result of the gradual increase of exports and the government’s economic policies. Severe conditions, however, continued to exist, such as the weak economic self-sustainability and the high unemployment rate.

As to our Company Group’s business results for this consolidated fiscal year, our sales were JPY 159,228 million (a 3.9% decrease from the previous year) and our operating income was JPY 10,029 million (a 21.1% increase from the previous year). We recorded ordinary income of JPY 10,822 million (an ordinary loss of JPY 257 million for the previous year) and net income of JPY 3,080 million (a net loss of JPY 2,187 million for the previous year), both of which greatly improved this year primarily as a result of the profit of JPY 2,072 million generated from future transactions (including the profit from the commodity swap trading conducted to stabilize our liquefied petroleum gas purchase costs) (a loss of JPY 6,794 million from future transactions for the previous year) in non-operating income and loss.

Our Company Group consists of the following main divisions: Gas and Petroleum Division; Information and Telecommunications Division, which includes ADSL (i.e., Asymmetric Digital Subscriber Line, a type of technology for high-speed digital telecommunications using telephone lines), FTTH (i.e., Fiber To The Home, a type of home data telecommunications services using optical fibers), CATV (cable television) and software development, etc.; Construction and Real Estate Division, which includes housing, facilities and equipment businesses; and other divisions (Bridal Business Division which includes bridal and other events and Vessel Repair Division, etc.).

Our segment-by-segment results for this consolidated fiscal year are as follows:

Gas and Petroleum

In the liquefied petroleum gas business, the total sales volume declined compared to the previous year, primarily due to the decrease in the volume of sales to manufacturers, affected by the economic downturn and other factors, as well as due to the decrease in the average volume of home or business use per household or business unit. The amount of sales of this business division also declined compared to the previous year, primarily due to the decrease in the sales volume as well as the reduction in the industrial and wholesale unit sales prices in line with the decrease in the purchase prices.

In the town gas business, although large-scale demands increased, revenues declined due to the fall of the unit sales prices based on the Raw Materials Cost Adjustment System.

In the aqua business (drinking water home delivery business), the number of customers increased to 57,000, i.e., an increase of 17,000 customers from the previous year, and the revenue base was successfully expanded.

As a result, the aggregate sales of this division were JPY 89,000 million (a 10.4% decrease from the previous year).

Construction and Real Estate

According to the Ministry of Land, Infrastructure, Transport and Tourism, the total amount of construction of new housing commenced in Japan from April 2009 through March 2010 remained at a low level (a 25.4% decrease compared to the same period in the previous year), although there were partial signs of recovery such as the amount of construction of own housing commenced increasing for five consecutive months from November 2010, compared to the same period in the previous year.

In the Shizuoka Prefecture, our Company Group’s principal area of sales, the total amount of construction of new housing commenced from April 2009 through March 2010 also decreased by 26.4% compared to the same period in the previous year.

Under the above circumstances, although the sales of facilities and equipment and contract work for ordered housing decreased, revenues increased as a result of the application of the percentage-of-completion method (PCM) and the increase in the number of sales of built-for-sale housing as well as the sales received in connection with the redevelopment building in the Kouyamachi District in the Shizuoka Station area (also known as the “Aoi Tower”).

As a result, the aggregate sales of this division were JPY 14,399 million (a 0.5% increase from the previous year).

Information and Telecommunications Services

According to the “Number of Broadband Service Subscriptions, etc. (as of the end of December 2009)” announced by the Ministry of Internal Affairs and Telecommunications, the number of broadband service subscriptions in Japan increased by 1.38 million in the nine-month period following the end of March 2009, including a net increase of FTTH service subscriptions of 2.18 million. The number of ADSL service subscriptions, on the other hand, decreased by 1.05 million compared to the end of March 2009.

Under the above circumstances, we actively gained new ADSL/FTTH customers, while recommending the existing ADSL customers to transfer to FTTH, and the number of customers became 604,000, an increase of 64,000 compared to the previous year (FTTH accounts increased by 113,000 and ADSL accounts decreased by 49,000).

In the CATV business, as a result of our active efforts to spread the bundle services combining multi-channel digital services with CATV-FTTH services and further optical primary telephone services, etc., as well as the consolidation of two additional companies, our customers for broadcasting service became 521,000, an increase of 186,000 from the previous year, and the number of telecommunications service subscriptions became 164,000, which also increased by 66,000 from the previous year (of which CATV-FTTH accounts increased by 29,000).

In the information processing business, despite the decrease in the number of orders placed for software development, affected by the economic downturn and other factors, there was an increase in outsourcing services which made comprehensive use of our data center, optical fiber trunk line networks and system development technology, and the overall revenues increased.

In addition, revenues increased from the inter-company telecommunications business, where we won large projects, as well as revenues from the mobile telecommunications business.

As a result, the sales of this segment were JPY 50,325 million (an 11.0% increase from the previous year).

Others

Revenues from the vessel repair business decreased as a result of the decrease in the volume of bonito and tuna vessel repair work, etc., which is our main business in this business segment. Revenues from the valve business also decreased, due to the decrease in the sales volume, affected by the economic downturn. Revenues from the bridal and other event business also decreased primarily due to the decrease in the numbers of wedding ceremonies and banquets held.

As a result, the sales of this division were JPY 5,502 million (a 17.9% decrease from the previous year).

With regard to the Company, revenues from the information and telecommunications business increased, primarily as a result of large projects relating to dedicated line services, as well as the revenues from the aqua business, as a result of the increase in the number of customers. Revenues from the liquefied petroleum gas business, on the other hand, decreased due to the price reduction in line with the fall of the CPs (Contract Prices, i.e., notified prices for liquefied petroleum gas, which are decided by Saudi Aramco, a state-owned Saudi Arabian oil company), and also as a result of the decrease in the home unit consumption volume as well as the underperformance of the sales of industrial equipment, affected by the economic downturn. The sales of the valve business also remained at a low level. As a result, the aggregate sales of the Company were JPY 107,575 million (a 6.4% decrease from the previous year).

In terms of profits, profits from the information and telecommunications business increased and profits from the aqua business also improved. Despite factors for a profit decrease such as the price reduction or the decrease in the home unit consumption volume, the overall operating income from the liquefied petroleum gas business was JPY 4,095 million (a 25.3% increase from the previous year) as a result of the decrease in the purchase cost in line with the fall of the CPs. Furthermore, the ordinary income was 6,024 million this year (an ordinary loss of JPY 3,932 million for the previous year), greatly improving primarily as a result of the profit of JPY 2,072 million from the future transactions (a loss of JPY 6,794 million from the future transactions for the previous year) in non-operating income and loss.

Segment-by-segment net sales for the Company Group

(Unit: JPY million)

Business Segment	FY 2009 (This Consolidated Fiscal Year)
	Net Sales	Ratio
Gas and Petroleum	89,000	55.9%
Construction and Real Estate	14,399	9.0%
Information and Telecommunications Services	50,325	31.6%
Others	5,502	3.5%
Total	159,228	100.0%

(2)	Capital investment

The capital investment (including goodwill) made by our Company Group during this consolidated fiscal year was an aggregate of JPY 25,980 million.

Details of the principal facilities completed during this consolidated fiscal year and other related matters are as follows:

Business Categories	Business Division	Details of Facilities, etc.

Gas and Petroleum	Liquefied petroleum gas business division	New establishment and expansion of gas supply facilities, etc.
	Urban gas business division	New establishment and expansion of town gas supply facilities, etc.
Construction and Real Estate	Construction and real estate business division	Acquisition of the Company’s equity interest in certain real estate for lease (Aoi Tower)
Information and Telecommunications Services	Telecommunications division	New establishment and expansion of optical fiber trunk line and transmission apparatus
	Telecommunications division	New establishment and expansion of transmission line facilities for the CATV business
	Information division	Expansion of ancillary facilities at the data center

(3)	Financing

During this consolidated fiscal year, the Company issued, in September 2009, the 10th series of JPY 2,000 million unsecured bonds, the 11th series of JPY 1,500 million unsecured bonds, and the 12th series of JPY 1,500 million unsecured bonds, to finance JPY 5,540 million as the funds to redeem the US dollar denominated straight bonds, which matured in 2009. Furthermore, in March 2010, the Company financed JPY 9,000 million through syndicated loans and JPY 2,000 million through sale-and-installment-back transactions, as the funds to acquire the Company’s equity interest in certain real estate for lease (Aoi Tower).

(4)	Issues to be resolved

Our Company Group has engaged in a wide range of businesses, from liquefied petroleum gas and town gas business to information and telecommunications, housing, everyday life devices, security, insurance, bridal and other events, and vessel repair businesses, mainly in retail, in the Shizuoka Prefecture and throughout the Kanto area.

Under our corporate slogan “Dreams for tomorrow, Better Forms of Energy & Communications by TOKAI,” we have won the patronage of customers in different aspects of their everyday lives, and our Company Group is fully committed to providing customers with better products and services.

Under the basic philosophy above, our Company Group vigorously promotes its businesses, centering on the expansion of its gas business as well as the further improvement of its information and telecommunications businesses.

Promotion of comprehensive energy business with liquefied petroleum gas and natural gas as a core

Liquefied petroleum gas and natural gas, which emit less carbon dioxide than crude oil, are environmentally favorable types of energies. Our Company Group will stably supply liquefied petroleum gas and natural gas and develop services closely connected with customers, aiming for the further spread and expansion of these energies.

Furthermore, the environment surrounding our Company Group’s gas business is greatly changing, and it is necessary to urgently address issues such as the population decrease, changes in lifestyles, fiercer competition between different energies, and extreme fluctuation of crude oil prices.

In this context, our Company Group, as a comprehensive energy company, will promote optimum energies (i.e., the best mix of gas and electricity) for customers, not only within the scope of our conventional gas business. By selling environment-responsive energy equipment and providing customers with various solutions, we will aim for reinforcing our revenue base and contributing to the global environment.

Expansion of the Information and Telecommunications Business

A high-quality and mass-volume optical fiber network, which our Company Group set-up along the Higashi-Meihan Expressway, is used as a trunk network, in our Internet services, as well as by local government entities, broadcasting and telecommunications companies, corporations, etc. This network will continue to play an important role in the information and telecommunications business of our Company Group.

The domestic broadband market, despite its slight slowdown, is still expected to grow. Taking advantage of our position as a local Internet service provider, we will reinforce our sales activities of the ADSL and optical cables, and will also improve and reinforce value-added services and local content, in order to differentiate ourselves from other companies. Furthermore, through our sales activities as an agent of SOFTBANK MOBILE Corp. in accordance with the memorandum for a “strategic business alliance,” entered into with the Softbank Group in August 2006, we will make efforts to further expand our customer base and deal with mobile data telecommunications services, anticipating the future spread of wireless broadband. As a measure to deal with the introduction of IPv6 in the near future, we will consider engaging in home gateway services and other related businesses.

In the CATV business, we started our CATV-FTTH Services in September 2006, and have actively worked on spreading our bundle services, which combine “optical primary telephone” and other services with the “multi-channel digital broadcasting” and “super high-speed Internet” services. We intend to expand the area of our services, taking advantage of our quality and price dominance.

In the corporate telecommunications market, due to the economic downturn, there is currently a tendency to place emphasis on price rather than quality, and this has accelerated lower price levels. In this regard, our Company Group will, in addition to our conventional high-quality dedicated lines, develop multipoint services which will allow us to carry out business on a nationwide scale through mutual connection with other telecommunications carriers, and provide low-price services for large corporations.

Promotion of the aqua business

The drinking water business has rapidly expanded in recent years based on factors such as increasing interest toward health, and is expected to further develop in different aspects.

Our Company Group pumps mineral-rich spring water “Asagiri no Shizuku” (Drops of Asagiri) on the Asagiri Plateau, a natural rich area at the foot of Mt. Fuji. The pumped water is bottled at our safe and hygienic plant (located in Yaizu-shi, Shizuoka Prefecture) and highly-safe water of great taste is delivered to our customers as “Home Delivery Tasty Water.”

The integrated process from manufacture to delivery enables us to provide thorough services. Taking such advantage, we will aim for the spread of the aqua business to 140,000 households as customers in the Shizuoka Prefecture, i.e., approximately 10% of the total number of households in the Prefecture.

Business Development of the “Aoi Tower” in front of the Shizuoka Station

In March 2010, the “Aoi Tower,” the tallest building in Shizuoka-shi, rising 25 stories above ground (height: 125 meters), was completed at the gateway of the urban area developed on the north exit side of JR Shizuoka Station. As the landmark tower in Shizuoka, “Aoi Tower” is a cultural icon and will also play a significant role in the development of local business and commerce.

Our Company Group, which owns 61% of the floor area of the “Aoi Tower,” leases shops and office spaces and also operates the bridal and banquet hall “GRANDAIR Bouquet TOKAI.” We will expand our bridal and event business, taking advantage of the great view of Mt. Fuji and Suruga Bay and the highest-level hospitality.

(5)	Changes in assets and income and loss in the preceding three fiscal years

Items	FY2006	FY2007	FY 2008	FY 2009 (this consolidated year)
Net Sales (JPY mil)	154,818	160,724	165,702	159,228
Ordinary income/loss (JPY mil)	4,768	4,162	Δ257	10,822
Net income/loss (JPY mil)	3,443	518	Δ2,187	3,080
Net income/loss per share (JPY)	46.53	7.16	Δ30.64	43.45
Total assets (JPY mil)	160,497	166,802	168,554	191,036
Net assets (JPY mil)	21,261	20,728	16,732	19,549
Net assets per share (JPY)	216.91	205.46	157.87	195.39

(6)	Status of significant subsidiaries

(i)	Status of significant subsidiaries

Corporate name	Capital	Investment ratio	Primary business
TOKAI GAS CORPORATION	JPY million 925	% 100.0	Supply of town gas and retail sale of liquefied petroleum gas to the sales region in the Shida metropolitan area including Yaizu-shi and Fujieda-shi, etc., and manufacturing of drinking water
VIC TOKAI CORPORATION	2,215	65.4	Information and telecommunications related service business, CATV business, development and sales of software, and information processing by computer
Tokai Shipbuilding & Transportation Corporation	200	90.8	Piping work for liquefied petroleum gas, etc., land transportation of liquefied petroleum gas, construction and repair of fishing vessels, etc., and transportation of drinking water

(Note): The	Company’s investment ratio includes indirect ownership through the Company’s subsidiaries.

(ii)	Progress and result of corporate consolidation

There are (i) 17 consolidated subsidiaries that include three significant subsidiaries stated above and (ii) four equity-method affiliates. In this consolidated fiscal year, net sales were JPY 159,228 million (a 3.9 % decrease compared to the previous year), ordinary income was JPY 10,822 million (a loss of JPY 257 million in the previous year), and net income for this fiscal year was JPY 3,080 million (a loss of JPY 2,187 million in the previous year).

(7)	Primary businesses

Gas and petroleum business	Sales of liquefied petroleum gas, liquefied natural gas, other high-pressure gas, and petroleum products, manufacturing and sales of drinking water, supply of town gas, sales of related goods, construction work for related facilities/devices, and securities, etc.

Construction and real estate business	Construction of houses, development, sales, and lease of real estate, sales of materials/equipment for construction such as housing facilities equipment, and construction work, etc., for incidental facilities/devices for buildings, etc.

Information and telecommunications service business	Development of computer software, information processing, CATV, internet connection, sales of telecommunications devices, and agency business, etc.

Other business	Bridal and other events, vessel repair, manufacturing, processing, and sales of valves, and insurance and travel agency business, etc.

(8)	Major offices and factories

	Head Office	Shizuoka Prefecture
	Tokyo Head Office	Tokyo
	Yoneki Valve Business Group	Shizuoka Prefecture
	Port of Oigawa Base	Shizuoka Prefecture
TOKAI		Shizuoka Prefecture	Atami Branch, Numazu Branch, Mishima Branch, Gotenba Branch, Fuji Branch, Fujinomiya Branch, Shimizu Branch, Shizuoka Branch, Yaizu Branch, Haibara Branch, Chuen Branch, Hamamatsu Branch and Hamakita Branch
CORPORATION		Tokyo	Tama Branch
		Kanagawa Prefecture	Yokohama Branch, Atsugi Branch, Sagamihara Branch and Shonan Branch
	Sales Offices	Saitama Prefecture	Omiya Branch, Kumagaya Branch, Kawagoe Branch, Kawaguchi Branch, Tokorozawa Branch and Wako Branch
		Chiba Prefecture	Chiba Branch, Matsudo Branch, Ichihara Branch, Kisarazu Branch, Kimitsu Branch, Asahi Branch and Ohara Branch
		Gunma Prefecture	Takasaki Branch
		Tochigi	Utsunomiya Branch, Oyama Branch

		Prefecture	and Nasu Branch
		Ibaraki Prefecture	Ibaraki Branch, Tsuchiura Branch and Hitachi Branch
		Fukushima Prefecture	Fukushima Branch and Koriyama Branch
TOKAI GAS CORPORATION	Head Office	Shizuoka Prefecture
	Sales Offices	Shizuoka Prefecture	Yaizu Branch and Fujieda Branch
	Head Office	Shizuoka Prefecture
	Tokyo Head Office	Tokyo
	CATV Headquarters	Shizuoka Prefecture
	Nihonbashi First Office	Tokyo
	Data Center	Shizuoka Prefecture
VIC TOKAI CORPORATION	Hamamatsu Sales Division	Shizuoka Prefecture
		Kanagawa Prefecture	Kanagawa Branch and Customer Center
		Saitama Prefecture	Saitama Branch
	Sales Offices	Chiba Prefecture	Chiba Sales Office and Kashiwa Sales Office
		Tokyo	Tama Sales Office
		Shizuoka Prefecture	Broadcasting and Telecommunications Center, Mishima Branch, Numazu Branch and Fuji Branch, Seisei Branch
Tokai Shipbuilding & Transportation Corporation	Head Office	Shizuoka Prefecture
Other 18 subsidiaries	Head Offices	Shizuoka Prefecture, Tokyo, Kanagawa Prefecture, Saitama Prefecture, Chiba Prefecture, Ibaraki Prefecture, Nagano Prefecture, and Okayama Prefecture

(9)	Status of employees

(Unit: person)

Name of segment classified by type of business	Number of employees		Increase/decrease compared to the end of previous year
Gas and Petroleum	1,716	(471)	30	(Δ30)
Construction and Real Estate	224	(15)	6	(Δ5)
Information and Telecommunications Services	1,712	(141)	260	(19)
Others	304	(212)	56	(5)
Entire Company (common)	73	(8)	11	(0)

Total	4,029	(847)	363	(Δ11)

(Note):

(a)	The number of employees is the number of personnel at work (excluding those who are seconded to a company outside the Company Group), and the annual average number of temporary employees (i.e., full-timers, part-timers and non-regular workers, etc., excluding dispatched workers) is stated in parentheses.

(b)	The number of employees stated in the “Entire Company (common)” section is the number of employees belonging to the administrative department in the Company’s head office.

(10)	Primary Lenders

	(Unit: JPY million	)
Lender	Outstanding balance of borrowings
The Shizuoka Bank, Ltd.	24,564
Mizuho Bank, Ltd.	23,023
The Chuo Mitsui Trust and Banking Company, Limited	22,460
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	11,062
The Shimizu Bank, Ltd.	8,681
Development Bank of Japan Inc.	6,681

(11)	Other significant matters relating to the current state of the Company Group

Not applicable.

2.	Current state of the Company

(1)	Status of Shares (as of March 31, 2010)

( )	Total number of authorized shares: 200,000,000 shares

( )	Total number of issued shares: 70,622,988 shares (excluding treasury stocks)

( )	Number of shareholders: 5,215 shareholders

( )	Major Shareholders (Top 10 shareholders):

Name of shareholder	Number of shares held	Shareholding ratio
Aioi Insurance Co., Ltd.	7,110,420 shares	10.0%
Suzuyo Shoji Co., Ltd.	4,807,000 shares	6.8%
Tokio Marine & Nichido Fire Insurance Co., Ltd.	4,296,887 shares	6.0%
Mizuho Bank, Ltd.	3,416,077 shares	4.8%
The Shizuoka Bank, Ltd.	3,318,027 shares	4.6%
The Chuo Mitsui Trust and Banking Company, Limited	3,241,000 shares	4.5%
Meiji Yasuda Life Insurance Company	2,686,389 shares	3.8%
Astomos Energy Corporation	2,269,448 shares	3.2%
Nippon Life Insurance Company	1,751,487 shares	2.4%
YAZAKI CORPORATION	1,555,542 shares	2.2%

(Note):

1.	Although the Company holds 5,127,406 shares of treasury stock, the Company has been excluded from the major shareholders stated above.

2.	The shareholding ratio has been calculated after deducting the treasury stocks.

( )	Other material matters regarding shares

Treasury stocks that were acquired during this business year pursuant to the provisions of Article 165(2) of the Companies Act:

1.	Reason the purchase was required: To enable the execution of a flexible financial strategy in response to changes in the business environment.

2.	Treasury stocks acquired: 500,000 shares of common stock

3.	Total amount of purchase price: JPY 231,285,000

(2)	Status of the Company’s share options, etc.

(i)	Status of share options, etc., that are issued in consideration of the execution of Company officers’ duties and held by them as of the last day of this business year

	Date of resolution regarding issuance	June 27, 2003	June 29, 2004	July 31, 2009
	Number of share options	114 units	147 units	434 units
	Class and number of shares subject to share options	102,000 shares of common stock (1,000 shares per share option)	147,000 shares of common stock (1,000 shares per share option)	217,000 shares of common stock (500 shares per share option)
	Money to be paid-in for share options	No money is required to be paid-in in exchange for share options	No money is required to be paid-in in exchange for share options	No money is required to be paid-in in exchange for share options
	Value of consideration to be contributed upon exercise of share options	JPY 487,000 per share option (JPY 487 per share)	JPY 467,000 per share option (JPY 467 per share)	JPY 232,500 per share option (JPY 465 per share)
	Exercise period	From July 1, 2005 to June 30, 2010	From July 1, 2006 to June 30, 2011	From August 1, 2011 to July 31, 2016
	Conditions for exercise	Note 1	Note 1	Note 2
Status of share options held by officers	Directors (excluding outside directors)	Number of share options: 94 units Number of shares subject to share options: 94,000 shares Number of holders of share options: 9 holders	Number of share options: 134 units Number of shares subject to share options: 134,000 shares Number of holders of share options: 9 holders	Number of share options: 326 units Number of shares subject to share options: 163,000 shares Number of holders of share options: 9 holders
	Outside directors	Number of share options: 0 units Number of shares subject to share options: 0 shares Number of holders of share options: 0 holders	Number of share options: 0 units Number of shares subject to share options: 0 shares Number of holders of share options: 0 holders	Number of share options: 40 units Number of shares subject to share options: 20,000 shares Number of holders of share options: 2 holders
	Corporate auditors	Number of share options: 8 units Number of shares subject to share options: 8,000 shares Number of holders of share options: 1 holder	Number of share options: 13 units Number of shares subject to share options: 13,000 shares Number of holders of share options: 2 holders	Number of share options: 68 units Number of shares subject to share options: 34,000 shares Number of holders of share options: 4 holders

Note 1: 1. The share options may not be exercised partially.

2. Other conditions for the exercise of share options shall be set forth in the agreement on allotment of share options

Note 2:	If the holder of share options waives the share options, such share options may not be exercised.

(ii)	Status of share options etc., issued to employees, etc., of the Company as compensation for execution of their duties during this business year

Share options pursuant to the resolution of the meeting of shareholders held on June 26, 2009

•	Number of share options: 4,201 units (500 shares per each share option)

•	Number of shares subject to share options: 2,100,500 shares

•	Money to be paid-in for share options: No money is required to be paid-in in exchange for share options

•	Value of consideration to be contributed upon the exercise of share options: JPY 232,500per unit (JPY 465 per share)

•	Matters concerning capital and capital reserves in the case of issuance of shares upon the exercise of share options:

1	The amount of stated capital to be increased in the event of issuance of shares upon exercise of the share options shall be an amount equal to 50% of the maximum amount of capital increase calculated in accordance with Article 17(1) of the Ordinance on Accounting of Companies, and any fractional amount less than one yen generated as a result of the calculation will be rounded up.

2	The amount of the capital reserves to be increased in the event of issuance of shares upon exercise of the share options shall be calculated by subtracting “X” from “Y”; where “X” means the amount of stated capital to be increased under Subparagraph 1 above, and “Y” means the maximum amount of capital increase under that Subparagraph.

•	Period of time during which the share options may be exercised: From August 1, 2011 to July 31, 2016

•	Conditions for exercise of share options: If the holder of share options waives the share options, such share options may not be exercised.

•	Status of issuance of share options to the Company’s employees:

	Number of share options	Number of shares subject to share options	Number of grantees
The Company’s employees	1,764 units	882,000 shares	361 persons
Subsidiaries’ officers and employees	1,814 units	907,000 shares	436 persons
Major business partners	623 units	311,500 shares	189 persons

(iii)	Other material matters regarding share options, etc.

Not applicable.

(3)	Matters Relating to the Company’s Officers

(i)	Status of directors and corporate auditors (as of March 31, 2010)

Name	Position within the Company	Responsibilities and status of significant concurrently held positions
Katsuhiko Tokita	Representative Director and	Representative Director and

	Chairman and Chief Executive Officer (CEO)	Chairman of TOKAI GAS CORPORATION

Takashi Makita	Representative Director and President and Chief Operating Officer (COO)	Representative Director of Bouquet Tokai, Inc.

Masayoshi Yabuzaki	Director and Executive Operating Officer	General Manager of LPG Tokyo Headquarters

Takafumi Murata	Director and Executive Operating Officer	General Manager of Management Administration Headquarters

Hiroshi Kobayashi	Director and Executive Operating Officer	Vice General Manager of Management Administration Headquarters

Shingo Takahashi	Director and Executive Operating Officer	General Manager of LPG Headquarters, responsible for sales and purchase group Representative Director and President of JOYNET Co., Ltd.

Takanori Mamuro	Director and Senior Operating Officer	General Manager of Administration Affairs Headquarters

Hisakatsu Takahashi	Director and Senior Operating Officer	General Manager of Information and Telecommunications Headquarters

Hiroshi Hayakawa	Director	Representative Director and President of VIC TOKAI CORPORATION

Soichiro Kamiya	Director	Outside Director of Shizuoka Railway Co., Ltd. Outside Corporate Auditor of Shizuoka Asahi Television Co., Ltd. Outside Corporate Auditor of Murakami Corporation

Kimio Sakai	Director	Representative Director and President of Shizuoka Railway Co., Ltd. Outside Director of Shizuoka Toyopet Co., Ltd. Outside Director of Shizutetsu Store Outside Corporate Auditor of SAS Co., Ltd.

Chiyuki Mori	Corporate Auditor (Full time)

Koro Yuki	Corporate Auditor (Part time)

Akira Seshimo	Corporate Auditor (Part time)

Kenji Tateishi	Corporate Auditor (Part time)	Representative lawyer at Tateishi Law Office, L.P.C.

Notes:

1.	Director Mr. Soichiro Kamiya and Mr. Kimio Sakai are outside directors provided in Article 2(xv) of the Companies Act.

2.	Corporate Auditors Mr. Akira Seshimo and Mr. Kenji Tateishi are outside corporate auditors provided in Article 2(xvi) of the Companies Act.

3.	After the accounting settlement period, changes in directors were made as of April 1, 2010 as stated below. The positions stated in the parentheses are previous positions.

Director and Vice President and Operating Officer (Director and Executive Operating Officer)	Masayoshi Yabuzaki
Director and Executive Operating Officer (Director and Senior Operating Officer)	Takanori Mamuro

4.	The Company introduced an operating officer system on June 27, 2008. The operating officers (excluding those who concurrently serve as a director) as of the end of this business year are as follows:

Senior Operating Officer	Naoki Nishino	Senior Operating Officer	Yukihiro Mizuno
Senior Operating Officer	Kuniyoshi Muramatsu	Senior Operating Officer	Yoshinori Hasegawa
Operating Officer	Yuzuru Kawaguchi	Operating Officer	Yoshihiko Hattori
Operating Officer	Shoji Uematsu	Operating Officer	Minoru Yagi
Operating Officer	Yoichiro Oishi	Operating Officer	Ryuichi Murano
Operating Officer	Tsutomu Matsunaga	Operating Officer	Mitsuhaya Suzuki
Operating Officer	Katsuo Oguri	Operating Officer	Hiroshi Mochizuki
Operating Officer	Megumu Suzuki	Operating Officer	Toshiaki Isashi
Operating Officer	Hidetsugu Mizoguchi

5.	Changes in the operating officers stated above were made as of April 1, 2010 as stated below. The positions stated in the parentheses are previous positions.

	Senior Operating Officer (Operating Officer)	Shoji Uematsu
	Senior Operating Officer (Operating Officer)	Hiroshi Mochizuki
Newly-appointed	Operating Officer	Minoru Makiyama
Newly-appointed	Operating Officer	Kazuhiko Goto
Resigned	(Operating Officer)	Yoichiro Oishi (as of March 31, 2010)

(ii)	Directors resigning during the business year

Name	Resignation Date	Reason for Resignation	Positions responsibilities and status of significant concurrent positions held at the time of resignation
Kensuke Yamaguchi	June 26, 2009	Resignation from office	Director
Akira Fujiwara	October 16, 209	Resignation from office	Representative Director and Chairman and Chief Executive Officer (CEO)

Note:	After the accounting settlement period, Mr. Hiroshi Kobayashi resigned from the office of director and executive officer on May 7, 2010.

(iii)	Amount of remuneration, etc., for directors and corporate auditors

Directors:	12 persons	JPY 306 million	(Out of which, 2 are outside directors; JPY 17 million)

Corporate auditors:	4 persons	JPY 38 million	(Out of which, 2 are outside corporate auditors; JPY 15 million)

(Note):

1.	The amount of payment to the directors does not include the amount of salaries payable as employees with respect to those directors who concurrently serve as employee.

2.	In addition to the above, in accordance with the resolution of the 62nd ordinary meeting of shareholders held on June 26, 2009, JPY 46 million has been paid as retirement benefits to 2 directors who resigned on June 27, 2008 and 1 director who resigned on June 26, 2009.

3.	The amount of remuneration, etc., above includes remuneration from stock options in the amount of JPY 27 million paid to 12 directors (out of which, JPY 2 million is for 2 outside directors) and JPY 4 million paid to 4 corporate auditors (out of which, JPY 2 million is for 2 outside corporate auditors).

4.	The amount of remuneration, etc., includes the amount of provisions that were processed as retirement benefit allowances for officers with respect to this business year.

5.	The amount of remuneration, etc., includes the remuneration, etc., for 1 director who resigned as of October 16, 2009.

(iv)	Matters relating to outside officers

(a)	Status of significant concurrent positions as operating officers of other entities, etc., and relationship between the Company and such other entities, etc.

•	Director Kimio Sakai concurrently serves as a representative director of Shizuoka Railway Co., Ltd.

The Company has a business relationship such as housing facilities equipment, etc. with Shizuoka Railway Co., Ltd.

•	Auditor Kenji Tateishi concurrently serves as a representative lawyer at Tateishi Law Office, L.P.C.

(b)	Status of significant concurrent positions as outside officers of other entities, etc., and relationship between the Company and such other entities, etc.

•	Director Soichiro Kamiya concurrently serves as an outside director of Shizuoka Railway, Co., Ltd., and as an outside corporate auditor of Shizuoka Asahi Television Co., Ltd. and Murakami Corporation.

The Company has a business relationship such as housing facilities equipment, etc. with Shizuoka Railway Co., Ltd.

The Company has a business relationship such as liquefied petroleum gas, etc. with Murakami Corporation.

•	Director Kimio Sakai concurrently serves as an outside director of Shizuoka Toyopet Co., Ltd. and Shizutetsu Store, and as an outside corporate auditor of SAS Co., Ltd.

(c)	Major activity during this business year

	Outside Director		Outside Corporate Auditor
	Soichiro Kamiya	Kimio Sakai	Akira Sesimo	Kenji Tateishi
1) Attendance at meetings of the board of directors	Attended 9 out of a total of 10 meetings	Attended 6 out of a total of 10 meetings	Attended 10 out of a total of 10 meetings	Attended 10 out of a total of 10 meetings

	(90.0%)	(60.0%)	(100.0%)	(100.0%)

2) Attendance at meetings of the corporate auditors	-	-	Attended 14 out of a total of 14 meetings (100.0%)	Attended 13 out of a total of 14 meetings (92.8%)

3) Remarks at meetings of the board of directors and meetings of the board of corporate auditors	Making use of considerable experience and in-depth knowledge concerning company management, he participates in decision-making processes from a fair and neutral position, and also gives proper advice and instruction on management.	Making use of considerable experience and in-depth knowledge concerning company management, he participates in decision-making processes from a fair and neutral position, and also gives proper advice and instruction on management.	Making use of considerable experience and in-depth knowledge concerning company management, he supervises the directors from a fair and neutral position and gives proper advice and instruction.	Making use of legal knowledge and other varieties of knowledge accumulated as a judge/ attorney, he supervises the directors from a fair and neutral position and gives proper advice and instruction.

(d)	Summary of details of limitation of liability contracts

Not applicable.

(e)	Amount of remuneration, etc., received from the Company’s subsidiaries as an officer during this business year

Not applicable.

(4)	Status of accounting auditor

(i)	Name of the accounting auditor

Deloitte Touche Tohmatsu LLC

	(Note):	Deloitte Touche Tohmatsu became Deloitte Touche Tohmatsu LLC as of July 1, 2009 due to its change in the type of auditing firm.

(ii)	Amount of remuneration, etc., for the accounting auditor for this business year

Amount of Payment
1. Amount of remuneration, etc., for this business year Amount of remuneration, etc., for the services provided in Article 2(1) of the Certified Public Accountants Act (Act No. 103 of 1948)	JPY 59 million (Note)

2. Total amount of remuneration, etc., to be paid to the accounting auditor by the Company and its subsidiaries and other proprietary profits	JPY 153 million

(Note):	The amount of payment stated in 1 above indicates the total amount of audit fees, both under the Companies Act and the Financial Instruments and Exchange Act because the auditing agreement between the Company and the accounting auditor does not distinguish the audit fees under the Companies Act and the audit fees under the Financial Instruments and Exchange Act, and it is practically impossible to distinguish the same.

(iii)	Summary of contracts for limitation of liability

Not applicable.

(iv)	Details of non-auditing services

The Company retains the accounting auditor for advisory and supervisory services regarding the establishment of environment management system and the establishment of employees’ education system which are services other than those provided in Article 2(1) of the Certified Public Accountants Act (non-auditing services).

(v)	Policies to dismiss or not reappoint accounting auditor

When the accounting auditor is recognized to be fallen under the grounds for dismissal stipulated in each of the items under Article 340(1) of the Companies Act, such as in cases where the accounting auditor has breached its obligations in the course of its duties, neglected its duties, or engaged in misconduct inappropriate for an accounting auditor, the board of corporate auditors will dismiss the accounting auditor. In addition, the Company will submit a proposal to dismiss or not reappoint the accounting auditor to the shareholders meeting if it is determined that the accounting auditor is causing or has caused significant adverse effects on the Company.

(5)	Systems to ensure the appropriateness of business

In accordance with Article 362(4)(vi) of the Companies Act, the Company has resolved at the meeting of the board of directors concerning the systems that ensure the appropriateness of the Company’s business as stated below.

In accordance with the Companies Act and the Ordinance for Enforcement of the Companies Act, the Company shall implement systems that ensure the appropriateness of the Company’s business as stated below in order to (a) achieve the corporate concept of “a specialized partner group that creates everyday life and challenges high-technology,” (b) promptly and accurately make management decisions, (c) enhance the fairness and transparency of management, and (d) aim for improvement of corporate values:

(i)	Systems to ensure that the execution of duties by directors, operating officers, and employees are in compliance with the laws and regulations and the Articles of Incorporation

(a)	The rules pertaining to compliance systems, such as the Corporate Behavior Charter, shall always be effectively maintained and such rules shall be a code of conduct for directors, operating officers, and employees to comply with the laws and regulations, the Articles of Incorporation, and social norms.

(b)	To fully ensure the above, the compliance risk management committee shall control the efforts toward compliance in a cross-sectional manner, and thereunder, the Internal Controlling Management Office shall conduct training, etc., for the directors, operating officers, and employees.

(c)	The audit office shall audit the efforts toward and implementation status of compliance in collaboration with the above organizations, and regularly report audit results to the compliance risk management committee, the board of directors, and the board of corporate auditors.

(d)	The internal controlling management office shall promote establishment, maintenance, and improvement of the internal controlling system.

(e)	The directors, operating officers, and/or employees shall, upon finding material violations of laws and regulations with regards to the execution of duties or other material facts concerning compliance, report to that effect to the internal controlling management office. The internal controlling management office and the audit office shall conduct fact-finding research, etc. and report the results thereof to the compliance risk management committee, the board of directors, and the board of corporate auditors.

(f)	The compliance risk management committee shall endeavor to facilitate the effective operation of the internal report system pursuant to the internal report rules.

(g)	If the operation of the system for compliance with the laws and regulations and the internal report system of the Company is deemed to have a problem, the board of corporate auditors may express its opinions and request the development of a reform plan.

(h)	In accordance with the corporate behavior charter, a system to take organizational measures to exclude anti-social forces shall be implemented, and collaboration with police departments, related organizations, and the like shall be strengthened.

(ii)	Matters concerning retention and management of information pertaining to the execution of the directors’ and operating officers’ duties

(a)	In accordance with the document management rules, information pertaining to the execution of directors’ and operating officers’ duties shall be recorded and retained in documents (including electronic records).

(b)	Although specific conditions for access, such as retention periods, places for access, and time, shall be as set forth in the document management rules, the information shall be kept available for access upon the request of directors, operating officers, or corporate auditors.

(iii)	Rules and other systems for risk management against losses

(a)	The risk management rules that set forth the Company’s risk management in a systematic manner shall be established, the operating officers in charge shall be designated as persons in charge of risk management for each risk category, and systems to manage risks in a comprehensive and integrated manner shall be implemented.

(b)	At the time of emergency situations according to possible risks, prompt and appropriate information transmission and emergency systems shall be implemented in accordance with the risk management rules.

(c)	The audit office shall audit the management status of each risk and report the results thereof periodically to the board of directors and the board of corporate auditors.

(d)	If new risks occur or are anticipated, the risks shall be evaluated and analyzed for each individual case, and appropriate measures and system implementation shall be made.

(iv)	System to ensure that the directors and operating officers execute their duties efficiently

(a)	Business plans shall be determined after extensive deliberation at meetings such as a meeting of the board of directors.

(b)	Company-wide objectives to be shared by the directors, operating officers, and employees shall be determined and implemented, and a five-year mid-term management plan shall be established to achieve such objectives.

(c)	The board of directors shall decide on budget for each department for each period based on a mid-term management plan to substantiate the same. Priority order for facilities investment and new business shall be determined by comprehensively considering the importance, profitability, relationship with existing business, and the like, and at the same time, human resources shall be effectively allocated to each operating department.

(d)	The operating officers in charge of each business operation shall determine the specific measures to be taken by each operational department and the systems to effectively execute duties, and review the same as necessary.

(e)	The operating officers in charge of each business operation shall promptly summarize the progress situation of business performance using the IT systems and report to the board of directors on monthly basis.

(v)	System to ensure that the appropriateness of business of the Company Group that is comprised of the Company and its subsidiaries

(a)	To ensure the appropriateness of business in the group companies, the group companies also set forth the corporate behavior charter as an action guideline, and endeavor to effectively operate the same.

(b)	With respect to management of group companies’ business, subsidiaries’ business shall be managed by means of a request for approval system (excluding the listed subsidiaries) and reporting system to the Company, in accordance with the rules on management of affiliates, and the department in charge of management shall inspect and review the same as necessary.

(c)	In the group companies, the directors and employees shall, upon finding material violations of laws and regulations or other material facts concerning compliance, report to that effect to the compliance controlling department and the Company’s internal controlling management office. If necessary, the Company’s internal controlling management office and the audit office shall conduct fact-finding research and report the results thereof to the compliance risk management committee, the board of directors, and the board of corporate auditors.

(d)	If the subsidiaries deem that the business management and business instructions given by the Company are in violation of the laws and regulations, or otherwise have a problem in terms of compliance, the subsidiaries shall report to that effect to the Company’s internal controlling management office. The Company’s internal controlling management office and the Company’s audit office shall carry out fact-finding research, etc., and report the results thereof to the compliance risk management committee, the board of directors, and the board of corporate auditors.

(vi)	Matters concerning employees who assist with the duties of the corporate auditors in cases where appointment of such employees was requested by corporate auditors and matters concerning the independence of such employees from the directors

(a)	To enhance the effectiveness of auditing and smooth execution of audit duties, a person who assists with the duties of the corporate auditors may be appointed from among the Company’s employees as a corporate auditor assistant upon the corporate auditors’ request.

(b)	Evaluation of a corporate auditor assistant shall be carried out by the corporate auditors and appointment, dismissal, personnel transfer, pay revision, etc., of an assistant corporate auditor shall be carried out by the board of directors upon obtaining consent of the board of corporate auditors so that the independence of a corporate auditor assistant from the board of directors and the operating officers shall be ensured. A corporate auditor assistant shall not concurrently serve as any position pertaining to execution of duties of business.

(vii)	Systems for directors, operating officers, and employees to report to corporate auditors and other systems to report to corporate auditors

(a)	In accordance with the “Rules on procedures for matters that are required to be reported by directors, operating officers, and employees to the board of corporate auditors,” significant matters that would affect the Company’s business or performance shall be promptly reported to the board of corporate auditors.

(b)	Notwithstanding the preceding item, the board of corporate auditors may request a report from the directors, operating directors, and employees at any time as necessary.

(viii)	Other systems to ensure effective audits by corporate auditors

Effective audits by the corporate auditors shall be ensured by timely and appropriately reporting to the board of corporate auditors the audit results of the audit office, monitoring results of the internal control management office, and the like.

Consolidated Balance Sheet

(As of March 31, 2010)

(Unit: JPY million)

ASSETS
Current assets	51,236

Cash and deposits	11,084

Notes receivable	1,354
Accounts receivable	18,944

Securities	1,183
Merchandise and finished goods	6,719

Work in progress	1,487
Raw materials and supplies	679
Advance payments	438
Prepaid expenses	652
Accounts receivable-other	5,532
Deferred tax assets	1,060
Short-term loans receivable	2,052
Other	524
Allowance for doubtful accounts	Δ478

Fixed assets	139,727

Tangible fixed assets	107,778
Buildings and structures	49,734
Machinery, equipment and vehicles	25,562

Land	21,994

Lease assets	6,713

Construction in progress	288

Other	3,484

Intangible fixed assets	14,810

Goodwill	13,186

Lease assets	389

Other	1,234
Investments and other assets	17,138
Investment securities Long-term loans receivable	3,932 1,342
Deferred tax assets	5,385
Other	7,274
Allowance for doubtful accounts	Δ796

Deferred assets	72

TOTAL ASSETS	191,036

LIABILITIES
Current liabilities	96,682

Notes payable	2,423
Accounts payable	8,770

Short-term loans payable	61,343

Corporate bonds payable within one (1) year	5,324
Other accounts payable	3,185
Lease obligations	1,521
Accrued income taxes	1,806
Accrued consumption taxes	445
Other accrued expenses	1,106
Advances received	1,772
Deposits received	4,654
Allowance for bonuses to employees	1,276
Other allowances	14
Other	3,037
Fixed liabilities	74,804
Corporate bonds payable	3,680
Long-term loans payable	57,339
Lease obligations	6,535
Allowance for retirement benefits to officers	1,370
Allowance for retirement benefits	935
Other allowances	18
Negative goodwill	1
Other	4,924

TOTAL LIABILITIES	171,487

NET ASSETS
Shareholders’ equity	13,851
Capital	14,004
Capital surplus	4,786
Retained earnings	Δ2,239
Treasury stock	Δ2,700
Valuation and conversion adjustments	Δ51
Other securities valuation adjustments	Δ51
Share options	112
Minority shareholders’ equity	5,637

TOTAL NET ASSETS	19,549

TOTAL LIABILITIES AND NET ASSETS	191,036

Consolidated Statement of Income

(From April 1, 2009 to March 31, 2010)

(Unit: JPY million)

Item	Amount
Net sales		159,228
Cost of sales		95,880

Gross profit		63,347
Selling, general and administrative expenses		53,317

Operating income		10,029
Non-operating income
Interest income	114
Dividends income	99
Gain on future transactions	2,072
Gain on valuation of securities	174
Other	806	3,266

Non-operating expenses
Interest expenses	2,064
Loss on sales of securities	146
Other	261	2,472

Ordinary income		10,822
Extraordinary income
Income from sale of fixed assets	11
Gain on sales of investment securities	21
Subsidy on transmission line facilities	96	130

Extraordinary loss
Loss on sale of fixed assets	4
Loss on retirement of fixed assets	1,217
Impairment loss	373
Loss on sale of investment securities	308
Loss on valuation of investment securities	154
Other	259	2,317

Net income before taxes and other adjustments		8,635
Income, resident, and enterprise taxes	2,663
Income taxes, etc. adjustments	1,882	4,546

Minority shareholders income		1,008

Net income		3,080

Consolidated Statement of Changes in Shareholders’ Equity

(From April 1, 2009 to March 31, 2010)

(Unit: JPY million)

	Shareholders’ equity					Valuation and conversion adjustments, etc.		Share options	Minority shareholders’ equity	Total net assets
	Capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity	Other securities valuation adjustments	Total valuation and conversion adjustments
Balance as of March 31, 2009	14,004	8,511	Δ8,477	Δ2,434	11,604	Δ364	Δ364	—	5,492	16,732
Changes in the consolidated fiscal year
Dividends from retained earnings		Δ567			Δ567					Δ567
Deficit disposition from reversal of retained earnings		Δ3,157	3,157		—					—
Net income			3,080		3,080					3,080
Acquisition of treasury stocks				Δ266	Δ266					Δ266
Disposition of treasury stocks		0		0	0					0
Net change in non-shareholders’ equity items for the consolidated fiscal year					—	312	312	112	144	570
Total change for the consolidated fiscal year	—	Δ3,725	6,237	Δ265	2,246	312	312	112	144	2,817
Balance as of March 31, 2010	14,004	4,786	Δ2,239	Δ2,700	13,851	Δ51	Δ51	112	5,637	19,549

Notes to Consolidated Financial Statements

(Material Matters Forming the Basis of the Preparation of the Consolidated Financial Statements)

1.	Matters regarding scope of consolidation

Status of consolidated subsidiaries

a.	Number of consolidated subsidiaries: 17 companies

LCV Corporation and Kurashiki Cable Television Inc. are included in the scope of consolidation as they newly became consolidated subsidiaries.

Tokai Memorial Service Corporation, which was included in the scope of the consolidation until the last consolidated fiscal year, completed its liquidation process in December 2009 and therefore the statement of income until the time of its liquidation is combined.

b.	Names of main consolidated subsidiaries:

TOKAI GAS CORPORATION

VIC TOKAI CORPORATION

Tokai Shipbuilding & Transportation Corporation

2.	Matters regarding application of equity method

Number of affiliates to which the equity method is applied: 4 companies

3.	Matters regarding business year, etc. of the consolidated subsidiaries

Among the consolidated subsidiaries, the account closing dates of Suzuki Co., Ltd. and Y.K. Ohsuga Gas Service are June 30 and February 28 respectively, and therefore for each company the financial statements based on provisional settlement of account as of the consolidated fiscal closing date are used

4.	Matters regarding accounting treatment standards

(1)	Standards and methods of valuation of material assets

a.	Securities

Securities held for trading	Market value method (The cost of securities sold is calculated with the moving average method.)

Held-to-maturity securities	Amortized cost method

Other securities

Securities with market value	Market value method based on the market price, etc. as of the consolidated fiscal closing date. (The valuation differences are directly charged or credited in full to the net assets, and the cost of securities sold is calculated with the moving average method.)

Securities without market value	Cost basis determined by the moving average method.

b. Derivatives	Market value method

c. Inventories

Mainly the cost method based on the first-in, first-out method is used; however, for real estate for sale and construction in process, the specific identification method is used.

The balance sheet value is calculated by a method whereby book value declines with a decline in profitability.

(2)	Methods for depreciating material depreciable assets

a.	Tangible fixed assets (excluding lease assets)

The constant percentage method is used except for those which leasing is the main purpose (including TOKAI Building), buildings acquired on or after April 1, 1998 (excluding ancillary facilities), telecommunication related facilities and 11 consolidated subsidiaries which used the straight-line method.

b.	Intangible fixed assets (excluding lease assets)

Straight-line method is used.

Good will is depreciated for a period which the investment effect is apparent (twenty years or five years). For software used by the Company, the straight-line method based on the period which it can be used within the Company (five years) is used.

c.	Lease assets

Lease assets for financing and leasing transactions other than those in which ownership is deemed to transfer to the lessee:

These are depreciated by the straight-line method with zero residual value over the lease term.

For financing and leasing transactions other than those in which ownership is deemed to transfer to the lessee originating on or before March 31, 2008, accounting treatment similar to accounting methods applied to ordinary lease transactions are applied.

(3)	Standards for recognition of material allowances

a.	Allowance for doubtful accounts

In order to cover possible losses incurred by accounts receivables and loans receivables, etc., the estimated amount of uncollectible account is recognized (i) for the performing claims, taking into consideration the historical ratio of bad debts; and (ii) for the specific claims such as those with concerns of being uncollectible, taking into consideration each possibility of collectivity.

b.	Allowance for bonuses to employees

In preparation for the payment of bonus to employees, an allowance for the estimated amount to be paid corresponding to this consolidated fiscal year is recognized.

c.	Allowance for retirement benefits to officers, etc.

In preparation for the payment of retirement benefits for officers, etc., the Company has recognized the estimated amount that would be payable at the end of this consolidated fiscal year determined in accordance with the directors, etc. retirement benefits rules and the corporate auditors retirement benefit rules (internal rules).

d.	Allowance for retirement benefits

In preparation for the payment of employee retirement benefits, an allowance for the estimated retirement benefit debts and pension assets corresponding to this consolidated fiscal year is recognized.

Discrepancies at the change of accounting standards are treated as cost in pro rata amounts over ten years. Actuarial calculation discrepancies are treated as cost in pro rata amounts based on straight-line method over a period of the employees’ average remaining years of service (thirteen to seventeen years) at the time of accrual of each consolidated fiscal year, starting from the consolidated fiscal year following the respective consolidated fiscal year of occurrence.

(Change of accounting policies)

Starting from this consolidated fiscal year, the “Partial Amendments to Accounting Standard for Retirement Benefits (Part3)” (Corporate Accounting Standard No. 19 of July 31, 2008) is applied.

This has no impact on the operating income, ordinary income and the current net profit before the adjustment of tax.

(4)	Other material matters for preparing the consolidated financial documents

a.	Material hedge accounting methods

(a)	Hedge accounting method

In general the deferred hedge method is applied; provided, however, exceptional treatment is applied for those which qualify for such exceptional treatment.

The Company allocated differences in the values of monetary receivables and payables in foreign currencies with exchange contracts and interest rate currency swap

(b)	Means and subject of the hedge

(Means of the hedge)

Interest rate swap, cap on interest rate, interest rate currency swap and exchange contracts

(Subject of the hedge)

Loans payable and corporate bonds payable

(c)	Hedge policies

The risks of fluctuations of the exchange rate and the interest rate pertaining to the subjects of the hedge are hedged to a certain level, mainly in accordance with the risk management internal rules in the Company’s Fund Management Operation Rules.

(d)	Means of valuation of effectiveness of the hedge

The effectiveness of the hedge is valuated by comparing the accumulated total of the fluctuations in cash flow of (i) the subject of the hedge and (ii) the means of the hedge, and also based on the variable amounts, etc. of such fluctuations. Where the hedge qualifies for exceptional treatment or difference in hedging instruments are allocated, however, , the valuation of effectiveness is omitted.

b.	Accounting treatment for consumption tax, etc.

The tax exclusion method is applied.

c.	Standard for asset recognition of interest expenses of long term and large size real estate development business

Interest expenses pertaining to real estate development businesses (i) with a development period (counting from the start until the end of the development) of two years or more and (ii) with a total project cost of JPY 3 billion or more which are accrued during the relevant ordinary development period are recognized as assets. Interest expenses recognized as assets at the end of this consolidated fiscal year was JPY 23 million.

5.	Matters regarding method for valuation of assets and liabilities of consolidated subsidiaries

The overall market value valuation method is used.

6.	Matters regarding amortization of goodwill

Goodwill is amortized by the straight-line method over the period which the investment effect is available (twenty years or five years). If the amount of goodwill is de-minis, it is amortized at once.

7.	Standard for recognition of net sales and cost of completed construction contracts

a.	Construction with definite accomplishment for those that are in progress conducted by the end of this consolidated fiscal year:

Percentage of completion method (the initial cost proportionate is used for the estimate for the progress rate)

b.	Other construction:

Completion basis

(Change of accounting policies)

Starting from this consolidated fiscal year, the “Accounting Standard for Construction Contracts” (Corporate Accounting Standard No. 15 of December 27, 2007) and the “Guideline for Appliance of Accounting Standard for Construction Contracts” (Guideline for Appliance of Corporate Accounting Standard No. 18 of December 27, 2007) are applied.

These are applied to material construction contracts and software development contract agreements undertaken from this consolidated fiscal year.

As a result, net sales for this consolidated fiscal year increased by JPY 416 million, and operating income, ordinary income and the current net profit before the adjustment of tax each increased by JPY 72 million, compared to applying the former method.

(Notes Regarding Consolidated Balance Sheet)

1. Notes for the affiliates are as follows:

Investment securities (shares)	JYP 181 million

2. Collateralized assets and liabilities secured by collaterals

Collateralized assets	Notes receivable	JPY 252 million
	Securities	JPY 106 million
	Tangible fixed assets	JPY 45,691 million
	Investment securities	JPY 1,954 million
	Total	JPY 48,004 million
Liabilities secured by collaterals	Short-term loans payable	JPY 1,129 million
	Long-term loans payable	JPY 29,729 million

(including long-term loans payable within one year)
Total	JPY 30,858 million

3. Accumulated amount of depreciation of tangible fixed assets	JPY 98,541 million

4. Out of the receivables (notes receivable and accounts receivable) sold due to securitization of receivables, JPY 2,633 million was retained.

5. There are assets bought by the Company by sale-and-installment-back transactions with ownership retained with the seller.

Breakdown of book value	Machinery, equipment and vehicles		JPY 1,999 million
Corresponding obligation	Current liabilities	Others	JPY 400 million
	Fixed liabilities	Others	JPY 1,600 million

6.	Contingent obligation

(1)	Guarantee Contract by the Company is as follows:

TOKAI CORPORAION Mutual Aid Society	JPY 1,328 million

(2) Discounted amount of notes receivable	JPY 71 million

(3)	The occurrence of insufficient earthquake-resistance strength in the condominium apartment building sold by the Company

On April 21, 2007, it was identified that the condominium apartment located at Shizuoka-shi sold by the Company in 2003 was below the earthquake-resistance strength standard of 1.0, stipulated under the Building Standards Act. As a result of due consideration on this matter, the Company agreed with the unit owners of the condominium apartment to buy back all rooms and to demolish the whole condominium apartment, and according to such agreement the Company bought back all rooms and demolished the same.

Although miscellaneous costs including costs to buy back and demolish the condominium apartment have accrued until now and are expected to continue to accrue in the future, the Company came to the conclusion that Sumitomo Mitsui Construction Co., Ltd. (construction), Shizuoka-city government (building certification), K.K. Sun Architect Office (building design), Y.K. Tsukioka Akira Kouzou Kenkyujo (structure calculation) and other related persons are responsible for this matter, and therefore filed a lawsuit against the said four entities as of December 25, 2007, at Shizuoka District Court, in order to claim for damages incurred by the Company, and this matter is still under dispute; provided, however, that considering the possibility that some of the related persons may not be able to bear indemnification liability, the Company recognized JPY 129 million, which is the amount the Company may need to bear, as extraordinary loss for its 61st term (from April 1, 2007 to March 31, 2008).

There is no major change to the status during this consolidated fiscal year.

7.	The Company Group has executed commitment loan agreements with its three banks to stably acquire finance and for JPY 9billion among such loan, which set out negative financial covenants as set out below. In the event the Company falls under any of the following, the Company will be obligated to make a lump sum repayment to the relevant lender bank.

(1)	The net asset amount in the consolidated balance sheet at the end of each consolidated fiscal year becomes below 70% of the net asset amount in the consolidated balance sheet at the end of the settlement period at the end of March 2007.

(2)	The operating profit and loss in the statement of income for each consolidated fiscal year becomes an operating loss.

Further there are negative financial covenants provided in the syndicated loan agreements newly executed for an amount of JPY 9 billion. The contents of the covenants are as follows:

(1)	The Company must keep the amount of net assets in the consolidated balance sheet as of the settlement period ending in March 2010 and at the end of each settlement periods thereafter, so that such amount is kept at 70% or higher of the net asset amount of the Company’s consolidated balance sheet as of the settlement period ending in March 2009.

(2)	The Company must not recognize any operating losses in its consolidated statement of income as of the settlement period ending in March 2010 and at the end of each settlement periods thereafter.

(Notes Regarding Consolidated Statement of Income)

1.	Year end inventory is the amount after decline in book value in accordance with a decline in the profitability.

The following valuation loss of inventory is included in the cost of sales: JPY 103 million

2.	Impairment loss

The Company Group recognized impairment losses in the following asset groups for this consolidated fiscal year.

Location	Use	Type
Mishima-shi, Shizuoka Prefecture	Facility for wedding and other events	Building and land

Shizuoka-shi, Shizuoka Prefecture	Facility for funerals	Building

Fuji-shi, Shizuoka Prefecture	Facility for valve business	Land

Atsugi-shi, Kanagawa Prefecture	Facility for liquefied petroleum gas distribution	Building, furniture and fixtures

Mito-shi, Ibaraki Prefecture	Facility for telecommunication business (retail premises)	Building, furniture and fixtures

The Company Group recognizes impairment loss through groups of assets divided by their business units which enables reasonable management of profit and loss.

During this consolidated fiscal year, book values of following facilities were decreased to the recoverable amount and the relevant decreased amount was recognized as extraordinary loss: (i) facility for wedding and other events and facility for valve business which the profitability decreased, (ii) facility for funerals which was decided to be abolished, (iii) facility for liquefied petroleum gas distribution which integrated its business, and (iv) facility for telecommunication business (retail premises) which was closed,.

Break down of impairment loss (Unit: JPY million)

Use	Building and structures	Land	Others	Total
Facility for wedding and other events	164	11	—	175
Facility for funerals	19	—	—	19

Facility for valve business	—	161	—	161
Facility for liquefied petroleum gas distribution	8	—	—	8
Facility for telecommunication business (retail premises)	5	—	2	8
Total	197	172	2	373

The recoverable amount of the relevant assets is recognized by the net selling amount, and material assets are recognized by the real estate appraisal amount.

(Notes Regarding Consolidated Statement of Changes in Shareholders’ Equity)

1.	Matters regarding total number of outstanding shares

Outstanding shares	Number of shares at the end of the immediately preceding consolidated fiscal year	Increase in the number of shares during this consolidated fiscal year	Decrease in the number of shares during this consolidated fiscal year	Number of shares at the end of this consolidated fiscal year
Common stock (thousand shares)	75,750	—	—	75,750

2.	Matters regarding dividends

(1)	Dividend payment amount

	Class of shares	Total amount of dividends	Dividend per share	Record date	Effective date
Resolved at the ordinary meeting of shareholders held on June 26, 2009	Common stock	JPY 284 million	JPY 4.00	March 31, 2009	June 29, 2009
Resolved at the meeting of the board of directors held on October 30, 2009	Common stock	JPY 283 million	JPY 4.00	September 30, 2009	November 30, 2009

(2)	Dividends with record dates in this consolidated fiscal year and effective dates in the following fiscal year

	Class of shares	Dividend Resource	Total amount of dividends	Dividend per share	Record date	Effective date
Resolved at the ordinary meeting of shareholders held on June 29,	Common stock	Retained earnings	JPY 282 million	JPY 4.00	March 31, 2010	June 30, 2010

2010

(3)	Matters regarding share options, etc.

	Class of shares subject to the share options	Number of shares subject to the share options
June 27, 2003	Common stock	576,000 shares
June 29, 2004	Common stock	990,000 shares
June 26, 2009	Common stock	2,100,500 shares
July 31, 2009	Common stock	247,000 shares

(Notes Regarding Financial Instruments)

1.	Matters regarding status of financial instruments

(1)	Action policy for financial instruments

The Company Group acquires necessary financings (mainly in the form of bank loans and issuance of corporate bonds) in light of the capital investment plans, and our short-term working capital is accommodated by bank loans. Temporary excess funds are managed in low-risk financial assets and also provided as loans to business partners. Derivatives are utilized to reduce risks as mentioned below, and it is our policy not to conduct any speculative transactions.

(2)	Details and risks of financial instruments

Notes receivables and accounts receivables, which are operating receivables, are exposed to clients’ credit risks. In addition, operating receivables denominated in foreign currencies which accrue from transactions with overseas conducted by the Company’s YONEKI Valve Division are exposed to risks related to exchange rate fluctuations.

Uncollected balance denominated in foreign currencies related to derivative transactions are exposed to risks of exchange rate fluctuations, however, such risks are hedged by exchange contract transactions.

Securities and investment securities are mainly shares of business partners, and are exposed to risks related to market value fluctuations.

Loans to business counterparties, etc., are exposed to the borrowers’ credit risks.

Notes payables and accounts payables, which are operating liabilities, are all payable within one year and settled mostly within one month. In addition, some of them are denominated in foreign currencies in conjunction with importing raw materials and the like and are exposed to risks related to exchange rate fluctuations, however, they are constantly within the scope of outstanding accounts receivable denominated in the same foreign currency.

Lease obligations regarding loans payable, corporate bonds payable and finance lease transactions are mainly for the purpose of financing for funds necessary for capital investment and the redemption date is after the fiscal closing date and ten years at the maximum. Although some of them have variable-rate interest and are exposed to risks related to interest rate fluctuations, such risks are hedged by the use of interest rate swap transactions. Loans payable and corporate bonds payable denominated in foreign currency are exposed to risks of exchange rate fluctuations, however, such risks are hedged by exchange contract transactions and interest rate and currency swap transactions.

Derivative transactions are: (i) exchange contract transactions to hedge risks related to exchange rate fluctuations regarding receivables and loans payable denominated in foreign currencies, and future purchase price of liquefied petroleum gas which is the Company’s main product, (ii) interest rate currency swap transactions to hedge exchange and interest rate fluctuation risks regarding corporate bonds payable denominated in foreign currencies, (iii) interest rate swap transactions to hedge risks related to fluctuation of interests to be paid in relation to loans payable, (iv) stock price index futures transactions to hedge market value fluctuation risks of securities and (v) commodity swap transactions to hedge purchase price fluctuation risks of future purchase price of liquefied petroleum gas.

Please refer to “Material hedge accounting methods” of “Matters regarding accounting treatment standards” above for the method, subject, policy, and the valuation method of the effectiveness, etc., of hedges regarding the hedge accounting.

(3)	Risk management system for financial instruments

a.	Management of credit risks (risks related to defaults, etc. by business partners)

In accordance with the credit management rules, the Company periodically monitors through its Business Management Division of each business unit the status of the major business partners, manages due dates and outstanding balances for the respective business partners, and promptly identifies and lessens concerns for collections due to deterioration of financial condition, etc. Consolidated subsidiaries also manage in a similar way based on the Company’s credit management rules.

With regards to the utilization of derivative transactions, we limit the counterparties only to financial institutions with high ratings in order to lower the counterparty risks.

The maximum credit risk amount for the current term as of the consolidated settlement date is shown in the balance sheet amount for financial assets exposed to credit risks.

b.	Management of market risks (risks related to fluctuations of exchange rates, interest rates, etc.)

Depending on the status of the exchange rates, the Company uses forward exchange contracts, for a maximum term of one year, for debts and payables denominated in foreign currencies estimated to definitely accrue by the scheduled transactions for export or import. The Company and some of the consolidated subsidiaries use interest rate swap transactions to lower the interest rate fluctuation risks for payment of interest related to loans payable and corporate bonds payable. For securities and investment securities, market values, issuers’ (business partners) financial conditions, etc. are identified periodically and status of ownership is continuously reviewed by taking into account the relationship with business partners. In addition, the stock price index futures transactions are also used to lower the price fluctuation risks.

For derivative transactions, the finance division manages and conducts such transactions, and reports to the accounting division each time, pursuant to the fund management operation rules which stipulate transaction authorities and the internal resolutions for the amount limit, etc. Monthly trading performances are reported to the officers responsible for the finance division and the representative director. The Company’s consolidated subsidiaries also manage its derivative transactions based on the fund management operation rules of the Company.

c.	Management of risks related to liquidity pertaining to financing (risks of not being able to make payments when due)

The Company manages liquidity-related risks by having the finance division prepare monthly financing plans, updating regularly, and the Company’s consolidated subsidiaries also manage such risks in a similar way.

(4)	Supplementary explanation on matters regarding market values, etc. of financial instruments

The market value of a financial instrument includes the value based on the market price and, if there is no market price, the value that has been reasonably calculated. As factors that contribute to fluctuations are taken into account in the calculation of the value, the value may fluctuate depending on the adoption of different conditions precedent, etc.

2.	Matters concerning market values, etc. of financial instruments

The amounts recorded in the consolidated balance sheet as of March 31, 2010, market values and differences between the foregoing are as stated below. Those with respect to which identifying market values is extremely difficult are not included in the following table (please see (Note 2)).

(Unit: JPY million)

		Amount recorded in the consolidated balance sheet	Market value	Difference	Remarks
(1)	Cash and deposits	11,084	11,084	—

(2)	Notes receivable and accounts receivable Allowance for doubtful accounts	20,298 Δ273

		20,024	20,024	—

(3)	Securities and investment securities	4,767	4,767	—

(4)	Accounts receivable-other Allowance for doubtful accounts	5,532 Δ49

		5,483	5,483	—

(5)	Short-term loans receivable Allowance for doubtful accounts	2,052 Δ65

		1,986	1,986	—

(6)	Long-term loans receivable Allowance for doubtful accounts	1,342 Δ108

		1,233	1,233	—

	Total Assets	44,580	44,580	—

(1)	Notes payable and accounts payable	11,193	11,193	—

(2)	Short-term loans payable	34,290	34,290	—

(3)	Income taxes payable and consumption taxes payable	2,251	2,251	—

(4)	Deposits received	4,654	4,654	—

(5)	Corporate bonds payable (including those payable within 1 year)	9,004	9,051	47
(6)	Long-term loans payable (including those to be repaid within 1 year)	84,393	84,565	171
(7)	Lease obligations	8,056	8,083	26
	Total Liabilities	153,845	154,089	244
Derivative Transactions
	(i) Derivative Transactions which hedge accounting is not applied	0	0	—
	(ii) Derivative Transactions which hedge accounting is applied	—	—	—
Total Derivative Transactions		0	0	—

(Note 1)	Matters regarding methods to calculate market values of financial instruments, and matters regarding securities and derivative transactions

Assets

(1)	Cash and deposits

Book values are stated for these items, because these items are settled in short time period and thus their market values are close to book value.

(2)	Notes receivable and accounts receivable, and (4) Accounts receivable-other

Because market value is close to book value as these assets are settled in a short period of time, the market value is the amount equal to amount obtained by deducting allowance for doubtful accounts from the consolidated balance sheet value as of the consolidated settlement date.

(3)	Securities and investment securities

The market values of securities are based on the prices indicated at the stock exchange.

Matters regarding the securities categorized in accordance with their respective holding purpose are as follows.

a.	Securities held for trading

(Unit: JPY million)

Amount recorded in the consolidated balance sheet	Valuation difference included in profits and loss of this consolidated fiscal year
1,183	174
b.	Other securities

(Unit: JPY million)

	Type	Acquisition Value	Amount recorded in the consolidated balance sheet	Difference
Assets which acquisition value exceed the amount recorded in the consolidated balance sheet	(1) Shares (2) Others	500 13	813 16	312 2
	Subtotal	514	829	315
Assets which acquisition value do not exceed the amount recorded in the consolidated balance sheet	(1) Shares (2) Others	3,102 50	2,704 49	Δ397 0
	Subtotal	3,152	2,753	Δ398
Total		3,666	3,583	Δ82

(5)	Short-term loans receivable and (6) Long-term loans receivable

Because the estimated amount for doubtful accounts are calculated based on the estimated collectible amount from securities and guarantees, the market value is close to the amount equal to the amount obtained by deducting allowance for doubtful accounts from the consolidated balance sheet value as of the consolidated settlement date, such relevant value is stated as the market value.

Liabilities

(1) Notes payable and accounts payable, (3) Income taxes payable and consumption taxes payable and (4) Deposits received

Because market value is close to book value as they are settled in a short period of time, such relevant book value is stated.

(5) Corporate bonds payable (including corporate bonds payable to be redeemed within 1 year)

The amount to be redeemed is calculated by the present value which is obtained by discounting similar corporate bonds payable by the expected interest rate when a corporate bond is newly issued. Because the difference in values of corporate bonds payable denominated in foreign currencies are allocated under the interest rate currency swap transactions, corporate bonds payable denominated in foreign currencies are calculated by the present value which is obtained by discounting the amount to be redeemed handled together with the relevant interest rate currency swap by the expected interest rate when a similar corporate bond is newly issued.

(2) Short-term loans payable, (6) Long-term loans payable (including long-term loans payable within 1 year) and (7) Lease obligations

These market values are calculated by the present value which is obtained by discounting the total amount of principal and interest by the interest rate expected when a similar new loan is made or similar lease transaction is conducted. Out of the long-term loans with fluctuating interest rates, those qualifying for the exceptional treatment of interest rate swap are calculated by discounting the total amount of principal and interest handled together with the relevant interest rate swap by the interest rate expected when a similar new loan is made. Because the difference in loans payable denominated in foreign currencies are allocated under the exchange contracts, loans payable denominated in foreign currencies are calculated by the present value which is obtained by discounting the total amount of principal and interest handled together with the relevant exchange contract by the expected interest rate when a similar loan is newly conducted.

Derivative transactions

a.	Derivative Transactions which hedge accounting is not applied

Interest rates: Market value is the price presented by primary financial institutions.

b.	Derivative Transactions which hedge accounting is applied

The market value of those subject to interest rate swap, interest rate currency swap and exchange contracts are handled together with the loans payable and corporate bonds payable, and therefore the market value of such transactions are included in the market value of the relevant loans payable and corporate bonds payable.

(Note 2) Financial instruments of which the identification of market values is extremely difficult

(Unit: JPY million)

Classification	Amounts stated in the consolidated balance sheet

Unlisted shares	167

Affiliates’ shares	181

With respect to the above, because market prices are not available and identification of market values is found to be extremely difficult, they are not included in “(3) Securities and investment securities.”

(Additional Information)

From this consolidated fiscal year, the “Accounting Standard for Financial Instruments” (Corporate Accounting Standard No. 10, March 10, 2008) and the “Application Policy for Disclosure of Market Value of Financial Instruments, etc.” (Application Policy for the Corporate Accounting Standards No. 19, March 10, 2008) are applied.

(Notes Regarding Leased Real Estates, etc.)

Matters regarding the status and market value of the leased real estates, etc.

1.	Outline of the leased real estates, etc.

The Company Group owns leased real estates, etc. (including land), in Shizuoka-shi and other areas.

2.	The amounts stated in the consolidated balance sheet and the main changes in this consolidated fiscal year regarding leased real estates, etc., and the market value as of the settlement date and the calculation method for the relevant valuation

(Unit: JPY million)

Amount stated in the consolidated balance sheet			Market value as of the consolidated settlement date	Remarks
Balance at the end of previous consolidated fiscal year	Increase and decrease amount in this term	Balance at the end of this consolidated fiscal year
5,270	5,171	10,441	9,665

(Note 1)	The amount stated in the consolidated balance sheet is the amount equal to the amount deducting acquisition price from the amount of accumulated depreciation.

(Note 2)	Out of the increase and decrease amount in this term, the main increased amount was the acquisition of the lease real property “Aoi Tower” located at Shizuoka-shi, which was JPY 5,323 million.

(Note 3)	The market value as of the end of this consolidated fiscal year with regard to the main real estates were based on a amount stated in the real estate appraisal valuation report issued by an external real estate appraiser and others were based on amounts reasonably adjusted by the average value of land, etc.

(Additional Information)

From this consolidated fiscal year, the “Accounting Standard for Disclosure of Market Value of Leased Real Estates, etc.” (Corporate Accounting Standard No. 20, November 28, 2008) and the “Application Policy for the Accounting Standard for Disclosure of Market Value of Leased Real Estates, etc.” (Application Policy for the Corporate Accounting Standards No. 23, November 28, 2008) are applied.

(Notes Regarding Information Per-Share)

1. Net assets per share	JPY	195.39
2. Net income per share for this term	JPY	43.45

(Notes Regarding Allowance for Retirement Benefits)

1.	Outline of the retirement benefit allowance system

The Company Group has established a qualified retirement pension system and a retirement lump-sum grant plan as a defined benefit type system. Since the 19th fiscal year, the Company has been applying the qualified retirement pension system to 100% of the existing retirement allowance system. The Company has jointly subscribed for the qualified retirement pension system with two of its subsidiaries.

2.	Matters regarding retirement benefit liabilities (as of March 31, 2010)

a. Retirement benefit liabilities	ΔJPY	14,857 million
b. Pension assets	JPY	11,613 million

c. Non-reserved retirement benefit liabilities (a+b)	ΔJPY	3,243 million
d. Un-processed amounts of differences accrued upon the change of accounting standards		—
e. Unrecognized actuarial differences	JPY	2,336 million
f. Net amount under the consolidated balance sheet (c + d + e)	JPY	Δ 907 million
g. Prepaid pension costs	JPY	28 million

h. Allowance for retirement benefits (f - g)	JPY	Δ 935 million

3.	Matters regarding allowance for retirement benefit expenses

(from April 1, 2009 through March 31, 2010)

a. Service expenses	JPY	870 million
b. Interest expenses	JPY	337 million

c. Expected investment return	JPY	Δ221 million
d. Amount of actuarial differences treated as expenses	JPY	364 million
e. Amount of differences accrued upon the change of accounting standards treated as expenses	JPY	187 million

f. Retirement benefit expenses	JPY	1538 million

4.	Matters regarding basis of calculation of allowance for retirement benefits

a. Inter-period allocation method of estimated retirement benefits	Straight-line attribution
b. Discount rate	2.5%
c. Expected investment return ratio	2.5%

5.	In addition to the retirement pension system mentioned above, the Company Group adopts a number of joint-establishment type employees pension fund plan. The joint-establishment type employees pension fund system is a system which falls under paragraph 33 of the Practical Guidelines for Retirement Benefit Accounting.

The following are the matters regarding the multiple employer system under which the required contribution amount is amortized:

     a.   Matters regarding accumulation status of the whole system

	Shizuoka Prefecture Oil Employees Pension Fund	Others
Amount of pension assets	21,330	123,785 (JPY million)
Amount of benefit liability under the pension financing calculation Net amount	27,473	138,538

	Δ6,142	Δ14,752

     b.   Contribution ratio of the Company Group out of the entire system

     (from April 1, 2009 through March 31, 2010)

Shizuoka Prefecture Oil Employees Pension Fund	Others
56.1%	1.4%

     c.   Supplementary explanation

     The ratio mentioned in b above does not match the actual rate borne by the Company Group.

(Notes Regarding Material Subsequent Events)

Change in the purpose of holding securities

The securities held for trading at the end of this consolidated fiscal year (March 31, 2010) was JPY 1,183 million; however, upon the abolishment of the trading division through the reorganization in the following consolidated fiscal year, such securities are no longer held for trading. Therefore, all “securities” are transferred to be recorded as “investment securities” (other securities) as of

April 1, 2010.

Non-Consolidated Balance Sheet

(As of March 31, 2010)

(Unit: JPY million)

ASSETS
Current assets	37,810
Cash and deposits	6,925
Notes receivable	1,029
Accounts receivable	13,124
Securities	1,183
Merchandise and finished goods	5,957
Work in progress	1,386
Raw materials and supplies	62
Advance payments	437
Prepaid expenses	148
Deferred tax assets	491
Short-term loans receivable	2,346
Other accounts receivables	4,548
Other	540
Allowance for doubtful accounts	Δ372
Fixed assets	90,201
Tangible fixed assets	57,473
Buildings	15,490
Structures	3,098
Machinery equipments	13,312
Vehicles	5
Tools, furniture and fixtures	1,220
Land	20,335
Lease assets	3,895
Construction in progress	115
Intangible fixed assets	6,500
Goodwill	5,716
Lease assets	517
Other	266
Investments and other assets	26,227
Investment securities	3,040
Shares in affiliates	13,178
Long-term loans receivable	1,252
Long-term prepaid expenses	109
Long-term guarantee deposits	3,489
Deferred tax assets	3,494
Other	2,014
Allowance for doubtful accounts	Δ350

LIABILITIES
Current liabilities	58,189
Notes payable	1,980
Accounts payable	5,895
Short-tem loans payable	15,608
Long-term loans payable within one (1) year	18,903
Corporate bonds payable within one (1) year	5,324
Lease obligations	839
Other accounts payable	1,726
Accrued expenses	620
Accrued income taxes	154
Accrued consumption taxes	16
Advances received	539
Deposits received	4,904
Allowance for bonuses to employees	648
Other	1,027
Fixed liabilities	52,264
Corporate bonds payable	3,680
Long-term loans payable	39,452
Lease obligations	4,137
Long-term other accounts payable	1,600
Allowance for retirement benefits to officers	769
Allowance for retirement benefits	501
Long-term guarantee deposited	2,116
Other	7

TOTAL LIABILITIES	110,454

NET ASSETS
Shareholders’ equity	17,549
Capital	14,004
Capital surplus	4,786
Capital reserve	56
Other capital surplus	4,729
Retained earnings	1,458
Other retained earnings	1,458
Deferred retained earnings	1,458
Treasury stock	Δ2,700
Valuation and conversion adjustments	Δ24
Other securities valuation adjustments	Δ24
Share options	100

Deferred assets	68
Bond issuance cost	68

TOTAL ASSETS	128,079

TOTAL NET ASSETS	17,625

TOTAL LIABILITIES AND NET ASSETS	128,079

Non-Consolidated Statement of Income

(From April 1, 2009 to March 31, 2010)

(Unit: JPY million)

Item	Amount
Net sales		107,575
Cost of sales		65,667

Gross profit		41,908
Selling, general and administrative expenses		37,812

Operating income		4,095
Non-operating income
Interest income	117
Dividends income	799
Gain on future transactions	2,072
Gain on valuation of securities	174
Other	641	3,804

Non-operating expenses
Interest expenses	1,511
Loss on sales of securities	146
Other	217	1,875

Ordinary income		6,024
Extraordinary income
Income from sale of fixed assets	2
Income from sale of investment securities	21	24

Extraordinary loss
Loss on sales of fixed assets	115
Loss on retirement of fixed assets	874
Impairment loss	870
Loss on sales of investment securities	307
Loss on valuation of shares of affiliates	247
Loss on valuation of investment securities	156
Loss on liquidation of affiliates	56
Other	35	2,662

Net income before taxes and other adjustments		3,386
Income, resident, and enterprise taxes	63
Income taxes, etc. adjustments	1,864	1,927

Net income		1,458

Non-Consolidated Statement of Changes in Shareholders’ Equity

(From April 1, 2009 to March 31, 2010)

(Unit: JPY million)

	Shareholders’ equity						Valuation and conversion adjustments, etc.
	Capital	Capital surplus		Retained earnings	Treasury stock	Total shareholders’ equity	Other securities valuation adjustments	Total valuation and conversion adjustments
		Capital reserve	Other capital surplus	Other retained earnings
				Deferred retained earnings					Share options	Total net assets
Balance as of March 31, 2009	14,004	—	8,511	Δ3,157	Δ2,434	16,924	Δ331	Δ331	—	16,592
Changes in the business year
Dividends from retained earnings			Δ567			Δ567				Δ567
Deficit disposition from reversal of capital surplus			Δ3,157	3,157		—				—
Provision of capital reserve		56	Δ56			—				—
Net income				1,458		1,458				1,458
Acquisition of treasury stock					Δ266	Δ266				Δ266
Disposition of treasury stock			0		0	0				0
Net change in non- shareholders’ equity items for the business year							307	307	100	408
Total change for the business year	—	56	Δ3,782	4,615	Δ265	625	307	307	100	1,033
Balance as of March 31, 2010	14,004	56	4,729	1,458	Δ2,700	17,549	Δ24	Δ24	100	17,625

Notes to Non-Consolidated Financial Statements

(Material Accounting Policies)

1.	Standards and methods of valuation of assets

(1)	Securities

	a.	Securities held for trading	Market value method (The cost of securities sold is calculated with the moving average method.)

	b.	Subsidiaries’ shares and affiliate’s shares	Cost basis determined by the moving average method

	c.	Other securities

		Securities with market value	Market value method based on the market price, etc. as of the final day of the accounting period. (The valuation differences are directly charged or credited in full to the net assets, and the cost of securities sold is calculated with the moving average method.)

		Securities without market value	Cost basis determined by the moving average method.

(2)	Derivatives		Market value method

(3)	Inventories

The cost method based on the first-in, first-out method is used; provided, however, for real estate for sale and construction in progress, the specific identification method is used.

The balance sheet value is calculated in a method whereby the book value declines with a decline in profitability.

2.	Methods for depreciating fixed assets

(1)	Tangible fixed assets (excluding lease assets)

The constant percentage method is used; provided, however, the straight-line method is used for tangible fixed assets with leasing as its main purpose (including TOKAI Building), buildings acquired on or after April 1, 1998 (excluding ancillary facilities), and telecommunication related facilities.

(2)	Intangible fixed assets (excluding lease assets)

The straight-line method is used.

(3)	Long-term prepaid expenses

The straight-line method is used.

(4)	Lease assets

Lease assets for financing and leasing transactions other than those in which ownership is deemed to transfer to the lessee:

Depreciated by the straight-line method with zero residual value over the lease term.

For financing and leasing transactions other than those in which ownership is deemed to transfer to the lessee originating on or before March 31, 2008, accounting treatment similar to accounting methods applied to ordinary lease transactions are applied.

3.	Standards for recognition of allowances

(1)	Allowance for doubtful accounts

In order to cover possible losses incurred by accounts receivables and loans receivables, etc., the estimated amount of uncollectible account is recognized (i) for general claims taking into consideration the historical ratio of bad debts; and (ii) for specific claims such as those with concerns of being uncollectible, taking into consideration the each possibility of collectivity.

(2)	Allowance for bonuses to employees

In preparation for the payment of bonus to employees, an allowance for the estimated amount to be paid corresponding to this business year is recognized.

(3)	Allowance for retirement benefits to officers, etc.

In preparation for the payment of retirement benefits for officers, etc., the Company has recognized the estimated amount that would be payable at the end of this business year determined in accordance with the directors, etc. retirement benefits rules and the corporate auditors retirement benefit rules (internal rules).

(4)	Allowance for retirement benefits

In preparation for the payment of employee retirement benefits, an allowance for the estimated retirement benefit debts and pension assets corresponding to this business year is recognized.

Discrepancies at the change of accounting standards are treated as cost in pro rata amounts over ten years.

Actuarial calculation discrepancies are treated as cost in pro rata amounts based on straight-line method over a period of the employees’ average remaining years of service (thirteen to fifteen years) at the time of accrual of each business year, starting from the business year following the respective business year of occurrence.

(Change of accounting policies)

Starting from this business year, the “Partial Amendments to Accounting Standard for Retirement Benefits (Part3)” (Corporate Accounting Standard No. 19 of July 31, 2008) is applied.

This has no impact on the operating income, ordinary income and the current net profit before the adjustment of tax.

4.	Standard for recognition of net sales and cost of completed construction contracts

(1)	Construction with definite accomplishment for those that are in progress conducted by the end of this business year:

Percentage of completion method (the initial cost proportionate method is used for the estimate for the progress rate)

(2)	Other construction:

Completion basis

(Change of accounting policies)

Starting from this business year, the “Accounting Standard for Construction Contracts”

(Corporate Accounting Standard No. 15 of December 27, 2007) and the “Guideline for Appliance of Accounting Standard for Construction Contracts” (Guideline for Appliance of Corporate Accounting Standard No. 18 of December 27, 2007) are applied.

These are applied to material construction contracts undertaken from this business year.

As a result, net sales for this business year increased by JPY 382 million, and operating income, ordinary income and the current net profit before the adjustment of tax each increased by JPY 67 million, compared to applying the former method.

5.	Accounting treatment for consumption taxes, etc.

The tax exclusion method is applied.

6.	Hedge accounting

(1)	Method of hedge accounting

In general the deferred hedge method is applied; provided, however, exceptional treatment is applied for those which qualify for such exceptional treatment. The Company allocated differences in the values of monetary receivables and payables in foreign currencies with exchange contracts and interest rate currency swap.

(2)	Means and subject of the hedge

(Means of the hedge)

Interest rate swap, cap on interest rate, interest rate currency swap and exchange contracts

(Subject of the hedge)

Loans payable and corporate bonds payable

(3)	Hedge policies

The risks of fluctuations of the exchange rate and the interest rate pertaining to the subjects of the hedge are hedged to a certain level, in accordance with the risk management internal rules in the Company’s Fund Management Operation Rules

(4)	Means of valuation of effectiveness of the hedge

The effectiveness of the hedge is valuated by comparing the accumulated total of the fluctuations in cash flow of (i) the subject of the hedge and (ii) the means of the hedge, and also based on the variable amounts, etc. of such fluctuations. Where the hedge qualifies for exceptional treatment or difference in hedging instruments are allocated, however, the valuation of effectiveness is omitted.

(Change in Indication Method)

(Non-Consolidated Balance Sheet)

From this business year the “Guarantee assets” of the current assets are indicated as “Other” because “Guarantee assets” became less important.

“Other” of current assets includes this business year’s “Guarantee assets” of JPY 2 million.

(Notes Regarding Non-Consolidated Balance Sheet)

1.	Collateralized assets and liabilities secured by collaterals

Collateralized assets Securities	JPY	106 million

Tangible fixed assets	JPY	25,877 million
Investment securities	JPY	1,925 million
Shares in affiliates	JPY	1,666 million

Total	JPY	29,576 million
Liabilities secured by collaterals
Long-term loans payable	JPY	18,720 million
(including long-term loans payable within one year)
2. Accumulated amount of depreciation of tangible fixed assets	JPY	42,450 million

3. Contingent obligation

(1) Guarantee obligation

Loan liabilities
Tokai Shipbuilding & Transportation Corporation	JPY	1,385 million
TOKAI CORPORAION Mutual Aid Society	JPY	1,328 million
Bouquet Tokai Inc.	JPY	927 million
TOKAI GAS CORPORATION	JPY	890 million

Total	JPY	4,530 million
Accrued liabilities
Others (2 companies)	JPY	272 million

(2)	The occurrence of insufficient earthquake-resistance strength in the condominium apartment building sold by the Company

On April 21, 2007, it was identified that the condominium apartment located at Shizuoka-shi sold by the Company in 2003 was below the earthquake-resistance strength standard of 1.0, stipulated under the Building Standards Act. As a result of the consideration of this matter, the Company agreed with the unit owners of the condominium apartment to buy back all rooms and to demolish the whole condominium apartment, and according to such agreement the Company bought back all rooms and demolished the same.

Although miscellaneous costs including costs to buy back and demolish the condominium apartment have accrued until now and are expected to continue to accrue in the future, the Company came to the conclusion that Sumitomo Mitsui Construction Co., Ltd. (construction), Shizuoka-shi (building certification), K.K. Sun Architect Office (building design), Y.K. Tsukioka Akira Kouzou Kenkyujo (structure calculation) and other related persons are responsible for this matter, and therefore filed a lawsuit against the said four entities as of December 25, 2007, at Shizuoka District Court, in order to claim for damages incurred by the Company, and this matter is still under dispute; provided, however, , that considering the possibility that some of the related persons may not be able to bear payment of the loss, the Company recognized JPY 129 million, which is the amount the Company may need to bear, as extraordinary loss for its 61st term (from April 1, 2007 to March 31, 2008).

There is no major change to the status during this business year.

4. Short-term monetary claims to affiliates	JPY	903 million
Short-term monetary liabilities to affiliates	JPY	1,343 million
Long-term monetary liabilities to affiliates	JPY	91 million

5. Out of the receivables (notes receivable and accounts receivable) sold due to securitization of receivables, JPY 2,633 million was retained.

6. There are assets bought by the Company by sale-and-installment-back transactions with ownership retained with the seller

Breakdown of book value	Machinery, equipment and vehicles	JPY	1,999 million
Corresponding obligation	Accounts payable	JPY	400 million
	Long-term accounts payable	JPY	1,600 million

7.	The Company has executed a commitment loan agreement with one bank in order to stably acquire finance, and for JPY 900 million among such loan which set out negative financial covenants as set out below. In the event the Company falls under any of the following, the Company will be obligated to make a lump sum repayment to the relevant lender bank.

(1)	The net asset amount in the consolidated balance sheet at the end of each consolidated fiscal year becomes below 70% of the net asset amount in the consolidated balance sheet at the end of the settlement period at the end of March 2007.

(2)	The operating profit and loss in the statement of income for each consolidated fiscal year becomes an operating loss.

Further there are negative financial covenants provided in the syndicated loan agreements newly executed for an amount of JPY 9 billion. The contents of the covenants are as follows:

(1)	The Company must keep the amount of net assets in the consolidated balance sheet as of the settlement period ending in March 2010 and at the end of each settlement periods thereafter, so that such amount is kept at 70% or higher of the net asset amount of the Company’s consolidated balance sheet as of the settlement period ending in March 2009.

(2)	The Company must not recognize any operating losses in its consolidated statement of income as of the settlement period ending in March 2010 and at the end of each settlement periods thereafter.

(Notes Regarding Non-Consolidated Statement of Income)

1.	Trading volume with affiliates

Operational trading volume
Net sales	JPY	2,808 million
Purchase amount	JPY	9,825 million
Trading volume other than operational trading volume	JPY	886 million

2.	The amount of the closing inventory volume is the amount after the book value devaluation in accordance with the decrease in the profitability, and the following valuation loss of inventory is included in the cost of sales.

JPY	103 million

3.	Impairment loss

The Company recognized impairment losses in the following asset groups for this business year.

Location	Use	Type
Numazu-shi, Shizuoka Prefecture	Real estate for rent	Building and land
Mishima-shi, Shizuoka Prefecture	Real estate for rent	Building and land
Fuji-shi, Shizuoka Prefecture	Facility for valve business	Land
Atsugi-shi, Kanagawa Prefecture	Facility for liquefied petroleum gas distribution	Building, furniture and fixtures
Mito-shi, Ibaraki Prefecture	Facility for telecommunication business (retail premises)	Building, furniture and fixtures

The Company recognizes impairment loss (i) by each estate for real estate for rent, and (ii) through groups of assets divided by their business units which enables reasonable management of profit and loss for other assets.

For this business year, (i) real estate for rent and facility for valve business which the profitability decreased, (ii) facility for liquefied petroleum gas distribution which integrated its business, and (iii) facility for telecommunication business (retail premises) which was closed, respective book value was decreased to the recoverable amount and the relevant decreased amount was recognized as extraordinary loss.

Break down of impairment loss (Unit: JPY million)

Use	Building	Land	Others	Total
Real estate for rent	294	235	—	530
Facility for valve business	—	323	—	323
Facility for liquefied petroleum gas distribution	8	—	—	8
Facility for telecommunication business (retail premises)	5	—	2	8
Total	308	559	2	870

The recoverable amount of the relevant assets is recognized by the net selling amount, and material assets are recognized by the real estate appraisal amount.

(Notes Regarding Non-Consolidated Statement of Changes in Shareholders’ Equity)

Matters regarding class and number of treasury shares

Class of shares	Number of shares at the end of the immediately preceding business year	Increase in the number of shares during this business year	Decrease in the number of shares during this business year	Number of shares at the end of this business year
Common stock (thousand shares)	4,556	572	1	5,127

(Note 1)	The increase in the number of treasury stocks is composed of (i) acquisition of 500,000 shares through resolution of the board of directors meeting and (ii) increase by 72,000 shares due to purchase of shares less than one unit.

(Note 2)	The decrease in the number of treasury stocks is due to sale of 1,000 shares as shares less than one unit.

(Notes Regarding Tax Effect Accounting)

Breakdown by the main cause regarding accrual of deferred tax assets and deferred tax liabilities

(Current)

Deferred tax assets
Allowance for bonuses to employees	JPY 257 million
Allowance for doubtful accounts	JPY 103 million
Other	JPY 192 million

Subtotal of deferred tax assets	JPY 553 million

Valuation allowance	JPYΔ61 million

Total deferred tax assets	JPY 491 million

(Fixed)

Deferred tax assets
Retained loss	JPY 1,984 million
Impairment loss	JPY 1,555 million
Loss on retirement of fixed assets	JPY 417 million
Allowance for retirement benefits to officers	JPY 305 million
Allowance for retirement benefits	JPY 198 million
Other	JPY 441 million

Subtotal of deferred tax assets	JPY 4,903 million
Valuation allowance	JPYΔ1,409 million

Total deferred tax assets	JPY 3,494 million

(Notes Regarding Lease Transactions)

Finance lease transactions other than those in which ownership is deemed to transfer to the lessee.

(1)	Equivalent acquisition price, accumulated depreciation amount and end of term balance of the lease property

(Unit: JPY million)

	Equivalent acquisition price	Equivalent accumulated depreciation amount	Equivalent end of term balance	Remarks
Building	619	514	105
Machinery equipment	14,348	8,891	5,456
Vehicles	843	564	279
Tools, furniture and fixtures	1,427	1,070	357
Software	1,135	699	435
Total	18,374	11,739	6,635

(2)	Equivalent end of term balance for unexpired lease payment

Within one year	JPY 1,963 million
Over one year	JPY 5,152 million

Total	JPY 7,116 million

(3)	Lease payment and equivalent amount for depreciation

Lease payment	JPY 2,728 million
Equivalent amount for depreciation	JPY 2,381 million
Equivalent amount for interest expenses	JPY 290 million

(4)	Calculation method of equivalent amount for depreciation

The straight-line method with zero residual value over the lease term.

(5)	Calculation method of equivalent amount for interest expenses

The difference in the total amount of lease payment and equivalent amount of acquisition price of lease property is the equivalent interest amount and for the method of allocation to each term the effective interest method is used.

(Notes Regarding Transactions with Related Parties)

There are no relevant matters.

(Notes Regarding Information Per-Share)

1. Net assets per share	JPY 248.15

2. Net income per share for this term	JPY 20.57

(Notes Regarding Material Subsequent Events)

Change in the purpose of holding securities

The securities held for trading at the end of this business year (March 31, 2010) was JPY 1,183 million; however, upon the abolishment of the trading division through the reorganization in the following business year, such securities are no-longer held for trading. Therefore, all “securities” are transferred to be recorded as “investment securities” (other securities) as of April 1, 2010.

Audit Report Pertaining to the Consolidated Financial Statements by Accounting Auditor

(COPY)

Audit Report of Independent Auditor

May 18, 2010

To the Board of Directors of TOKAI CORPORATION

Deloitte Touche Tohmatsu LLC

Masao Mukai (seal)

Certified Public Accountant

Designated Limited Liability Member

Managing Member

Shigemitsu Fukasawa (seal)

Certified Public Accountant

Designated Limited Liability Member

Managing Member

Our auditing firm has audited the consolidated financial statements of TOKAI CORPORATION (the “Company”), namely the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in shareholders’ equity, and the notes to the consolidated financial statements for the consolidated fiscal year from April 1, 2009 to March 31, 2010, in accordance with Article 444(4) of the Companies Act. Responsibility for preparation of these consolidated financial statements lies with the Company’s management and our firm’s responsibility is to express our opinions in regards to these consolidated financial statements from an independent standpoint.

Our firm conducted the audit in accordance with generally accepted auditing standards in Japan. Such auditing standards require that our firm obtain reasonable assurance that there are no material false representations in the consolidated financial statements. Our firm’s audit is conducted on a test basis and includes the examination of the overall representation of the consolidated financial statements including the examination of the accounting principles and the application methods thereof adopted by the management, and the evaluation of the estimate made by the management. Our firm has determined that, as a result of the audit, we have obtained a reasonable basis for giving our opinion.

Our firm confirms that the above-mentioned consolidated financial statements fairly represent, in all material respects, the status of assets and earnings of the corporate group comprised of the Company and its consolidated subsidiaries for the period which the consolidated financial statements covers, in conformity with generally accepted corporate accounting standards in Japan.

There are no interests between the Company and our accounting firm or managing member which should be disclosed under the provisions of the Certified Public Accountant Act.

Audit Report by Accounting Auditor (COPY)

Audit Report of Independent Auditors

May 18, 2010

To the Board of Directors of TOKAI CORPORATION

Deloitte Touche Tohmatsu LLC

Masao Mukai(seal)

Certified Public Accountant

Designated Limited Liability Member

Managing Member

Shigemitsu Fukasawa (seal)

Certified Public Accountant

Designated Limited Liability Member

Managing Member

Our auditing firm has audited the financial statements of TOKAI CORPORATION (the “Company”), namely the balance sheet, the statement of income, the statement of changes in shareholders’ equity, the notes to the non-consolidated financial statements, and the accompanying detailed statements for the 63rd business year starting from April 1, 2009 to March 31, 2010, in accordance with Article 436(2)(i) of the Companies Act. Responsibility for preparation of these financial statements and the accompanying detailed statements lies with the Company’s management and our firm’s responsibility is to express our opinions in regards to these financial statements and the accompanying detailed statements from an independent standpoint.

Our firm conducted the audit in accordance with generally accepted auditing standards in Japan. Such auditing standards require that our firm obtain reasonable assurance that there are no material false representations in the financial statements and the accompanying detailed statements. Our firm’s audit is conducted on a test basis and includes the examination of the overall representation of the financial statements and the accompanying detailed statements including the examination of the accounting principles and the application methods thereof adopted by the management, and the evaluation of the estimate made by the management. Our firm has determined that, as a result of the audit, we have obtained a reasonable basis for giving our opinion.

Our firm confirms that the above-mentioned financial statements and the accompanying detailed statements fairly represent, in all material respects, the status of assets and earnings for the period which the financial statements and the accompanying detailed statements cover, in conformity with generally accepted corporate accounting standards in Japan.

There are no interests between the Company and our accounting firm or managing member which should be disclosed under the provisions of the Certified Public Accountant Act.

Audit Report by the Board of Corporate Auditors (COPY)

Audit Report

Regarding the performance of duties of directors during the 63rd business year starting from April 1, 2009 to March 31, 2010, the board of corporate auditors have prepared this audit report upon deliberation based on the audit reports prepared by each corporate auditor and hereby report as follows:

1. Auditing methods adopted by corporate auditors and the board of corporate auditors and the details thereof

The board of corporate auditors established auditing policies, allocation of duties and other relevant matters, and received reports from each corporate auditor on the performance of the audit and the results thereof, as well as reports from the directors and the accounting auditor regarding the performance of their duties, and sought explanation as necessary.

In accordance with the standards on the corporate auditors’ auditing established by the board of corporate auditors, and the auditing policies, allocation of duties and other relevant matters, each corporate auditor communicated with the directors, the audit office and other employees, wherein endeavored to establish an environment for collecting information and auditing. Each corporate auditor also attended the meetings of the board of directors and other important meetings; received reports from the directors and employees on performance of their duties and sought explanations as necessary; inspected material approval documents and associated information; and examined the operations and status of assets at the head quarter and principal offices. In addition, we monitored and verified (i) the contents of the resolutions at the board of directors’ meetings regarding the implementation of system necessary to ensure that the performance of the duties by the directors has complied with the laws and regulations and the Articles of Incorporation, and other systems set forth in Article 100(1) and 100(3) of the Ordinance for Enforcement of the Companies Act which are required as systems necessary to ensure the properness of operations of a stock company, and (ii) the status of the system maintained in accordance with the above-mentioned resolutions (internal control system) . With regard to the financial reporting pertaining to the internal control, we received reports from the directors, etc. and Deloitte Touche Tohmatsu LLC on evaluations of such internal control and status of the audit, and sought explanations as necessary.. With regard to the subsidiaries, we communicated and exchanged information with directors and corporate auditors of the subsidiaries, and received business reports from the subsidiaries as necessary. Based on the above methods, we examined the business reports and the accompanying detailed statements for this business year.

Furthermore, we monitored and verified whether the accounting auditor maintained their independence and implemented appropriate audits, received reports from the accounting auditor on the performance of their duties and sought explanations as necessary. In addition, we received notice from the accounting auditor that the “System for Ensuring Duties are Performed Appropriately” (matters stipulated in each Item of Article 131 of the Company Accounting Regulations) is organized in accordance with the “Quality Management Standards relating to Auditing” (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations as necessary. Based on the above methods, we examined the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in shareholders’ equity and notes to non-consolidated financial statements) and the accompanying detailed statements for this business year, and consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity and notes to consolidated financial statements) for this business year.

2. Results of the audit

(1)    Results of the audit of the business report and other relevant documents

(i)     We confirm that the business report and the accompanying detailed statements correctly represent the conditions of the Company in accordance with the laws and regulations and the Articles of Incorporation.

(ii)    We found no material evidence of wrongful act or violation of laws and regulations nor the Articles of Incorporation with respect to the performance of duties by the directors.

(iii)  We confirm that the details of the resolution of the board of directors relating to the internal control system are proper. In addition, we found no matters on which to point out regarding performance of duties by the directors relating to the internal control system, including Internal Control Over Financial Reporting.

(2)    Results of the audit of non-consolidated financial statements and the accompanying detailed statements

We confirm that the methods and results of the audits conducted by accounting auditor of Deloitte Touche Tohmatsu LLC are proper.

(3)    Results of the audit of consolidated financial statements

We confirm that the methods and results of the audits conducted by accounting auditor of Deloitte Touche Tohmatsu LLC are proper.

May 28, 2010

Board of Corporate Auditors, TOKAI CORPORATION

Chiyuki Mori (seal), Full-time Corporate Auditor

Akira Seshimo (seal), Outside Corporate Auditor

Kenji Tateishi (seal), Outside Corporate Auditor

Koro Yuki (seal), Corporate Auditor

End